   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 21, 1997


                                                      REGISTRATION NO. 333-18539
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                           REGISTRATION STATEMENT ON
                                    FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          TOTAL CONTROL PRODUCTS, INC.
             (Exact name of Registrant as specified in its charter)

           Illinois                          3823                  36-3209178
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or             Classification Code)        Identification
        organization)                                               Number)

                           --------------------------

                            2001 North Janice Avenue
                          Melrose Park, Illinois 60160
                                 (708) 345-5500
    (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 Nicholas Gihl
                     President and Chief Executive Officer
                          Total Control Products, Inc.
                            2001 North Janice Avenue
                          Melrose Park, Illinois 60160
                              Tel: (708) 345-5500
                              Fax: (708) 345-5670
(Address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------

                                 WITH COPIES TO

       Michel J. Feldman, Esq.                    John A. Burgess, Esq.
           Arthur Don, Esq.                        Brent B. Siler, Esq.
          D'ANCONA & PFLAUM                           HALE AND DORR
       30 North LaSalle Street                       60 State Street
              Suite 2900                       Boston, Massachusetts 02109
       Chicago, Illinois 60602                     Tel: (617) 526-6000
          Tel:(312) 580-2000                       Fax: (617) 526-5000
         Fax: (312) 580-0923

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 21, 1997


                                2,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                  ------------


    Of the 2,750,000 shares of Common Stock offered hereby, 1,650,000 shares are being sold by Total Control Products, Inc. ("Total Control" or the "Company") and 1,100,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. Upon consummation of this offering, the directors, executive officers and principal shareholders of the Company and their family members collectively will beneficially own approximately 56.4% of the outstanding shares of Common Stock.


    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation and trading on the Nasdaq National Market under the symbol "TCPS."

    SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                PRICE            UNDERWRITING           PROCEEDS             PROCEEDS
                                                 TO              DISCOUNTS AND             TO               TO SELLING
                                               PUBLIC           COMMISSIONS (1)        COMPANY (2)         SHAREHOLDERS
Per Share..............................           $                    $                    $                    $
Total (3)..............................           $                    $                    $                    $


(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $700,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $       , $       and $       , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Adams, Harkness & Hill, Inc., Boston,
Massachusetts, on or about             , 1997.

Adams, Harkness & Hill, Inc.                           A.G. Edwards & Sons, Inc.

               The date of this Prospectus is             , 1997.

[Graphic omitted: Company logo and series of depictions of the Company's products, including software screen shots, packaging materials and pictures of Company products in use on factory machinery, all under the caption "Productivity Products and Tools for Manufacturing."]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATED TO THE PURCHASE OF COMMON STOCK OF THE COMPANY. SEE "RISK FACTORS."

                                  THE COMPANY


    Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. The Company's broad range of products are used to define, monitor and maintain the operation, sequencing and safety of industrial equipment and machinery on the factory floor. These products range from closed architecture programmable logic controller ("PLC") operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 200 sales locations. End-users of the Company's products, none of which individually account for a material portion of its overall sales, include Abbott Laboratories, The Boeing Company, The Coca-Cola Company, The Dow Chemical Company, Eastman Kodak Company, Ford Motor Company, General Motors Corporation, Nabisco, Inc. and USX Corporation.


    The market for control segment products has been dominated by large manufacturers selling proprietary products. These proprietary products have many inherent limitations including fixed, vendor-defined functionality, closed architectures and limited networking capabilities, all of which result in a high cost of ownership. The Company believes that a migration is occurring gradually in this marketplace towards open systems-based products. Open systems allow manufacturers to benefit from standard networking protocols, intuitive graphical user interfaces, enhanced application software functionality and the continued cost reductions and performance increases associated with standards-based products. Furthermore, the availability of a standardized, easy-to-support operating system, such as Windows NT, allows industrial automation products to be based upon an open architecture platform with widespread market acceptance.

    To serve the diverse needs of this marketplace, the Company offers a broad range of control segment products. The Company's principal product line, QuickPanel and similar products, has gained a leadership position in the operator interface market and accounted for over 62% of the Company's net sales in the nine months ending December 31, 1996. The Company believes that this product line delivers price/performance leadership and has allowed the Company to gain greater visibility and an enhanced reputation both with its independent distributors and with end-users. The Company is beginning to invest substantial resources in developing future generations of the QuickPanel product line aimed at giving it the functionality of an open standards, interoperable network computer.

    The Company believes that industrial automation products for the control segment are best marketed and sold through independent distributors. The Company seeks to establish and maintain relationships with the leading industrial automation distributors in each of the geographic areas in which it competes. The Company's strategy for growth includes expanding its network of distributors as well as continuing to develop products that, from price, performance and support perspectives, satisfy the selling requirements of its distributors.

    The industrial automation marketplace continues to be highly competitive and fragmented and the Company believes that opportunities exist to acquire companies, assets and product lines which will allow it to expand its product portfolio and to leverage its operating infrastructure and distributor network. In September 1996, the Company acquired a controlling interest in Taylor Industrial Software Inc. ("Taylor"), a developer of PC-control software, client/server program management software, graphical operator interface software and PLC configuration and support software (the "Taylor Transaction"). In January 1996, the Company acquired Cincinnati Dynacomp, Inc. ("Cincinnati"), a manufacturer of lower-end operator interface products (the "Cincinnati Transaction").

    The Company believes that its broad product line, its international network of independent distributors and its substantial base of end-users position it to become a leading worldwide provider of products in the control segment of the industrial automation market.

                                  THE OFFERING

Common Stock offered by:
  The Company..................................................  1,650,000 shares
  The Selling Shareholders.....................................  1,100,000 shares
Common Stock to be outstanding after the offering..............  7,653,576 shares(1)
Use of proceeds................................................  For repayment of certain indebtedness, including indebtedness owed to certain officers,
                                                                   directors and existing shareholders of the
                                                                   Company, and for working capital and general
                                                                   corporate purposes
Nasdaq National Market symbol..................................  TCPS

------------------

(1) Excludes 965,974 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 295,974 shares were subject to outstanding options as of January 31, 1997 at a weighted average exercise price of $2.85 per share and 297,850 shares will be subject to options to be granted immediately after the effectiveness of this offering at an exercise price equal to the initial public offering price per share in this offering, and 250,000 shares of Common Stock reserved for issuance under the Company's discount stock purchase plan. See "Management -- Stock Compensation Plans."


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                                        NINE MONTHS
                                                         YEAR ENDED MARCH 31,                       ENDED DECEMBER 31,
                                            ----------------------------------------------  -----------------------------------
                                                                               PRO FORMA                            PRO FORMA
                                                                              AS ADJUSTED                          AS ADJUSTED
                                              1994       1995       1996        1996(1)       1995       1996        1996(1)
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $  11,723  $  17,063  $  25,743    $  39,553    $  17,645  $  28,814    $  31,851
Cost of goods sold........................      6,304      9,689     15,370       21,718       10,588     15,199       15,510
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
Gross profit..............................      5,419      7,374     10,373       17,835        7,057     13,615       16,341
Operating expenses:
  Sales and marketing.....................      2,904      3,486      4,989        8,093        3,398      6,184        7,416
  Research and development................      1,188      1,517      1,952        4,245        1,367      2,591        3,275
  General and administrative..............      1,167      1,238      1,601        4,440          997      2,912        4,303
  Change in estimated useful life of
    software development costs............        466         --         --           --           --         --           --
  Charge for purchased research and
    development...........................         --         --         --           --           --      4,893           --
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
Income (loss) from operations.............       (306)     1,133      1,831        1,057        1,295     (2,965)       1,347
Interest (expense) and other income,
  net.....................................        (96)      (164)      (169)         (72)         (59)      (387)          48
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
Income (loss) before income taxes and
  minority interest.......................       (402)       969      1,662          985        1,236     (3,352)       1,395
Provision for (benefit from) income
  taxes...................................       (155)       247        665          548          494        599          696
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
Income (loss) before minority interest....       (247)       722        997          437          742     (3,951)         699
Minority interest in loss of subsidiary...         --         --         --          245           --      1,852          190
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
Net income (loss).........................       (247)       722        997          682          742     (2,099)         889
Accretion to redemption value of common
  stock...................................        (76)      (208)    (1,606)          --       (1,446)    (9,061)          --
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
Net income (loss) available to common
  shareholders............................  $    (323) $     514  $    (609)   $     682    $    (704) $ (11,160)   $     889
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
                                            ---------  ---------  ---------  -------------  ---------  ---------  -------------
Net income (loss) per share available to
  shareholders(2).........................  $   (0.07) $    0.09  $   (0.11)                $   (0.12) $   (1.97)
                                            ---------  ---------  ---------                 ---------  ---------
                                            ---------  ---------  ---------                 ---------  ---------
Weighted average number of common and
  common equivalent shares
  outstanding(2)..........................      4,343      5,972      5,633                     5,633      5,679
                                            ---------  ---------  ---------                 ---------  ---------
                                            ---------  ---------  ---------                 ---------  ---------
Pro forma net income (loss)(3)............                        $   1,006                            $  (2,093)
                                                                  ---------                            ---------
                                                                  ---------                            ---------
Pro forma net income (loss) per
  share(4)................................                        $    0.16                            $   (0.35)
                                                                  ---------                            ---------
                                                                  ---------                            ---------
Pro forma weighted average number of
  common and common equivalent shares
  outstanding(4)..........................                            6,107                                6,041
                                                                  ---------                            ---------
                                                                  ---------                            ---------
Pro forma as adjusted net income per
  share(5)................................                                     $    0.09                            $    0.11
                                                                             -------------                        -------------
                                                                             -------------                        -------------
Pro forma as adjusted weighted average
  number of common and common equivalent
  shares outstanding(5)...................                                         7,819                                7,797
                                                                             -------------                        -------------
                                                                             -------------                        -------------

                                                                                 DECEMBER 31, 1996
                                                                 -------------------------------------------------
                                                                                                    PRO FORMA AS
                                                                     ACTUAL        PRO FORMA(6)    ADJUSTED(6)(7)
                                                                 ---------------  ---------------  ---------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................     $     703        $     703        $     703
Working capital................................................         5,870            4,260           10,249
Total assets...................................................        31,480           31,480           31,215
Long-term debt, net of current maturities......................         9,414            7,414              292
Redeemable common stock........................................        17,272               --               --
Shareholders' equity (deficit).................................        (9,249)           8,413           21,524

------------------

(1) Gives effect to the following transactions as if they had occurred at the beginning of fiscal 1996, as further described in the introduction and Notes to the Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements included elsewhere in this Prospectus: (i) the Cincinnati Transaction and Taylor Transaction and the related purchase accounting effects; and (ii) the sale by the Company of 1,650,000 shares of Common Stock offered by it hereby, and the application of the estimated net proceeds thereof to repay certain indebtedness as described under "Use of Proceeds," and the elimination of the accretion to redemption value of common stock resulting from the Put Elimination. See "Pro Forma Combined" data in the Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements for pro forma information giving effect solely to the Cincinnati Transaction and Taylor Transaction and the related purchase accounting effects.

(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(3) Gives effect to the elimination of the accretion to redemption value of common stock resulting from the Put Elimination and the elimination of interest expense related to the Debenture Conversion.

(4) Computed based upon (i) the pro forma net income (loss) described in Note 3 above and (ii) the pro forma weighted average number of common and common equivalent shares outstanding computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(5) Pro forma as adjusted net income (loss) per share is computed based upon (i) the pro forma as adjusted net income (loss) available to common shareholders calculated as described in Note 1 above and (ii) the weighted average number of common and common equivalent shares outstanding, as further adjusted to reflect the following transactions as if they had occurred at the beginning of fiscal 1996: (a) the sale by the Company of 1,650,000 shares of Common Stock offered by it hereby and the application of the net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds" and (b) the issuance of Common Stock upon the Debenture Conversion.

(6) Gives effect to the Put Elimination, the Debenture Conversion, the PIK Issuance and the reclassification from long-term to short-term of a $2.0 million note payable, which becomes due 10 days after the closing of the offering.

(7) Adjusted to give effect to the sale by the Company of the 1,650,000 shares of Common Stock offered by it hereby and the application of the estimated net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds."
                         ------------------------------

    The Company was incorporated in Illinois in 1983. Since its incorporation, the Company has focused on designing, developing and marketing products for the control segment of the industrial automation industry, and has not been engaged in any other material lines of business. Unless the context otherwise requires, references in this Prospectus to "Total Control" and the "Company" refer to Total Control Products, Inc. and its subsidiaries. Unless the context otherwise indicates, references to the Company also include Taylor, a company of which 61.0% of the voting shares are owned by the Company. The Company's executive offices are located at 2001 North Janice Avenue, Melrose Park, Illinois, 60160, and its telephone number is 708-345-5500.
                            ------------------------

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) GIVES EFFECT TO A THREE-FOR-ONE STOCK SPLIT OF THE COMMON STOCK AND THE CLASS C EXCHANGEABLE SHARES OF TAYLOR (THE "TAYLOR EXCHANGEABLE SHARES") EFFECTED IN DECEMBER 1996;
(III) ASSUMES THE CONVERSION OF THE TAYLOR EXCHANGEABLE SHARES INTO AN AGGREGATE OF 767,112 SHARES OF THE COMMON STOCK OF THE COMPANY (THE "TAYLOR CONVERSION");
(IV) GIVES EFFECT TO THE ISSUANCE OF 27,999 SHARES OF COMMON STOCK REQUIRED TO BE ISSUED UPON REPAYMENT OF A $2.0 MILLION PROMISSORY NOTE THAT WILL BE PAID UPON THE CLOSING OF THIS OFFERING (THE "PIK ISSUANCE"); AND (V) GIVES EFFECT TO THE ISSUANCE OF 339,366 SHARES OF COMMON STOCK UPON CONVERSION OF A CONVERTIBLE DEBENTURE OF THE COMPANY THAT WILL OCCUR UPON THE CLOSING OF THIS OFFERING (THE "DEBENTURE CONVERSION"). CERTAIN PORTIONS OF THIS PROSPECTUS ALSO GIVE EFFECT TO THE AUTOMATIC TERMINATION UPON THE CLOSING OF THIS OFFERING OF THE RIGHTS OF CERTAIN SHAREHOLDERS TO REQUIRE THE COMPANY TO REPURCHASE THEIR SHARES OF COMMON STOCK OR TAYLOR EXCHANGEABLE SHARES (THE "PUT ELIMINATION"). SEE "USE OF PROCEEDS," "DESCRIPTION OF CAPITAL STOCK -- TAYLOR EXCHANGEABLE SHARES," AND "-- CONVERTIBLE SUBORDINATED DEBENTURE" AND NOTE 7 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

    QUARTERLY VARIATIONS IN OPERATING RESULTS. Results of the Company's operations have fluctuated from quarter to quarter in the past, and may fluctuate significantly in the future. Such fluctuations may result from a variety of factors, including the timing of new product introductions by the Company, its competitors or third parties, the loss of any of its significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, changes in product mix or capacity utilization, the timing of orders from major customers, personnel changes, production delays or inefficiencies, seasonality and other factors affecting sales and results of operations. Such quarterly fluctuations in results of operations may adversely affect the market price of the Common Stock. A substantial portion of the Company's sales for each quarter results from orders received in that quarter. Consequently, the Company is dependent upon obtaining orders for shipment in a particular quarter to achieve its sales objectives for that quarter. Furthermore, the Company has often recognized a substantial portion of its sales in the last month of a quarter, with sales frequently concentrated in the last weeks or days of a quarter. A substantial portion of the Company's operating expenses are primarily related to personnel, development of new products, marketing programs and facilities. The level of spending for such expenses cannot be adjusted quickly, and is based, in significant part, on the Company's expectations of future revenue. If actual revenue levels are below management's expectations, the Company's business, financial condition and results of operations may be materially adversely affected. The Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

    DEPENDENCE UPON DIGITAL ELECTRONICS CORPORATION. The Company is substantially dependent upon its relationship with Digital Electronics Corporation, a corporation located in Osaka, Japan ("Digital Electronics"), which is the Company's sole supplier of the flat panel displays that are the principal hardware component incorporated in the graphics-based operator interface products that represent the Company's best selling product line. For fiscal 1994, 1995 and 1996 and for the nine months ended December 31, 1996, sales from this product line accounted for 45.9%, 61.9%, 70.7% and 62.1%, respectively, of the Company's net sales. The Company has no contractual arrangement obligating Digital Electronics to continue to supply these components to the Company or setting prices for the purchase of these components. The inability of the Company to obtain this hardware platform from Digital Electronics, significant delays or shortages in production or significant price increases by Digital Electronics would have a material adverse effect on the Company. The Company currently has no identified alternative supplier for the products supplied by Digital Electronics. Although the Company has the exclusive right in North and South America to market and distribute all hardware products manufactured by Digital Electronics pursuant to the terms of a distribution agreement, which expires in April 2005, there can be no assurance that Digital Electronics will continue to manufacture such products. At any time, Digital Electronics could become a direct competitor of the Company outside of North and South America and, upon expiration of the distribution agreement in April 2005, Digital Electronics could become a direct competitor of the Company in North America and South America. The Company is also dependent on the ability of Digital Electronics to continue to develop its hardware technology to meet rapidly changing customer requirements and competing technologies. The Company is currently engaged in certain product development efforts with Digital Electronics which are important to the Company's future strategic position. The historic business relationship between the Company and Digital Electronics has been based to a significant extent on personal relationships between members of the management of the two companies and the previous dealings of the entities. If those relationships were to change, or if the management of the Company or Digital Electronics were to change, this could result in a material adverse effect on the relationship between the Company and Digital Electronics and, in turn, on the business, financial condition and results of operations of the Company. The Company believes that the relationship between Digital Electronics and the Company has been and remains good. However, there can be no assurance that the relationship will continue on a satisfactory basis. Digital Electronics is not affiliated with Digital Equipment Corporation. Digital Electronics is also a shareholder of the Company and Taylor, and has certain other relationships with the Company. See "Recent Acquisitions -- Taylor Transaction" and "Certain Transactions."

    DEPENDENCE ON DISTRIBUTORS. The Company derives substantially all of its revenue from sales of its products through its network of distributors. The Company expects that sales through its distributors will continue to account for a substantial portion of its revenue for the foreseeable future. In particular, sales to one distributor, McNaughton-McKay Electric Company, accounted for 13.9%, 9.5% and 8.7% of the Company's net sales in fiscal 1995 and 1996 and the nine months ended December 31, 1996, respectively. None of the Company's distributors are under the control of the Company or sell the Company's products on an exclusive basis, and there can be no assurance that future sales by distributors will continue at present levels or increase. Each of the Company's distributors may cease marketing the Company's products with limited notice and with little or no penalty. There can be no assurance that the Company's independent distributors will continue to offer the Company's products, or that the Company will be able to recruit additional or replacement distributors. The loss of one or more of the Company's major distributors could have a material adverse effect on the Company's business, financial condition and results of operations. Many of the Company's distributors offer industrial automation products that compete with products offered by the Company. For example, the Company believes that approximately 25% of the Company's net sales for fiscal 1996 resulted from sales by distributors that also offer products manufactured by Allen-Bradley Co. ("Allen-Bradley"), a direct competitor of the Company. There can be no assurance that the Company's distributors will give priority to the marketing of the Company's products as compared to competitors' products. Any reduction or delay in sales of the Company's products by its distributors would have a material adverse effect on the business, financial condition and results of operations of the Company.

    PRODUCT CONCENTRATION. Sales from the Company's QuickPanel product and similar products represented 70.7% and 62.1% of the Company's net sales in fiscal 1996 and for the nine months ended December 31, 1996, respectively. The Company expects that sales of these products will continue to account for a substantial portion of the Company's net sales. Declines in demand for these products, whether as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."

    CURRENCY EXCHANGE RATE FLUCTUATIONS. The Company experiences foreign currency exchange gains and losses in the ordinary course of its business due to exchange rate fluctuations among a variety of currencies. Purchases of flat panel screens from Digital Electronics, which constituted 61.1% and 47.4% of the Company's cost of goods sold for fiscal 1996 and for the nine months ended December 31, 1996, respectively, are transacted in Japanese Yen. As a result, fluctuations in the exchange rate between the U.S. Dollar and the Yen may have a material impact on the ability of the Company to maintain its gross margins. In addition, Taylor is located in Edmonton, Alberta and, although most of its sales are denominated in U.S. Dollars, most of its expenses are incurred in Canadian Dollars. The Company currently attempts to hedge a portion of its potential risk with respect to fluctuations in the Yen, and is investigating hedging Canadian Dollars. While such foreign currency hedging transactions may moderate the overall effect of currency fluctuations, the Company expects that such fluctuations will continue, and there can be no assurance that the Company will be successful in its hedging activities or that exchange rate fluctuations will not otherwise have a material adverse effect on the Company's financial condition or results of operations, or cause significant fluctuations in quarterly results of operations.

    EFFECT OF RECENT ACQUISITIONS; RISKS ASSOCIATED WITH FUTURE
ACQUISITIONS. In 1996, the Company acquired Cincinnati and a controlling interest in Taylor (collectively, the "Acquired Businesses"). The

Company has no significant history of operations on a combined basis with either of the Acquired Businesses. There can be no assurance that the Company will be successful in integrating the operations and personnel of the Acquired Businesses into its business, incorporating acquired technologies into its product lines, establishing and maintaining uniform standards, controls, procedures and policies, avoiding the impairment of relationships with employees and customers as a result of changes in management or overcoming other problems that may be encountered in connection with the integration of the Acquired Businesses. Accordingly, the historical financial statements and pro forma financial information presented in the Prospectus may not be indicative of the results that would have been obtained had the acquisitions occurred on the date assumed therein. In connection with the acquisition of the Acquired Businesses, the Company recorded goodwill, which will be amortized over future periods, and recognized certain one-time acquisition-related charges.


    A part of the Company's business strategy is to continue its growth through strategic acquisitions. Identifying and pursuing future acquisition opportunities and integrating acquired products and businesses will require a significant amount of management time and skill. There can be no assurance that the Company will be able to identify suitable acquisition candidates, consummate any acquisition on acceptable terms or successfully integrate any acquired business into the Company's operations. If the Company were to proceed with one or more significant future acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash (possibly including a portion of the proceeds of this offering) could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions in which the consideration consists of stock, shareholders of the Company could suffer a significant dilution of their interests in the Company. Many business acquisitions must be accounted for as a purchase. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial goodwill amortization charges to the Company. In addition, such acquisitions could involve acquisition-related charges. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Recent Acquisitions" and Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements and the Notes thereto.


    EFFECT OF OBLIGATION TO MAKE CONTINGENT PAYMENTS. Beginning in fiscal 1998, the Company may become obligated under the terms of the Taylor Transaction and the Cincinnati Transaction to make payments of contingent consideration which could be substantial in amount. The Taylor Transaction requires contingent payments based on Taylor's revenue for the twelve month periods ending September 30, 1997 and 1998, of up to $4.0 million for each of these twelve month periods. The Cincinnati Transaction requires contingent payments based on calendar year 1997 revenues of Cincinnati-related product sales in excess of historic sales volumes equal to 10.0% for the first $1.0 million of such excess and 4.0% of any further excess. Additionally, the Cincinnati Transaction requires a contingent payment equal to 1.25% of the Company's net sales in excess of $32.0 million for each of the calendar years 1998, 1999 and 2000. Of such contingent payments with respect to the Cincinnati Transaction, approximately half are payable in shares of the Company's Common Stock valued at its fair market value at such time, with the remainder payable in cash. The Company has a buy-out right with respect to the contingent payments for the Cincinnati Transaction for the years 1998, 1999 and 2000, ranging from $1.0 million to $2.0 million depending on the timing of the exercise of such right. These contingent payments may require the Company to borrow against its existing credit facility or to seek additional equity or debt financing, which could materially adversely affect the Company's business and financial position. There can be no assurance that such capital will be available to the Company on favorable terms, if at all. See "Recent Acquisitions."

    RISKS OF SERVING CYCLICAL INDUSTRIES. The end-users of the Company's products include manufacturers in a number of industries which are cyclical in nature, including the automotive and packaging industries. Such industries have historically experienced periodic downturns as well as short-term fluctuations which often have had an adverse effect on the demand for industrial machinery and equipment in those industries and on the related demand for products like those of the Company that are used to control such machinery and equipment. Downturns in these industries could have a material adverse effect on the Company's business, financial condition and results of operations.

    EFFECT OF RAPID GROWTH ON EXISTING RESOURCES. The Company has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on the Company's management, operations and other resources. The Company's ability to manage its growth will require it to continue to invest in its operational, financial and management information systems, and to attract, retain, motivate and effectively manage its employees. The inability of the Company's management to attract such new employees and manage its growth effectively could have a material adverse effect on the business, financial condition and results of operations of the Company.

    TECHNOLOGICAL CHANGE; DIFFICULTIES AND RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT AND INTRODUCTION. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's near-term success and future growth are substantially dependent upon continuing market acceptance of its existing products, and on the Company's ability to develop new products to meet changing customer requirements and emerging industry standards. In addition, the Company's growth is in part dependent on the ability of Digital Electronics to maintain its development and supply of advanced hardware platforms for the Company's graphics-based operator interface products. There can be no assurance that products or technologies of the Company's competitors will not render the Company's products or technologies noncompetitive or obsolete. The Company's future success is dependent to a significant degree on its ability to develop products in a timely manner that operate in an open architecture environment. There can be no assurance that the Company will be successful in developing new products or product extensions, that unanticipated problems or delays in future development and production will not be encountered, or that, once developed, the Company's products will meet the requirements of its customers or gain market acceptance. See "Business -- Strategy," "-- Products," and "-- Product Development."

    SIGNIFICANCE OF DEVELOPING MARKET. The market for standards-based, interoperable software tools and products in the industrial automation industry is new and rapidly evolving. The Company's future success is dependent to a significant degree upon broad market acceptance of the type of open architecture products on which the Company is focusing its development efforts. There can be no assurance that the market for such products will continue to develop or grow, that the Company's product offerings will gain market acceptance, that the Company will be able to offer in a timely manner, if at all, further product developments utilizing open architecture technology or that the Company's end-users will choose the Company's products for use. The failure of any of these events to occur would have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Strategy," "-- Products" and "-- Product Development."

    PARTIALLY OWNED SUBSIDIARY. The Company owns 61.0% of the Class A Shares of Taylor (the "Taylor Class A Shares"), and Digital Electronics owns the remaining 39.0% of such shares. Digital Electronics, as the minority shareholder of Taylor, will be entitled to a portion of the economic benefits of the business operated by Taylor and will have influence over the business and operations of Taylor, including certain fundamental corporate transactions requiring supermajority shareholder approval. Both the Company and Digital Electronics pay a royalty to Taylor based on their sales of Taylor software products. Although the Company owns a majority interest of the outstanding Taylor Class A Shares, and although Taylor's financial results are consolidated with those of the Company, the Company will not receive the full economic benefit from Taylor's sales and operations. Moreover, the Company may not be able to unilaterally control decisions regarding the conduct of Taylor's business and affairs.

    DEPENDENCE ON OUTSIDE SUPPLIERS. The Company is dependent on outside vendors to manufacture many of the components and subassemblies used in the Company's products. Although substantially all of the components used in the Company's products are available from multiple sources (other than the flat panel screens supplied by Digital Electronics), the Company may experience shortages in supply from its suppliers due to various factors, including increases in market demand for certain components which occur from time to time and the limited capacity of certain suppliers. The Company believes that the partial or complete loss of one or more of its suppliers is not likely to have a material long-term impact on its operations. Such a loss, however, could in the short term result in significant production delays, require the Company to seek alternative sources of supply and increase its cost of goods sold and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations.

    COMPETITION. Competition in the industrial automation industry is intense and characterized by rapidly advancing technologies. The Company faces substantial competition in all of its product lines and competition may increase if new competitors enter the market or if existing competitors expand their product offerings. The Company believes that over time this competition may have the effect of reducing average selling prices of comparable products offered by competitors, and thus, in order to maintain sales, the Company may be forced to increase unit volumes or increase the performance of its products in order to offset or reduce any decreases in selling prices. In the event such price reductions become necessary, the Company's ability to maintain gross margins will depend on its ability to reduce its cost of goods sold in an amount sufficient to compensate for any decreases in selling prices. Certain of the Company's competitors and potential competitors have substantially greater name recognition and financial, technical, marketing and other resources than the Company. Such competitors or potential competitors may be able to exert leverage or other competitive pressures on distributors to give priority to their own products at the expense of the Company's products. To the extent the Company is unable to compete effectively against its competitors, its business, financial condition and results of operations could be materially adversely affected. The Company believes its ability to effectively compete in the industrial automation market depends on factors both within and outside its control, including the ability of the Company to meet evolving market requirements, the timing and success of new products developed by the Company and its competitors, product performance and price, distribution and customer support, product reputation, customers' assessment of the Company's financial resources and its technical and service expertise. There can be no assurance that the Company will be able to compete successfully with respect to these and other factors, and such competitive pressures could adversely affect the Company's business, financial condition and results of operations.

    PRODUCT LIABILITY EXPOSURE. The use of the Company's products in systems that interact directly on the factory floor, where the failure of the system could cause substantial property damage or personal injury, could expose the Company to significant product liability claims. Although the Company has not experienced product liability claims to date, the sale and support of its products may entail the risk of such claims. A successful product liability claim brought against the Company, or product recall involving the Company's products, could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company maintains product liability insurance, but there can be no assurance that such insurance will be sufficient to cover any claims or that it will continue to be available on reasonable terms, if at all. The Company's contracts typically contain limitations of liability, disclaimers of warranties, damage limitations, and indemnifications against third party claims, which provisions may not be effective in all circumstances and jurisdictions. Taylor's software license agreements with its customers typically contain similar limitations and provisions but consist of "shrink wrap" licenses that are not signed by licensees and, therefore, it is possible that such licenses may be unenforceable under the laws of certain jurisdictions.

    DEPENDENCE ON CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS. The Company depends to a significant degree on its senior management and other officers and key employees, especially its Chief

Executive Officer, Nicholas Gihl. The loss of Mr. Gihl's services, the loss of service of one or more of the Company's other executive officers or the inability to hire or retain qualified personnel could adversely affect the Company's business, financial condition and results of operations. See "Management."

    PROPRIETARY TECHNOLOGY AND PRODUCT PROTECTION; POTENTIAL INFRINGEMENT. The Company's success depends in part on its ability to maintain the proprietary and confidential aspects of its products. The Company does not own any significant patents, and relies on a combination of copyrights, non-disclosure agreements with certain employees and other means to establish and protect its proprietary rights. There can, however, be no assurance that the precautions taken by the Company adequately protect the Company's technology. In addition, many of the Company's competitors have obtained or developed, and may be expected to obtain or develop in the future, patents, copyrights or other proprietary rights that cover or affect products that perform functions similar to those performed by products offered by the Company. The inability of the Company for any reason to protect existing technology or otherwise acquire necessary technology could prevent distribution or licensing of the Company's products, which would have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, although the Company believes that its products do not infringe patents, copyrights, or other proprietary rights of third parties, there can be no assurance that the Company is aware of all patents, copyrights or other proprietary rights that may be infringed by the Company's products, that infringement does not exist or that infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any related litigation. Intellectual property litigation can be extremely protracted and expensive even if the Company ultimately prevails, and involvement in such litigation could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Intellectual Property."

    NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK
PRICE. Prior to the offering contemplated hereby, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be maintained after this offering. The initial public offering price will be determined solely by negotiations between the Company and the Underwriters, and may not bear any relationship to the market price of the Common Stock after this offering. The stock market has from time to time experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of particular companies. Any announcement with respect to any variance in net sales or earnings from levels generally expected by securities analysts for a given period could have an immediate and significant effect on the trading price of the Common Stock. In addition, factors such as announcements of technological innovations or new products by the Company, its competitors or other third parties, as well as changing market conditions in the industrial automation industry, may have a significant impact on the market price of the Common Stock. See "Underwriting."

    PREFERRED STOCK; STAGGERED BOARD AND ANTI-TAKEOVER EFFECTS OF CORPORATE PROVISIONS. The Board of Directors of the Company (the "Board of Directors") has the authority to issue, without vote or action of the shareholders, 1,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), in one or more series; to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices and liquidation preferences; and to determine the designation and the number of shares constituting any series. The issuance of any Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock. The Company has also implemented a staggered Board of Directors consisting of three three-year classes. These and other provisions in the Company's Articles of Incorporation and By-laws and of Illinois law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock -- Certain Statutory Provisions" and "-- Certain Charter and By-law Provisions."

    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock in the public market after this offering could have a negative impact on the market price of the Common Stock, and could adversely affect the Company's ability to raise additional capital in the future. See "Shares Eligible for Future Sale."

    CONTROL BY EXISTING SHAREHOLDERS. Upon the completion of this offering, the current executive officers, directors and principal shareholders of the Company will beneficially own approximately 52.7% of the outstanding shares of the Common Stock of the Company. In addition, members of the Sparacino family, including Julius J. Sparacino, the co-founder of the Company and the Chairman Emeritus of the Board of Directors, his children and their spouses, including Nicholas Gihl, the Chairman, President and Chief Executive Officer of the Company, will own approximately 29.4% of the outstanding shares of the Common Stock of the Company. Accordingly, such persons, if they act together, will have effective control over the Company through their ability to control the election of directors and all other matters that require action by the Company's shareholders, irrespective of how other shareholders may vote. Among other things, such persons could prevent or delay a change in control of the Company which may be favored by a majority of the remaining shareholders. Such ability to prevent or delay such a change in control of the Company also may have an adverse effect on the market price of Common Stock. See "Management -- Executive Officers and Directors" and "Principal and Selling Shareholders."

    DILUTION. Investors who purchase shares of Common Stock in this offering, at an assumed initial public offering price of $9.00 per share, will incur immediate dilution in pro forma net tangible book value of $7.60 per share. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,650,000 shares of Common Stock offered by it hereby at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $13.1 million. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders in this offering.

    The Company intends to use the net proceeds of the offering to repay approximately $13.1 million of indebtedness, consisting of (a) indebtedness of approximately $5.6 million owed to certain shareholders of the Company, (b) approximately $7.1 million of the outstanding balance of the Company's revolving line of credit facility (which had a total outstanding balance of $7.4 million as of December 31, 1996) and (c) other indebtedness of approximately $400,000. The indebtedness to shareholders to be repaid includes the following indebtedness incurred by the Company and Taylor in order to finance a portion of the Taylor Transaction in September 1996, all of which will become due and payable upon the closing of this offering: (i) a $2.2 million promissory note payable by Taylor to Neil R. Taylor which bears interest at a rate of 12.5% per annum until March 19, 1997, and 15.0% per annum thereafter, payable monthly,
(ii) a $2.0 million promissory note payable by the Company to A.B. Siemer which bears interest at a rate of 20.0% per annum (13.0% of which is payable in cash and 7.0% of which is payable in shares of Common Stock of the Company), payable monthly after December 1996 and (iii) a $1.0 million promissory note payable by the Company to Digital Electronics which bears interest at a rate of 5.0% per annum, payable quarterly. Additionally, the shareholder indebtedness to be repaid includes a $200,000 promissory note payable to Julius Sparacino, due December 1997, bearing interest at 10.0%, and indebtedness of Taylor owed to Mr. Taylor and his spouse of approximately $230,000, bearing interest at the Canadian prime rate. See "Recent Acquisitions -- Taylor Transaction" and "Certain Transactions."

    Any remaining net proceeds of the offering would be used by the Company for working capital and other general corporate purposes, including potential future acquisitions of products or businesses that expand, complement or otherwise relate to the Company's current business and products. The Company does not presently have any agreements or commitments with respect to any potential acquisitions or investments, nor are any negotiations regarding any such transactions ongoing. Pending any such uses, the Company will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's line of credit facility includes covenants regarding maintenance of net worth, a net worth to debt ratio and a cash flow ratio, which could be breached if a dividend was declared, and therefore could have the effect of limiting the Company's ability to pay cash dividends on its Common Stock.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of the Company as of December 31, 1996 on an actual, pro forma and pro forma as adjusted basis. The information set forth in the table below is qualified by the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus, and should be read in conjunction with such Consolidated Financial Statements and Notes thereto.

                                                                                      DECEMBER 31, 1996
                                                                          ------------------------------------------
                                                                                                       PRO FORMA AS
                                                                            ACTUAL     PRO FORMA(1)   ADJUSTED(1)(2)
                                                                          -----------  -------------  --------------
                                                                                        (IN THOUSANDS)
Short-term debt and current portion of long-term debt...................   $   4,239     $   5,989      $       --
                                                                          -----------  -------------  --------------
                                                                          -----------  -------------  --------------
Long-term debt, net of current portion:
  Revolving notes payable to bank.......................................   $   7,353     $   7,353      $      292
  Subordinated notes payable to shareholders............................       2,000            --              --
  Other.................................................................          61            61              --
                                                                          -----------  -------------  --------------
      Total long-term debt, net.........................................       9,414         7,414             292
                                                                          -----------  -------------  --------------
Minority interest in subsidiary.........................................       1,522         1,522           1,522
Redeemable common stock:
  Common Stock, no par value, 22,500,000 shares authorized, 1,604,658
    shares outstanding(3)...............................................      12,442            --              --
  Class C Exchangeable common stock of subsidiary, no par value, convertible into Common Stock of the Company, 767,112 shares issued
    and outstanding(4)..................................................       4,830            --              --
Shareholders' equity (deficit):
  Common Stock, no par value, 22,500,000 shares authorized, 3,264,441,
    5,236,464 and 6,886,464 shares issued and outstanding, actual, pro
    forma and pro forma as adjusted, respectively(3)....................         594        13,426          26,537
  Class C Exchangeable common stock of subsidiary, no par value, convertible into Common Stock of the Company, 767,112 shares issued
    and outstanding, pro forma and pro forma as adjusted(4).............          --         4,830           4,830
Retained deficit........................................................      (9,830)       (9,830)         (9,830)
Foreign currency translation adjustment.................................         (13)          (13)            (13)
                                                                          -----------  -------------  --------------
      Total shareholders' equity (deficit)..............................      (9,249)        8,413          21,524
                                                                          -----------  -------------  --------------
        Total capitalization............................................   $  18,960     $  17,350      $   23,339
                                                                          -----------  -------------  --------------
                                                                          -----------  -------------  --------------

----------------

(1) Gives effect to the Put Elimination, the Debenture Conversion, the PIK Issuance and the reclassification from long-term to short-term of a $2.0 million note payable, which becomes due 10 days after the closing of the offering.

(2) As adjusted to reflect the sale of 1,650,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds."


(3) Excludes 965,974 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 295,974 shares were subject to outstanding options as of December 31, 1996 and 297,850 shares will be subject to options to be granted immediately after the effectiveness of this offering, and 250,000 shares of Common Stock reserved for issuance under the Company's discount stock purchase plan. See "Management-- Stock Compensation Plans."


(4) The Taylor Exchangeable Shares, which are exchangeable at any time for Common Stock of the Company, are non-voting and have no rights to the earnings, assets or dividends of Taylor. See Note 7 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The net tangible book deficit of the Common Stock as of December 31, 1996 was approximately $(20.0 million) or $(6.15) per share. The pro forma net tangible book deficit of the Common Stock as of December 31, 1996 was approximately $(2.4 million) or $(0.40) per share. The pro forma net tangible book deficit per share represents the excess of the Company's total liabilities over total tangible assets, divided by the total number of shares of Common Stock outstanding, after giving effect to the Put Elimination, the Taylor Conversion, the PIK Issuance and the Debenture Conversion.

    After giving effect to the sale by the Company of the 1,650,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, and the receipt of the net proceeds therefrom, the pro forma net tangible book value of the Company (total tangible assets less total liabilities) as of December 31, 1996 would have been approximately $10.7 million, or $1.40 per share. This represents an immediate increase in pro forma net tangible book value of $1.80 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $7.60 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.............             $    9.00
  Net tangible book deficit per share as of December 31,
    1996....................................................  $   (6.15)
  Increase per share attributable to pro forma
    adjustments.............................................       5.75
                                                              ---------
  Pro forma net tangible book deficit per share as of
    December 31, 1996.......................................      (0.40)
  Increase per share attributable to new shareholders.......       1.80
                                                              ---------
Pro forma net tangible book value per share as of December
  31, 1996 after the offering...............................                  1.40
                                                                         ---------
Dilution per share to new shareholders......................             $    7.60
                                                                         ---------
                                                                         ---------

    The following table summarizes as of December 31, 1996, after giving effect to the Taylor Conversion, the PIK Issuance and the Debenture Conversion, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by new shareholders.

                                                         SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                     ------------------------  ---------------------------  PRICE PAID
                                                       NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                                     -----------  -----------  --------------  -----------  -----------
Existing shareholders..............................    6,003,576        78.4%  $    7,384,251        33.2%   $    1.23
New shareholders...................................    1,650,000        21.6       14,850,000        66.8         9.00
                                                     -----------       -----   --------------       -----
    Total..........................................    7,653,576       100.0%  $   22,234,251       100.0%
                                                     -----------       -----   --------------       -----
                                                     -----------       -----   --------------       -----


    The foregoing table assumes no exercise of any stock options subsequent to December 31, 1996, or the Underwriters' over-allotment option. As of December 31, 1996, an aggregate of 965,974 shares were reserved under the Company's stock option plans, of which options to purchase an aggregate of 295,974 shares at a weighted average exercise price of $2.85 per share were outstanding and options to purchase 297,850 shares at an exercise price equal to the initial public offering price per share will be granted immediately after the effectiveness of this offering, and 250,000 shares of Common Stock were reserved for issuance under the Company's discount stock purchase plan. To the extent such options are exercised, there will be further dilution to new shareholders.


    The sale of shares by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 4,903,576 shares, or approximately 64.1% of the total number of shares of Common Stock outstanding immediately after this offering (60.8% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new shareholders to 2,750,000 shares, or 35.9% of the total number of shares of Common Stock outstanding immediately after this offering (3,162,500 shares or 39.2% if the Underwriter's over-allotment option is exercised in full). See "Principal and Selling Shareholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected statement of operations data for each of the three years in the period ended March 31, 1996 and the nine months ended December 31, 1996 and balance sheet data at March 31, 1995 and 1996 and December 31, 1996 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus that have been audited by Arthur Andersen LLP, independent public accountants, as indicated by their report thereon contained elsewhere herein. The selected statement of operations data for the two years in the period ended March 31, 1993 and balance sheet data as of March 31, 1992, 1993 and 1994 has been derived from consolidated financial statements of the Company not included in the Prospectus that have been audited by Arthur Andersen LLP, independent public accountants. The selected statement of operations data for the nine months ended December 31, 1995 have been derived from the Company's unaudited consolidated financial statements for such period included elsewhere in this Prospectus which, in the opinion of management, have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations for such period. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto, the Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The pro forma financial data are provided for comparative purposes only and may not be indicative of the results that would have been achieved if the transactions reflected therein had occurred at the beginning of fiscal 1996.

                                                                                                              NINE MONTHS
                                                            YEAR ENDED MARCH 31,                           ENDED DECEMBER 31,
                                    --------------------------------------------------------------------  --------------------
                                                                                             PRO FORMA
                                                                                            AS ADJUSTED
                                      1992       1993       1994       1995       1996        1996(1)       1995       1996
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $   7,546  $  10,582  $  11,723  $  17,063  $  25,743    $  39,553    $  17,645  $  28,814
Cost of goods sold................      3,321      5,365      6,304      9,689     15,370       21,718       10,588     15,199
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Gross profit......................      4,225      5,217      5,419      7,374     10,373       17,835        7,057     13,615
Operating expenses:
  Sales and marketing.............      2,103      2,688      2,904      3,486      4,989        8,093        3,398      6,184
  Research and development........      1,106      1,217      1,188      1,517      1,952        4,245        1,367      2,591
  General and administrative......        608        933      1,167      1,238      1,601        4,440          997      2,912
  Change in estimated useful life
    of software development
    costs.........................         --         --        466         --         --           --           --         --
  Charge for purchased research
    and development...............         --         --         --         --         --           --           --      4,893
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Income (loss) from operations.....        408        379       (306)     1,133      1,831        1,057        1,295     (2,965)
Interest (expense) and other
  income, net.....................        (33)       (78)       (96)      (164)      (169)         (72)         (59)      (387)
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Income (loss) before income taxes
  and minority interest...........        375        301       (402)       969      1,662          985        1,236     (3,352)
Provision for (benefit from)
  income taxes....................        146        128       (155)       247        665          548          494        599
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Income (loss) before minority
  interest........................        229        173       (247)       722        997          437          742     (3,951)
Minority interest in loss of
  subsidiary......................         --         --         --         --         --          245           --      1,852
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net income (loss).................        229        173       (247)       722        997          682          742     (2,099)
Accretion to redemption value of
  common stock....................         --         --        (76)      (208)    (1,606)          --       (1,446)    (9,061)
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net income (loss) available to
  common shareholders.............  $     229  $     173  $    (323) $     514  $    (609)   $     682    $    (704) $ (11,160)
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  -------------  ---------  ---------
Net income (loss) per share
  available to shareholders (2)...  $    0.06  $    0.04  $   (0.07) $    0.09  $   (0.11)                $   (0.12) $   (1.97)
                                    ---------  ---------  ---------  ---------  ---------                 ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------                 ---------  ---------
Weighted average number of common
  and common equivalent shares
  outstanding (2).................      4,330      4,330      4,343      5,972      5,633                     5,633      5,679
                                    ---------  ---------  ---------  ---------  ---------                 ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------                 ---------  ---------
Pro forma net income (loss)(3)....                                              $   1,006                            $  (2,093)
                                                                                ---------                            ---------
                                                                                ---------                            ---------
Pro forma net income (loss) per
  share (4).......................                                              $    0.16                            $   (0.35)
                                                                                ---------                            ---------
                                                                                ---------                            ---------
Pro forma weighted average number
  of common and common equivalent
  shares outstanding (4)..........                                                  6,107                                6,041
                                                                                ---------                            ---------
                                                                                ---------                            ---------
Pro forma as adjusted net income
  per share (5)...................                                                           $    0.09
                                                                                           -------------
                                                                                           -------------
Pro forma as adjusted weighted
  average number of common and
  common equivalent shares
  outstanding (5).................                                                               7,819
                                                                                           -------------
                                                                                           -------------


                                      PRO FORMA
                                     AS ADJUSTED
                                       1996(1)
                                    -------------

STATEMENT OF OPERATIONS DATA:
Net sales.........................    $  31,851
Cost of goods sold................       15,510
                                    -------------
Gross profit......................       16,341
Operating expenses:
  Sales and marketing.............        7,416
  Research and development........        3,275
  General and administrative......        4,303
  Change in estimated useful life
    of software development
    costs.........................           --
  Charge for purchased research
    and development...............           --
                                    -------------
Income (loss) from operations.....        1,347
Interest (expense) and other
  income, net.....................           48
                                    -------------
Income (loss) before income taxes
  and minority interest...........        1,395
Provision for (benefit from)
  income taxes....................          696
                                    -------------
Income (loss) before minority
  interest........................          699
Minority interest in loss of
  subsidiary......................          190
                                    -------------
Net income (loss).................          889
Accretion to redemption value of
  common stock....................           --
                                    -------------
Net income (loss) available to
  common shareholders.............    $     889
                                    -------------
                                    -------------
Net income (loss) per share
  available to shareholders (2)...

Weighted average number of common
  and common equivalent shares
  outstanding (2).................

Pro forma net income (loss)(3)....

Pro forma net income (loss) per
  share (4).......................

Pro forma weighted average number
  of common and common equivalent
  shares outstanding (4)..........

Pro forma as adjusted net income
  per share (5)...................    $    0.11
                                    -------------
                                    -------------
Pro forma as adjusted weighted
  average number of common and
  common equivalent shares
  outstanding (5).................        7,797
                                    -------------
                                    -------------

                                                                                                  DECEMBER 31, 1996
                                                      MARCH 31,                        ---------------------------------------
                                -----------------------------------------------------                 PRO       PRO FORMA AS
                                  1992       1993       1994       1995       1996      ACTUAL     FORMA(6)    ADJUSTED(6)(7)
                                ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....  $      66  $      74  $      89  $      62  $      19  $     703   $     703      $     703
Working capital...............      1,972      1,894      2,651      3,590      7,391      5,870       4,260         10,249
Total assets..................      4,540      5,006      5,462      7,584     15,983     31,480      31,480         31,215
Long-term debt, net of current
  maturities..................        555        530        510        500      6,201      9,414       7,414            292
Redeemable common stock.......         --         --      1,000      1,455      3,561     17,272          --             --
Shareholders' equity
  (deficit)...................      2,351      2,487      1,940      2,454      1,843     (9,249)      8,413         21,524

------------------

(1) Gives effect to the following transactions as if they had occurred at the beginning of fiscal 1996, as further described in the introduction and Notes to the Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements included elsewhere in this Prospectus: (i) the Cincinnati Transaction and Taylor Transaction and the related purchase accounting effects; and (ii) the sale by the Company of 1,650,000 shares of Common Stock offered by it hereby, and the application of the estimated net proceeds thereof to repay certain indebtedness as described under "Use of Proceeds," and the elimination of the accretion to redemption value of common stock resulting from the Put Elimination. See "Pro Forma Combined" data in the Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements for pro forma information giving effect solely to the Cincinnati Transaction and Taylor Transaction and the related purchase accounting effects.

(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(3) Gives effect to the elimination of the accretion to redemption value of common stock resulting from the Put Elimination and the elimination of interest expense related to the Debenture Conversion.

(4) Computed based upon (i) the pro forma net income (loss) described in Note 3 above and (ii) the pro forma weighted average number of common and common equivalent shares outstanding computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(5) Pro forma as adjusted net income (loss) per share is computed based upon (i) the pro forma as adjusted net income (loss) available to common shareholders calculated as described in Note 1 above and (ii) the weighted average number of common and common equivalent shares outstanding, as further adjusted to reflect the following transactions as if they had occurred at the beginning of fiscal 1996: (a) the sale by the Company of 1,650,000 shares of Common Stock offered by it hereby and the application of the net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds" and (b) the issuance of Common Stock upon the Debenture Conversion.

(6) Gives effect to the Put Elimination, the Debenture Conversion, the PIK Issuance and the reclassification from long-term to short-term of a $2.0 million note payable, which becomes due 10 days after the closing of the offering.

(7) Adjusted to give effect to the sale by the Company of the 1,650,000 shares of Common Stock offered by it hereby and the application of the estimated net proceeds therefrom to repay certain indebtedness as described under "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    The Company designs, develops and markets products and technology for the control segment of the industrial automation market. The Company's broad range of products are used to define, monitor and maintain the operation, sequencing and safety of industrial equipment and machinery on the factory floor. These products range from closed architecture PLC operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 200 sales locations. End-users of the Company's products, none of which individually account for a material portion of its overall sales, include Abbott Laboratories, The Boeing Company, The Coca-Cola Company, The Dow Chemical Company, Eastman-Kodak Company, Ford Motor Company, General Motors Corporation, Nabisco, Inc. and USX Corporation.


    The Company's net sales include revenues from sales of products, software license fees, software maintenance and services. The Company's principal product line, QuickPanel and similar products, has gained a leadership position in the operator interface market. It has been the Company's most successful product line, accounting for 70.7% and 62.1% of net sales in fiscal 1996 and the nine months ended December 31, 1996, respectively. This product line delivers price/performance leadership and has allowed the Company to gain visibility and enhance its reputation both with distributors and with end-users.


    A key element of the Company's strategy has been to expand the breadth of products offered through its distributor network in order to maximize operating leverage. In September 1996, the Company acquired a controlling interest in Taylor, an Edmonton, Alberta-based developer of PC-control software, client/server program management software, graphical operator interface software and PLC configuration and support software. This acquisition expanded the Company's product line, allowing it to capitalize on the growing trends towards interoperable technology products, and gave the Company a platform from which to develop new products incorporating this software technology into the Company's traditional products. In January 1996, the Company acquired Cincinnati, which strengthened the Company's product offerings in the lower-end of the operator interface market. In connection with both of these acquisitions, the Company may become obligated to make payments of contingent consideration which could be substantial in amount. See "-- Liquidity and Capital Resources." Both of these acquisitions were accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. In connection with the Taylor Transaction, approximately $4.9 million was charged as an expense at the acquisition date related to the purchase of incomplete research and development projects and other acquisition costs. The in-process development projects acquired primarily relate to developing substantial version enhancements to Taylor's existing software tools. The Company believes the development efforts required to complete these projects into commercially viable products will be principally comprised of internally staffed software engineering efforts, with targeted completion dates ranging from six months to several years from the date of the Taylor Transaction. In connection with the Taylor Transaction and the Cincinnati Transaction, the Company recorded approximately $2.5 million and $2.3 million, respectively, of goodwill (which will be increased in the event any future contingent consideration is paid), which is being amortized on a straight-line basis over 7 and 15 years, respectively. Following the Taylor Transaction, the Company engaged a broker to commence the sale of Taylor's labor scheduling software product line. The revenues, expenses and resulting net loss associated with this product line since the date of acquisition have not been reflected in the Company's statement of operations. See "Recent Acquisitions."


    All of the Company's purchases of flat panel displays are from Digital Electronics and are transacted in Japanese Yen, while substantially all of the Company's sales are in U.S. Dollars. These purchases from Digital Electronics accounted for 61.1% and 47.4%, respectively, of the Company's total cost of goods sold for fiscal 1996 and the nine months ended December 31, 1996. The Company's financial performance, including its gross margin, may be substantially impacted by changes in the Yen/Dollar exchange rate. The Company attempts to hedge a portion of this exchange rate risk, but there can be no assurance that the Company will be successful in its hedging activities or that certain exchange rate fluctuations will not otherwise have a material adverse effect on the Company's financial condition or results of operations, or cause significant fluctuations in results of operations.

RESULTS OF OPERATIONS

    The following table summarizes the Company's operating results as a percentage of net sales for each of the periods indicated.

                                                                                                  NINE MONTHS
                                                                                               ENDED DECEMBER 31,
                                                                  YEAR ENDED MARCH 31,
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
Net sales..................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.........................................       53.8       56.8       59.7       60.0       52.7
                                                             ---------  ---------  ---------  ---------  ---------
Gross profit...............................................       46.2       43.2       40.3       40.0       47.3
Operating expenses:
  Sales and marketing......................................       24.8       20.4       19.4       19.3       21.5
  Research and development.................................       10.1        8.9        7.6        7.7        9.0
  General and administrative...............................       10.0        7.3        6.2        5.7       10.1
  Change in estimated useful life of software development
    costs..................................................        4.0         --         --         --         --
  Charge for purchased research and development............         --         --         --         --       17.0
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) from operations..............................       (2.7)       6.6        7.1        7.3      (10.3)
Interest expense and other income, net.....................       (0.8)      (1.0)      (0.7)      (0.3)      (1.3)
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and minority interest....       (3.5)       5.6        6.4        7.0      (11.6)
Provision for (benefit from) income taxes..................       (1.3)       1.4        2.6        2.8        2.1
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before minority interest.....................       (2.2)       4.2        3.8        4.2      (13.7)
Minority interest in loss of subsidiary....................         --         --         --         --        6.4
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................................       (2.2)       4.2        3.8        4.2       (7.3)
Accretion to redemption value of common stock..............       (0.6)      (1.2)      (6.2)      (8.2)     (31.4)
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) available to common shareholders.........       (2.8)%       3.0%      (2.4)%      (4.0)%     (38.7)%
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

NINE MONTHS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995


    NET SALES. Net sales increased 63.3% to $28.8 million for the nine months ended December 31, 1996 compared to $17.6 million in the comparable period of the prior fiscal year. This increase resulted primarily from the growth in sales of the Company's graphics-based operator interface products of approximately $4.7 million and from sales of products acquired as a result of the Cincinnati Transaction of approximately $4.0 million. To a lesser extent, the increase reflects the results of Taylor for the three months ended December 31, 1996 of approximately $2.0 million.



    GROSS PROFIT. Cost of goods sold consists primarily of expenses for components and subassemblies, subcontracted labor, direct labor, manufacturing overhead, and provisions for excess and obsolete inventory. Gross profit increased 92.9% to $13.6 million for the nine months ended December 31, 1996 from $7.1 million in the comparable prior period. Gross margin increased to 47.3% for the nine months ended December 31, 1996 from 40.0% in the comparable prior period. Of this increase, approximately

6.8 percentage points were attributable to a reduction in the material cost primarily in the QuickPanel product line due to favorable Yen fluctuations, partially offset by increases in direct labor and manufacturing overhead costs as a percentage of sales related to the Cincinnati Transaction which reduced gross margin by approximately 2.8 percentage points. In addition, gross margin increased by 3.5 percentage points from three month's sales of higher gross margin Taylor software products.


    SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel costs, sales commissions paid to the Company's independent sales representatives, advertising, product literature, trade shows, distributor promotions and depreciation on equipment used for sales related activities. Sales and marketing expenses increased 82.0% to $6.2 million for the nine months ended December 31, 1996 from $3.4 million in the comparable prior period. Approximately half of the increase resulted from increased commissions due to higher sales volume, and increased advertising and distributor promotional programs. Approximately $1.0 million of the increase resulted from costs associated with the operations of Cincinnati and Taylor and the remaining increase was due to increased salary, benefits and related costs attributable to increased sales support personnel.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of personnel costs, engineering supplies, development equipment, depreciation and overhead costs. Research and development expenses increased 89.6% to $2.6 million for the nine months ended December 31, 1996 from $1.4 million in the comparable prior period. The increase resulted primarily from increased salary, related benefits and employee procurement expenses due to increases in personnel headcount, including approximately $600,000 of product development costs related to Cincinnati and Taylor.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel costs related to finance, information systems, and general management functions, as well as professional fees related to legal, audit and tax services. General and administrative expenses increased 192.0% to $2.9 million for the nine months ended December 31, 1996 from $1.0 million for the comparable prior period. Approximately $1.3 million of the increase related primarily to additional personnel and facility costs and goodwill amortization resulting from the operations of Cincinnati and the three month's operating results of Taylor, with the remaining increase resulting from higher personnel and associated overhead costs necessary to support the growth of the Company.

    CHARGE FOR PURCHASED RESEARCH AND DEVELOPMENT. Purchased research and development and other acquisition expenses relating to the acquisition of Taylor totaled approximately $4.9 million and were charged to expense at the acquisition date in September 1996. Of this expense, $4.7 million represents the estimated fair value of Taylor's incomplete research and development projects as determined by independent appraisal.

    INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased to $387,000 for the nine months ended December 31, 1996 from $59,500 in the comparable prior period. The increase primarily related to an increase in average debt outstanding used to fund the acquisition of Cincinnati and increased working capital needs.

    PROVISION FOR (BENEFIT FROM) INCOME TAXES. Provision for income taxes increased to $599,000 for the nine months ended December 31, 1996 from $494,000 in the comparable prior period. The effective tax rate for the period ended December 31, 1996 was 44.4%, after giving effect to the impact on taxable income of the charge for purchased research and development of approximately $4.7 million, as compared to the effective tax rate of approximately 40.0% in the comparable prior period. This increase was primarily due to non-deductible goodwill amortization.

    MINORITY INTEREST IN LOSS OF SUBSIDIARY. A minority interest representing Digital Electronic's 39.0% share of the net income or loss of Taylor is recorded on the Company's statements of operations. The Company's ownership of Taylor Class A Shares may increase by up to 4.0% based on the amount of contingent consideration paid by the Company in connection with the acquisition. To the extent the equity interest of the Company in Taylor increases, the percentage applied to calculate minority interest will be reduced by a corresponding amount. The minority interest benefit of $1.9 million recorded for the nine months ended December 31, 1996 represents the minority interest share of the loss recorded by Taylor, primarily incurred as a result of the charge for purchased research and development of $4.7 million recorded at the acquisition date in September 1996.

    ACCRETION TO REDEMPTION VALUE OF COMMON STOCK. The Company has issued redeemable Common Stock and Taylor has issued redeemable Taylor Exchangeable Shares. The redemption rights will automatically terminate upon the closing of this offering. The Company recorded these redeemable shares at their estimated redemption values at the date of issuance and subsequent changes in such redemption value in each reporting period are being accreted. The accretion to redemption value of Common Stock increased to $9.1 million for the nine months ended December 31, 1996 from $1.4 million in the comparable prior period. Approximately $8.9 million of the accretion recorded for the nine months ended December 31, 1996 was attributable to an increase in the estimated fair value of the Common Stock from $2.33 per share to $9.00 per share. The remaining accretion was due to the increase in redemption value using the effective interest method for the 767,112 redeemable Taylor Exchangeable Shares issued in connection with the Taylor Transaction. The accretion recorded for the prior period ended December 31, 1995 is based on the accretion on a straight line basis of the increase in the estimated fair market value of the Common Stock from $1.00 per share to $2.33 per share.

FISCAL YEARS ENDED MARCH 31, 1996 AND MARCH 31, 1995


    NET SALES. Net sales increased 50.9% to $25.7 million for fiscal 1996 compared to $17.1 million for fiscal 1995. Of this increase, approximately $7.3 million resulted primarily from the growth in sales of the Company's graphics-based operator interface products and approximately $1.3 million of the increase resulted from products acquired as a result of the Cincinnati Transaction in January 1996.



    GROSS PROFIT. Gross profit increased 40.7% to $10.4 million for fiscal 1996 from $7.4 million for fiscal 1995. Gross margin decreased to 40.3% for fiscal 1996 compared to 43.2% for fiscal 1995. Of this decrease in gross margin, approximately 3.6 percentage points were attributable primarily to growth in sales of the QuickPanel product line and an increase in material cost as a percentage of net sales for such product line due to unfavorable Yen variances, partially offset by an increase of approximately 0.7 percentage points in gross margin from improved direct labor and fixed manufacturing leverage.


    SALES AND MARKETING. Sales and marketing expenses increased 43.1% to $5.0 million for fiscal 1996 from $3.5 million for fiscal 1995. Of the increase, approximately $900,000 resulted from increased salary, benefits and commissions related to increased personnel and higher sales volume, with the balance related to increased advertising and distributor promotional programs.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 28.7% to $2.0 million for fiscal 1996 from $1.5 million for fiscal 1995. The increase related primarily to additional costs associated with an increase in engineering personnel and contract engineering costs, as well as additional personnel costs related to two month operating results of Cincinnati of approximately $100,000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 29.4% to $1.6 million for fiscal 1996 from $1.2 million for fiscal 1995. The increase related to additional costs associated with the two month operating results of Cincinnati, including goodwill amortization, along with additional personnel and associated overhead costs necessary to support the overall growth of the Company.

    INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased 3.0% to $169,000 for fiscal 1996 from $164,000 for fiscal 1995. The increase relates to an increase in the amount outstanding under the Company's line of credit and a term loan payable to its bank primarily used to finance both the acquisition of Cincinnati and increases in working capital needs. Other, net for fiscal 1995 includes costs related to terminated acquisition activities.

    PROVISION FOR (BENEFIT FROM) INCOME TAXES. Provision for income taxes increased to $665,000 for fiscal 1996 from $247,000 for fiscal 1995. The effective tax rate for fiscal 1996 was 40.0% compared to

25.5% for fiscal 1995. The increase in the effective tax rate was primarily due to the recognition of research and development credits which were fully utilized in fiscal 1995.

    ACCRETION TO REDEMPTION VALUE OF COMMON STOCK. The accretion to redemption value of common stock increased to $1.6 million for fiscal 1996 from $208,000 for fiscal 1995. This increase was attributable to an increase in the estimated fair value of the Common Stock from $1.00 per share to $2.33 per share.

FISCAL YEARS ENDED MARCH 31, 1995 AND MARCH 31, 1994

    NET SALES. Net sales increased 45.6% to $17.1 million for fiscal 1995 compared to $11.7 million for fiscal 1994. This increase resulted principally from growth in sales of the Company's QuickPanel product line and other graphics-based operator interface products.


    GROSS PROFIT. Gross profit increased 36.1% to $7.4 million for fiscal 1995 from $5.4 million for fiscal 1994. Gross margin decreased to 43.2% for fiscal 1995 compared to 46.2% for fiscal 1994. Of this decrease, approximately 5.0 percentage points were attributable primarily due to growth in the sales of the QuickPanel product line, which contributed a lower gross margin than the product mix in the prior period, partially offset by decreases in material costs and direct labor and fixed manufacturing leverage of approximately 2.0 percentage points.


    SALES AND MARKETING. Sales and marketing expenses increased 20.1% to $3.5 million for fiscal 1995 from $2.9 million for fiscal 1994. Of the increase, approximately $400,000 resulted from increased sales commissions related to higher sales volume, with the remaining increase resulting from advertising and distributor promotional programs.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 27.6% to $1.5 million for fiscal 1995 from $1.2 million for fiscal 1994. The increase related to increases in engineering personnel and the associated salaries and benefits.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 6.1% to $1.24 million for fiscal 1995 from $1.17 million for fiscal 1994. The increase related primarily to additional personnel costs and professional fees.

    CHANGE IN ESTIMATED USEFUL LIFE OF SOFTWARE DEVELOPMENT COSTS. As a result of a change in the Company's estimate of the useful life of its capitalized software development costs, as well as management's belief that the amount of costs incurred from the time technological feasibility is established for the Company's internally developed software and the time to market are not material, a non-recurring charge of $466,000 was incurred in fiscal 1994 to write-off the remaining portion of internally developed software costs which had been capitalized in March 1993.

    INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased 69.8% to $163,000 for fiscal 1995 from $96,000 for fiscal 1994. The increase relates primarily to costs related to terminated acquisition activities partially offset by a decrease in the amount outstanding on the Company's line of credit.

    PROVISION FOR (BENEFIT FROM) INCOME TAXES. Provision for (benefit from) income taxes was $247,000 for fiscal 1995 and ($155,000) for fiscal 1994. The effective tax rate for fiscal 1995 was 25.5% compared to (38.6)% for fiscal 1994. This change in the effective tax rate is primarily due to the utilization of certain research and development tax credits during fiscal 1995.

    ACCRETION TO REDEMPTION VALUE OF COMMON STOCK. The accretion to redemption value of Common Stock increase is attributable to an increase in the estimated fair value of the Common Stock.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited consolidated quarterly statement of operations data for each of the eight quarters ending with the quarter ended December 31, 1996. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information in accordance with generally accepted accounting practices. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Company's operating results for any one quarter are not necessarily indicative of the results to be expected for any future period.

                                                                             THREE MONTHS ENDED
                                                ----------------------------------------------------------------------------
                                                 MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,
                                                   1995         1995         1995         1995         1996         1996
                                                -----------  -----------  -----------  -----------  -----------  -----------
                                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.....................................   $   4,886    $   5,368    $   5,946    $   6,331    $   8,098    $   9,077
Cost of goods sold............................       2,818        3,170        3,633        3,785        4,782        5,167
                                                -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..................................       2,068        2,198        2,313        2,546        3,316        3,910
Operating expenses:
  Sales and marketing.........................         996        1,040        1,137        1,221        1,591        1,716
  Research and development....................         432          406          468          493          585          695
  General and administrative..................         333          316          317          364          604          853
  Charge for purchased research and
    development...............................          --           --           --           --           --           --
                                                -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from operations.................         307          436          391          468          536          646
Interest expense and other, net...............        (106)         (14)         (15)         (30)        (110)        (103)
                                                -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before income taxes and minority
  interest....................................         201          422          376          438          426          543
Provision for (benefit from) income taxes.....          52          169          150          175          171          218
                                                -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before minority interest........         149          253          226          263          255          325
Minority interest in loss of subsidiary.......          --           --           --           --           --           --
                                                -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) before accretion............   $     149    $     253    $     226    $     263    $     255    $     325
                                                -----------  -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------  -----------


                                                 SEPT. 30,    DEC. 31,
                                                   1996         1996
                                                -----------  -----------

STATEMENT OF OPERATIONS DATA:
Net sales.....................................   $   8,218    $  11,519
Cost of goods sold............................       4,633        5,398
                                                -----------  -----------
Gross profit..................................       3,585        6,121
Operating expenses:
  Sales and marketing.........................       1,731        2,737
  Research and development....................         765        1,131
  General and administrative..................         834        1,225
  Charge for purchased research and
    development...............................       4,893           --
                                                -----------  -----------
Income (loss) from operations.................      (4,638)       1,028
Interest expense and other, net...............        (128)        (156)
                                                -----------  -----------
Income (loss) before income taxes and minority
  interest....................................      (4,766)         872
Provision for (benefit from) income taxes.....         (26)         407
                                                -----------  -----------
Income (loss) before minority interest........      (4,740)         465
Minority interest in loss of subsidiary.......       1,835           16
                                                -----------  -----------
Net income (loss) before accretion............   $  (2,905)   $     481
                                                -----------  -----------
                                                -----------  -----------

    The following table sets forth certain unaudited quarterly results of operations expressed as a percentage of net sales for each of the eight quarters ending with the quarter ended December 31, 1996.

                                                                             THREE MONTHS ENDED
                                                ----------------------------------------------------------------------------
                                                 MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,
                                                   1995         1995         1995         1995         1996         1996
                                                -----------  -----------  -----------  -----------  -----------  -----------
AS A PERCENTAGE OF NET SALES:
Net sales.....................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of goods sold............................        57.7         59.1         61.1         59.8         59.1         56.9
                                                     -----        -----        -----        -----        -----        -----
Gross profit..................................        42.3         40.9         38.9         40.2         40.9         43.1
Operating expenses:
  Sales and marketing.........................        20.4         19.4         19.1         19.3         19.6         18.9
  Research and development....................         8.8          7.6          7.9          7.7          7.2          7.7
  General and administrative..................         6.8          5.8          5.3          5.8          7.5          9.4
  Charge for purchased research and
    development...............................          --           --           --           --           --           --
                                                     -----        -----        -----        -----        -----        -----
Income (loss) from operations.................         6.3          8.1          6.6          7.4          6.6          7.1
Interest expense and other, net...............        (2.2)        (0.3)        (0.3)        (0.5)        (1.3)        (1.1)
                                                     -----        -----        -----        -----        -----        -----
Income (loss) before income taxes and minority
  interest....................................         4.1          7.8          6.3          6.9          5.3          6.0
Provision for (benefit from) income taxes.....         1.1          3.1          2.5          2.8          2.1          2.4
                                                     -----        -----        -----        -----        -----        -----
Income (loss) before minority interest........         3.0          4.7          3.8          4.1          3.2          3.6
Minority interest in loss of subsidiary.......          --           --           --           --           --           --
                                                     -----        -----        -----        -----        -----        -----
Net income (loss) before accretion............         3.0%         4.7%         3.8%         4.1%         3.2%         3.6%
                                                     -----        -----        -----        -----        -----        -----
                                                     -----        -----        -----        -----        -----        -----


                                                 SEPT. 30,    DEC. 31,
                                                   1996         1996
                                                -----------  -----------
AS A PERCENTAGE OF NET SALES:
Net sales.....................................       100.0%       100.0%
Cost of goods sold............................        56.4         46.9
                                                     -----        -----
Gross profit..................................        43.6         53.1
Operating expenses:
  Sales and marketing.........................        21.1         23.8
  Research and development....................         9.3          9.8
  General and administrative..................        10.0         10.6
  Charge for purchased research and
    development...............................        59.6           --
                                                     -----        -----
Income (loss) from operations.................       (56.4)         8.9
Interest expense and other, net...............        (1.6)        (1.3)
                                                     -----        -----
Income (loss) before income taxes and minority
  interest....................................       (58.0)         7.6
Provision for (benefit from) income taxes.....        (0.3)         3.5
                                                     -----        -----
Income (loss) before minority interest........       (57.7)         4.1
Minority interest in loss of subsidiary.......        22.3          0.1
                                                     -----        -----
Net income (loss) before accretion............       (35.4)%        4.2%
                                                     -----        -----
                                                     -----        -----

    Results of the Company's operations have fluctuated from quarter to quarter in the past, and may fluctuate significantly in the future. Such fluctuations may result from a variety of factors, including the timing of new product introductions by the Company, its competitors or third parties, the loss of any of its significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, changes in product mix or capacity utilization, the timing of orders from major customers, personnel changes, production delays or inefficiencies, seasonality and other factors affecting sales and results of operations. A substantial portion of the Company's sales for each quarter results from orders received in that quarter. Consequently, the Company is dependent upon obtaining orders for shipment in a particular quarter to achieve its sales objectives for that quarter. Furthermore, the Company has often recognized a substantial portion of its sales in the last month of a quarter, with sales frequently concentrated in the last weeks or days of a quarter. A substantial portion of the Company's operating expenses are related to personnel, development of new products, marketing programs and facilities. The level of spending for such expenses cannot be adjusted quickly, and is based, in significant part, on the Company's expectations of future revenue. If actual revenue levels are below management's expectations, the Company's business, financial condition and results of operations may be materially adversely affected. The Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to the acquisition of a majority interest in Taylor, the Company had historically funded its operations, including its acquisition of Cincinnati, primarily through cash flow from operations, private placements of securities and proceeds from borrowings under its bank line of credit.

    In order to finance the Taylor Transaction, the Company entered into a $2.0 million subordinated shareholder note payable, which is due on the earlier of September 20, 1999 or 10 days after the completion of an initial public offering. The note bears interest at 20.0%, of which 13.0% is payable in cash on a monthly basis after December 1996 and 7.0% is payable in Common Stock valued at $5.00 per share, with a minimum of 27,999 shares issuable even if the note is repaid within the first year. Additionally, the Company entered into a $2.2 million note with the former principal shareholder of Taylor. The note bears interest at 12.5% per annum until March 19, 1997, and at 15.0% per annum thereafter, payable on a monthly basis. The note is required to be paid in full following the closing of a registered initial public offering of any class of stock of the Company or upon the sale of Taylor's labor scheduling software product line currently held for sale by the Company. Finally, the Company entered into a loan agreement with Digital Electronics, whereby Digital Electronics loaned the Company $5.0 million. In September 1996, $4.0 million of such loan was converted into 39.0% of the outstanding Taylor Class A Shares. The remaining $1.0 million of the Digital Electronics indebtedness is represented by an unsecured promissory note, accruing interest at a rate of 5.0% per annum and is due upon the earlier of the completion of an initial public offering or August 31, 1997. See "Recent Acquisitions -- Taylor Transaction" and "Certain Transactions."

    Beginning in fiscal 1998, the Company may become obligated under the terms of the Taylor Transaction and the Cincinnati Transaction to make payments of contingent consideration which could be substantial in amount. The Taylor Transaction requires contingent payments based on Taylor's revenue for the twelve month periods ending September 30, 1997 and 1998, of up to $4.0 million for each of these twelve month periods. The Cincinnati Transaction requires contingent payments based on calendar year 1997 revenues of Cincinnati-related product sales in excess of historic sales volumes equal to 10.0% of the first $1.0 million of such excess and 4.0% of any further excess. Additionally, the Cincinnati Transaction requires a contingent payment equal to 1.25% of the Company's net sales in excess of $32.0 million for each of the calendar years 1998, 1999 and 2000. Of such contingent payments with respect to the Cincinnati Transaction, approximately half are payable in shares of the Company's Common Stock valued at the then fair market value, with the remainder payable in cash. The Company has a buy-out right with respect to the contingent payments for the Cincinnati Transaction for the years

1998, 1999 and 2000, ranging from $1.0 million to $2.0 million depending on the timing of the exercise of such right. Depending on the magnitude of the contingent payments and the amount of the proceeds from the sale of the assets held for sale acquired in connection with the Taylor Transaction, these contingent payments may require the Company to borrow against its current credit facilities or may require the Company to seek additional equity or debt financing, which could materially adversely affect the Company's business and financial position. See "Recent Acquisitions."

    The Company has bank lines of credit aggregating $10.0 million. The amount that the Company is entitled to borrow under such lines of credit is based on 80.0% to 85.0% of eligible trade accounts receivable and 50.0% of eligible inventory, up to $4.5 million, of its respective operations. Based on this formula, the Company would have had approximately $350,000, $869,000 and $850,000 of available borrowings under its line of credit at March 31, 1994, 1995 and 1996, respectively. All funds advanced pursuant to the lines of credit are secured by substantially all of the assets of the Company, and such lines of credit expire on July 1998. The interest rate on borrowings under the lines of credit is the bank's prime lending rate or LIBOR plus 2.0%, at the option of the Company or, in the case of $1.0 million of the line of credit, the bank's prime lending rate. See Note 4 to Consolidated Financial Statements.

    The Company is substantially dependent upon its relationship with Digital Electronics, the sole supplier of the flat panel displays that are the principal hardware component incorporated in the graphics-based operator interface products that represent the Company's best selling product line. For fiscal 1996 and the nine months ended December 31, 1996, sales from this product line accounted for 70.7% and 62.1%, respectively, of the Company's net sales. The Company has no contractual arrangement obligating Digital Electronics to continue to supply these components to the Company or setting prices for the purchase of the components. The inability of the Company to obtain this hardware platform from Digital Electronics would have a material adverse effect upon the operating results and liquidity of the Company.

    Cash (used in) provided by operating activities was $(140,000) in fiscal 1994, $75,000 in fiscal 1995, $(411,000) in fiscal 1996 and $(977,000) for the nine months ended December 31, 1996. In fiscal 1994, 1995 and 1996 and the nine months ended December 31, 1996, the Company experienced increases in receivables and inventory as a result of increases in the Company's sales volume, which was partially offset by increases in accounts payable and accrued expenses in fiscal 1994, 1995 and the nine months ended December 31, 1996.

    Net cash used in investing activities totaled $207,000, $295,000, $1.9 million and $6.1 million for fiscal 1994, 1995, 1996 and the nine months ended December 31, 1996, respectively. These activities consisted primarily of purchases of personal property and equipment and other assets. In addition, for fiscal 1996 and the nine months ended December 31, 1996, cash used for investing activities related to the Cincinnati Transaction and Taylor Transaction, respectively.

    Management believes the proceeds from this offering, together with cash flow from operations and borrowings available under the existing bank credit facilities or replacement facilities will be sufficient to finance the Company's operations for at least the next 12 months. In the event the Company acquires one or more businesses or products, the Company's capital requirements could increase substantially, and there can be no assurance that additional capital will be available on terms acceptable to the Company, if at all.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires long-lived assets and certain intangible assets to be carried at the lower of cost or fair value less cost to sell if recoverability is determined to be questionable. The Company adopted this statement effective April 1, 1996, and such adoption did not have a material impact on the Company's results of operations.

    In November 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation." This statement is effective for fiscal years beginning after December 15, 1995. Companies have a choice to include a reasonable estimate of expense for all stock-based compensation in the statement of operations, or to disclose the effect of adopting the provisions of the statement on a pro forma basis in a footnote to the financial statements. The Company adopted this statement during the nine months ended December 31, 1996. See Note 8 of Notes to Consolidated Financial Statements.

                                    BUSINESS

    Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. The Company's broad range of products are used to define, monitor and maintain the operation, sequencing and safety of industrial equipment and machinery on the factory floor. These products range from closed architecture programmable logic controller operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 200 sales locations. End-users of the Company's products include Abbott Laboratories, The Boeing Company, The Coca-Cola Company, The Dow Chemical Company, Eastman Kodak Company, Ford Motor Company, General Motors Corporation, Nabisco, Inc. and USX Corporation.

THE INDUSTRIAL AUTOMATION INDUSTRY

    Industrial manufacturing processes have become increasingly complex and difficult to manage, especially at the factory floor level. While trying to respond to such complexities, manufacturers are simultaneously under increased competitive pressures to lower costs, increase quality and efficiency and meet customer delivery deadlines. These pressures are often further complicated by the additional burden of compliance with governmental regulations, safety procedures and internal information reporting needs. To manage the complexity of the manufacturing environment and to satisfy these requirements, manufacturers must collect and analyze large amounts of data concerning their operations on a timely, comprehensive and efficient basis. Industrial automation provides solutions to these challenges.

    The industrial automation industry can be divided into three segments: planning, execution and control. Products in the PLANNING segment translate information, such as customer orders and material purchases, into a comprehensive plan for the manufacture of products. Products in the EXECUTION segment schedule and monitor plant resources to ensure that machines produce products in accordance with the production plan. Products in the CONTROL segment, upon which the Company primarily focuses, allow users to define, monitor and maintain the operation, sequencing and safety of industrial equipment and machinery on the factory floor.


    Specifically, control segment functions include supervisory controls, which allow individual machines to interact with each other; operator interfaces, which allow a human operator to communicate with an individual machine; and controllers, including programmable logic controllers ("PLCs") and industrial computers, which intelligently control the operation of a machine. Harbor Research, Inc., a technology industry market research firm formed in 1984 which, among other activities, has performed analyses of the industrial automation industry for the Company and certain of its competitors, projects that annual sales of control segment products in those categories in which the Company currently offers products will grow from $8.6 billion in 1995 to over $12.8 billion in 2000. This market is presently dominated by proprietary control products from manufacturers of PLCs such as Allen-Bradley, Siemens Energy and Automation, Inc. and GE Fanuc Automation North America, Inc.


    Proprietary control products have many inherent limitations, including fixed, vendor-defined functionality and difficulty in programming, integrating and networking with other proprietary products and systems. As manufacturers benefited from the increasing automation of individual machines, difficulties remained in integrating proprietary control segment products into different parts of the manufacturing process. With little communication ability among these products, multiple "islands of information" within a manufacturing operation resulted as products from one vendor could not easily share information with products from another vendor, forcing a manufacturer to depend upon a single vendor. For the manufacturer, this resulted in a high cost of ownership and the inability to take advantage of the inherent cost and performance benefits associated with standards-based products.

    In response to these problems, the Company believes end-users in the control segment of the industrial automation marketplace are beginning to migrate towards open systems-based products. This migration is occurring gradually as manufacturers build new facilities and replace or upgrade existing facilities. By moving to interoperable products, manufacturers can benefit from standard networking protocols which provide enhanced connectivity, intuitive graphical user interfaces, enhanced application software functionality and the continued cost reductions associated with general purpose hardware. The availability of a standardized, easy-to-support operating system, such as Windows NT, allows industrial automation products to be based upon an open architecture platform with widespread market acceptance. In addition, the Company believes the advent of relatively low cost network computers, linked together through Internet or intranet protocols and technologies, will allow manufacturers and end-users greater communication and functionality in automation systems. Eventually, the Company believes these trends may result in the development of network computer systems which combine PLC and operator interface functionality to control the actions of machines on the factory floor.

    Distributors are an integral part of the technological evolution occurring in the industrial automation marketplace. Traditionally, a substantial portion of industrial automation products have been sold through the use of independent distributors because they provide vendors with broad geographic and account coverage. Distributors also provide customers with a broad product line and local support and service and generally have well established, long-standing relationships with customers. As competitive pressures force distributors to limit the number of vendors and product lines they represent, the Company believes distributors will seek to represent vendors who offer a comprehensive line of products that will fill the needs of customers who have not migrated towards open systems as well as those who demand a line of products based on interoperable software and hardware. Because distributors base their business on satisfying the demands of their customer base, they need to offer a migration path from traditional industrial automation technology to products based on open systems technology.

    The technology shift in the market for control products is similar to the transition in the office environment towards open client/server computing. The Company believes that an opportunity exists for vendors that can offer, through distribution, control segment products which span the range from proprietary, closed architecture products to standards-based open-system products.

THE TOTAL CONTROL ADVANTAGE

    Total Control believes that it offers to its distributors one of the most complete and versatile lines of control segment products available, ranging from lower-end operator interface products to sophisticated open architecture control software and systems. The Company's graphics-based operator interfaces have the ability to communicate with most major proprietary systems on the factory floor, as well as to communicate among each of these major proprietary systems.

    As manufacturers begin to introduce sophisticated, networked information management systems, the ability to communicate with each machine on the factory floor becomes critical, making the Company's products a natural bridge between old and new technology. The availability and cost advantage of open systems technology is accelerating the introduction of new products on the factory floor, and in turn accelerating the requirement for distributors to carry a line of products that spans the functionality spectrum. The Company believes that its broad line of control segment products, its international network of independent distributors and its substantial base of end-users position it to become a leading worldwide provider of products and technology in the control segment of the industrial automation market.

STRATEGY

    The Company's goal is to become a leading worldwide provider of products and technology in the control segment of the industrial automation market. Key elements of the Company's strategy are as follows:

    LEVERAGE THE SUCCESS OF QUICKPANEL. The Company's principal product line, QuickPanel and other similar products, has gained a leadership position in its market. It has been the Company's most successful product line, accounted for 70.7% and 62.1% of net sales in fiscal 1996 and the nine months ended December 31, 1996, respectively. The Company believes that this product line delivers price/ performance leadership and has allowed the Company to gain visibility and enhance its reputation both with distributors and with end-users. The Company is beginning to invest substantial resources in developing future generations of the QuickPanel product line aimed at giving it the functionality of a standards-based interoperable network computer and allowing the Company to extend the functionality of the product into the open systems environment.

    DEVELOP PRODUCTS FOR SALE THROUGH INDEPENDENT DISTRIBUTORS. The Company utilizes an international network of independent distributors with over 200 sales locations that specialize in sales of industrial automation products. The Company believes that, because distributors are seeking to make their operations more efficient by reducing the number of approved vendors from which they buy products, they have come to expect that the Company will provide a broad range of products which serve the control segment of the market. The Company is focused on developing industrial automation products that, from price, performance and support perspectives, satisfy the selling requirements of its distributors, and the Company does not currently anticipate designing or marketing products that are not suitable for its existing independent distributors. As the industrial automation industry moves from proprietary systems to open architecture technology, the Company anticipates that a wide variety of new and existing hardware and software technologies will converge, providing a broader range of sales opportunities for both the Company and its distributors.

    EXPAND THE NETWORK OF INDEPENDENT DISTRIBUTORS. Since the Company's decision in 1994 to channel its sales efforts through distributors, the Company has increased the number of distributor sales locations from approximately 130 in October 1994 to approximately 200 in December 1996. The Company seeks to establish and maintain relationships with the leading industrial automation product distributors in each of the geographic market areas in which it competes and periodically evaluates its distributors' market positions. The Company believes that by offering a comprehensive migration path from closed to open architecture products in the industrial automation industry, its mindshare among distributors will continue to be enhanced, making it an attractive choice for distributors.

    LEVERAGE THE TREND TOWARDS OPEN SYSTEMS. The Company believes it is positioned to gain a leadership position in the next generation of industrial automation technologies. Because the Company is migrating its products to object-oriented software products that run in the Microsoft operating environment, the Company believes it will be in a position to benefit from the expected rapid acceptance of Microsoft Windows NT on the factory floor. The Company's goal is to provide cost effective distributed client/server products that can improve factory productivity and enhance business management and control.

    SEEK PRODUCT PORTFOLIO EXPANSION OPPORTUNITIES. The industrial automation industry continues to be highly competitive and fragmented. The Company believes that this fragmentation will allow it to continue to acquire companies, assets and product lines in this market, although the Company does not currently have any planned acquisitions. This strategy will allow the Company to continue to expand its product portfolio and leverage its distribution channel in order to continue to build market share. The Company's acquisition strategy has been and will continue to be to seek companies, assets and products that are attractive to the Company's current end-user base, require technological understanding similar to the Company's current products, and can be easily marketed through its independent distributors.

    FOCUS RESOURCES ON STRATEGIC AREAS. The Company's strategy is to maximize flexibility and efficiency in the development of its products in order to quickly and inexpensively bring them to market. The Company seeks to use the most efficient methods available to implement this strategy, including building strategic alliances, such as the Company's relationship with Digital Electronics. The Company intends to continue to limit spending in non-strategic areas by using third party suppliers for most of its hardware and manufacturing needs, thereby eliminating the need to build and maintain costly manufacturing infrastructures.

PRODUCTS

    The Company's products are used to define, monitor and maintain the operation, sequencing and safety of industrial equipment and machinery on the factory floor. The Company offers a wide range of products, from proprietary PLC operator interfaces to open architecture control software and systems. The Company designs these products to satisfy the price and performance characteristics demanded by its distributors and end-users, and sells products to its distributors at a discount from the end-user list price for such products. The table below summarizes the Company's principal product offerings and the typical list price range for the products:

                                                                                            REPRESENTATIVE U.S.
            PRODUCT CLASS                               PRODUCTS OFFERED                   END-USER LIST PRICES
--------------------------------------  ------------------------------------------------  -----------------------
Graphics-based Operator                 QuickPanel and QuickPanel Junior                  $1,240 - $ 6,995
Interfaces                              Smart Panel and Smart Panel Plus                  3,750 -   6,000
                                        SmartScreen                                       3,750 -   7,850
                                        SmartTouch                                        2,000 -   7,000

Software Tools                          ProcessWindow (MMI software)                      280 -   2,100
                                        ProWorx (PLC support software)                    750 -   3,500
                                        Waltz (PC-based control software)                 175 -   3,290
                                        SecurWorx (version control software)              7,000 -  42,750
                                        QuickDesigner (configuration software)            595 -    895

Text-based Operator Interfaces          MessageCenter                                     400 -   1,100
                                        Grey-Line                                         600 -   1,000
                                        SmartMarquee and QuickMarquee                     3,500 -  13,500
                                        Keypad panels                                     300 -   1,000

Industrial Computer Workstations        TCS Family                                        3,500 -  15,000

    GRAPHICS-BASED OPERATOR INTERFACE PRODUCTS. These products are easy-to-use displays which allow human machine operators to monitor and program industrial equipment by receiving and inputting information through a display screen. The Company has sold over 30,000 units in this class since 1989, and sales from these graphics-based product lines represented 70.7% and 62.1% of the Company's net sales in fiscal 1996 and for the nine months ended December 31, 1996, respectively.

    The Company's products in this category consist of monochrome and color graphical displays on either a flat panel or a cathode ray tube ("CRT") based screen. These products offer graphical touchscreen operator interfaces that are cost-effective replacements to a variety of discrete devices, from push buttons to message centers. The trend in this product class is towards smaller, flat panel-based displays as opposed to the more bulky CRT screens. The QuickPanel flat panel product line has eight separate models, while the CRT-based SmartScreen is sold in a variety of screen sizes and configurations. All of these units are designed for single operator stations and include connectivity technology to communicate with proprietary PLCs. The Company's graphics-based operator interface products can communicate with over 20 major PLCs and PLC networks including Allen-Bradley Remote I/O-TM-, Data Highway PLUS-TM-, Modicon Modbus Plus-TM-, and GE Genius I/O-TM-. Consequently, these products are capable of serving as bridges to open systems products and technology.

    SOFTWARE TOOLS.  The Company's software tools are described below:

        PROCESSWINDOW. ProcessWindow is a graphical operator interface software program that enhances the man-machine interface ("MMI") that occurs between a human operator and a particular piece of factory equipment. The product provides a variety of information management and display capabilities that can be programed by the user, runs under Windows 3.1 and NT and is capable of communicating with many different control systems. In addition, it can be linked to the Company's ProWorx and Waltz software products.

        PROWORX. ProWorxPlus and ProWorx IV are software tools which support the operation of PLCs. These products allow a human operator to easily and efficiently program a PLC to control the parameters of a machine's operation. Each of the products in this class run on DOS- or Windows-compatible PCs, and support PLCs manufactured by Allen-Bradley and Modicon.

        WALTZ. The Company's Waltz control software is a PC-based control product that allows a machine operator to have direct PC control over the operation of a machine without the necessity of a PLC. Waltz runs on Windows NT and includes an IEC 1131-3 compatible editor, a controller, communication drivers to various types of input/output systems, and an operator interface based on the Company's ProcessWindow software. By utilizing general purpose computers and high-performance, real-time operating systems, such as Windows NT, this software tool allows manufacturers to reduce dependency on proprietary PLCs and shift their operations to open systems technology.

        SECURWORX. Users of multiple PLCs and other programmable devices may be faced with hundreds of controllers on a particular site, each containing unique application programs, connected by means of a local area network. As human operators make changes to the programming of a particular PLC, the Company's SecurWorx client/server database management software provides version control management as well as password protection. SecurWorx produces an audit trail of the controller program changes and is integrated with the Company's ProWorx software.

        QUICKDESIGNER. QuickDesigner is a Windows compatible software design tool used with the Company's flat panel operator interface products. This software tool allows users to configure the display features on the graphical flat panel touchscreen to meet their individual needs.

    TEXT-BASED OPERATOR INTERFACES. These products, such as Grey-Line, MessageCenter and QuickMarquee, report on the operation of industrial equipment by sending textual messages to the machine operator through the use of a digital display apparatus, with display sizes ranging from one quarter inch to eight inches. This allows the machine operator to review messages as needed, rather than having to constantly monitor a complicated control panel filled with push buttons, pilot lights and selector switches. These products, although the most basic types of operator interfaces, are still widely popular and allow the Company to provide a broad range of products for the control segment of the industrial automation market.

    INDUSTRIAL COMPUTER WORKSTATIONS. The Company offers the TCS family of ruggedized, open architecture computers, workstations and stand alone computers and monitors specifically designed for the harsh requirements of the factory floor. The products vary based on size, mounting configurations, display types, memory, storage devices, key pads and touchscreen options. In addition, the TCS family of industrial computers is also available bundled with the Company's software products.

    PRODUCTS UNDER DEVELOPMENT. The Company intends to focus its product development efforts on incorporating the high-end functionality of the Company's software tools into its existing text-based and graphics-based operator interface products. This development would allow the graphics-based products to offer the same control and networking functionality that is currently available in the software tools. The Company believes the resulting products would provide enhanced price/performance leadership, allowing open architecture to be available at the lower end of the product spectrum and providing the end-user the benefit of enhanced flexibility, connectivity and functionality without having to convert its control systems to PC-based systems. In particular, the Company is beginning to invest substantial resources in developing future generations of the QuickPanel product line aimed at giving it the functionality of an open standards, interoperable network computer.

    SERVICE AND SUPPORT. The Company maintains an inventory of spare parts and service stock. The shipment of spare parts and the performance of repair service on out-of-warranty products is a small, but high margin part of the Company's business. For its software products, the Company offers annual customer support contracts that entitle the purchaser to free phone support and software upgrades during the length of the contract.

END-USERS

    The Company has an installed base of over 33,000 operator interface/industrial computer products, and an installed base for its software tools consisting of over 7,000 licensees, which have over 33,000 authorized licensed seats. The following list provides a selection of the Company's end-user base.

          AEROSPACE                      BEVERAGE                     METALS/GLASS
The Boeing Company             The Coca-Cola Company          Aluminum Company of North
National Aeronautics and       Miller Brewing Company          America
 Space Administration          The Stroh Brewery Company      Ball Container Corporation
AUTOMOTIVE                     Tetra Pak Inc.                 Kaiser Aluminum and Chemical,
Allied Signal Inc.             CONSUMER PRODUCTS               Inc.
BMW of North America, Inc.     Eastman Kodak Company          LTV Steel Company, Inc.
Chrysler Corporation           Kimberly-Clark Corporation     Reynolds Metals Company
Cooper Tire & Rubber Company   Lever Brothers Company         USX Corporation
Ford Motor Company             Ralston Purina Company         PETROCHEMICAL
General Motors Corporation     Scott Paper Company            Chevron Corporation
Goodyear Tire & Rubber         Weyerhaeuser Company, Inc.     The Dow Chemical Company
 Company                       FOOD                           E.I. Dupont de Nemours and
Saturn Corporation             American Crystal Sugar          Company
TRW, Inc.                       Company                       H.B. Fuller Company
                               Frito-Lay, Inc.                PHARMACEUTICALS
                               Nabisco, Inc.                  Abbott Laboratories
                               Phillip Morris Companies,      Baxter International, Inc.
                                Inc.                          Eli Lilly and Company
                               Quaker Oats Company            Pfizer Inc.
                                                              The Upjohn Company

    The Company believes that it has a broad end-user base, with none of its end-users, including those listed above, accounting for a material portion of its overall sales.

SALES, MARKETING AND SUPPORT

    The Company's products are sold in more than 25 countries, primarily through an international network of independent distributors having approximately 200 sales locations. The Company seeks to establish and maintain relationships with the leading industrial automation distributors in each of the geographic market areas in which it competes, and periodically evaluates its distributors' market positions. The Company's distributors typically provide customer training, application engineering and support. The Company believes that its commitment to service and support has been and will continue to be a significant factor in its success. Sales to one distributor, McNaughton-McKay Electric Company, accounted for 13.9%, 9.5% and 8.7% of the Company's net sales in fiscal 1995 and 1996 and the nine months ended December 31, 1996. As of December 31, 1996, the Company's sales, marketing and technical support organization consisted of 75 employees and 45 independent sales representatives. This organization is managed by regional sales managers located in Atlanta, Georgia; Cincinnati, Ohio; San Francisco, California; Pittsburgh, Pennsylvania; Melrose Park, Illinois; Edmonton, Alberta; Sao Paulo, Brazil; and Birmingham, England. This organization supports the Company's independent distributors and complements their selling efforts by targeting large end-users, system integrators, original equipment manufacturers and others.

    In addition to its network of independent distributors, the Company maintains a 40.0%-owned joint venture investment in Pro-face, HMI B.V. ("ProFace"), a distributor located in the Netherlands. ProFace is the European distributor of both the Company's and Digital Electronics' products.

PRODUCT DEVELOPMENT

    The Company maintains an active product development program, including a joint development arrangement with Digital Electronics for certain projects. The Company's strategy is to develop new product offerings and existing product extensions which are responsive to customer demands and satisfy the needs of the Company's distributors. A significant portion of the Company's product development expenses are targeted to developing products that will provide additional functionality requested by the Company's end-users.

    As of December 31, 1996, the Company had a product development staff of 80 full-time employees, including software, electronic and mechanical design engineers, product managers, application engineers and directly associated staff members involved in technical documentation and product support. During fiscal 1994, 1995 and 1996 and the nine months ended December 31, 1996, research and development expenses were 10.1%, 8.9%, 7.6% and 9.0% of net sales, respectively. The Company anticipates that it will continue to commit substantial resources to product development efforts in the future.

SUPPLY RELATIONSHIP WITH DIGITAL ELECTRONICS

    Digital Electronics is the Company's sole supplier of the flat panel screens that are the principal hardware component incorporated in its graphics-based operator interface products, the Company's best selling product class. During fiscal 1994, 1995 and 1996 and for the nine months ended December 31, 1996, sales from this product class accounted for 45.9%, 61.9%, 70.7% and 62.1%, respectively, of the Company's net sales. Digital Electronics is not under a contractual obligation to continue to supply the flat panel screens and there is no formal agreement between the Company and Digital Electronics with respect to pricing. A disruption in the supply of products from Digital Electronics or a significant price increase could have a material adverse impact on the Company's business, financial condition and results of operations until an alternative source of supply could be established. The Company has the exclusive right to market and distribute in North and South America all hardware products manufactured by Digital Electronics pursuant to the terms of a distribution agreement, which expires in April 2005. See "Risk Factors -- Dependence Upon Digital Electronics Corporation" and "Certain Transactions."

MANUFACTURING AND SUPPLY

    The Company performs final assembly and testing for substantially all of its products at its Melrose Park and Edmonton facilities, which are certified under ISO-9001, an international quality standard. The assembly process encompasses the assembly of sheet metal parts, keyboards, displays and electronic circuit boards into finished goods and the duplication of software products on disks or other electronic media. The Company subcontracts the assembly of circuit boards and the fabrication of sheet metal and front panel bezels. The Company uses a number of firms for these subcontracted services and is not materially dependent upon any third party that performs these services.

    Except for the flat panel displays purchased from Digital Electronics, substantially all of the components used in the Company's products are available from multiple sources and the Company maintains more than one source of supply for all material components. However, the Company may experience supply shortages due to various factors, including increases in market demand for certain components and the limited capacity of certain suppliers. Although the Company believes that the partial or complete loss of one or more of its suppliers, other than Digital Electronics, is not likely to have a material long-term impact on its operations, such a loss could in the short term result in significant production delays, require the Company to seek alternative sources of supply and increase its cost of goods sold and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    Competition in the industrial automation industry is intense and characterized by rapidly advancing technologies. The Company faces substantial competition in all of its product lines and competition may increase if new competitors enter the market or if existing competitors expand their product offerings. Competitors include large PLC manufacturers, including Allen-Bradley (a subsidiary of Rockwell International, Inc.), Eaton Corp., GE Fanuc Automation North America, Inc. (a joint venture between General Electric Corporation and Fanuc Limited), Groupe Schneider S.A. (consisting of Modicon, Inc., Schneider S.A., Square D Co. and Telemechanique, Inc.) and Siemens Energy and Automation, Inc. (the U.S. subsidiary of Siemens A.G.). Competitors also include software developers, such as IDT, Inc. (a subsidiary of Eaton Corp.), Intellution Inc. (a subsidiary of Emerson Electric Corporation), Nematron, Inc. and Wonderware, Inc. Many of these competitors are larger and have significantly greater resources than the Company. These competitors, as well as potential future competitors, may have greater name recognition and a larger installed base than the Company. The Company believes that over time this competition may have the effect of reducing average selling prices of comparable products, and thus, in order to maintain sales, the Company may be forced to increase unit volumes or increase the performance of its products in order to offset or reduce any decreases in selling prices. In the event such price reductions become necessary, the Company's ability to maintain gross margins will depend on its ability to reduce cost of goods sold in an amount sufficient to compensate for any decreases in selling prices. The Company's competitors could in the future introduce products with more features and lower prices than the Company's product offerings, bundle existing or new products with other products or systems to compete with the Company or exert leverage or other competitive pressures on distributors to give priority to their own products at the expense of the Company's products. As the market for industrial automation and process control solutions develops, a number of companies with significantly greater resources than the Company may attempt to increase their presence in the market by acquiring and/or forming strategic alliances with competitors of the Company. The Company competes on the basis of the reliability, price and ease of use of its products, the quality and breadth of its distributor network and its customer service. The Company believes that it competes favorably with respect to these factors.

INTELLECTUAL PROPERTY

    The Company's success depends in part on its ability to maintain the proprietary and confidential aspects of its products as they are released. The Company does not own any significant patents, and relies on a combination of copyrights, employee non-disclosure agreements and other means to establish and protect its proprietary rights. There can be no assurance that the precautions taken by the Company adequately protect the Company's technology. In addition, many of the Company's competitors have obtained or developed, and may be expected to obtain or develop in the future, patents, copyrights or other proprietary rights that cover or affect products that perform functions similar to the products offered by the Company. The inability of the Company for any reason to protect existing technology or otherwise acquire necessary technology could prevent distribution or licensing of the Company's products, which would have a material adverse effect on the business, financial condition and results of operations of the Company. The Company licenses its software products primarily under "shrink wrap" license agreements that are not signed by licensees and, therefore, may be unenforceable under the laws of certain foreign jurisdictions. In addition, in some instances the Company licenses its software products under agreements that give licensees limited access to the source code of the Company's products. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to obtain and use information that the Company regards as proprietary.

    Certain technology used in the Company's products is licensed from third parties. These licenses generally require the Company to pay royalties and to fulfill confidentiality obligations. In the future, it may be necessary or desirable for the Company to seek additional licenses of intellectual property rights held by third parties. There can be no assurance that such licenses will be available on favorable terms, if at all.

    The Company believes that, due to the rapid pace of innovation within its industry, factors such as the technological and creative skills of its personnel are more important to establishing and maintaining a technology leadership position than are the various legal protection of its technology. The Company believes that its products and technology do not infringe any existing proprietary rights of others, although there can be no assurance that third parties will not assert infringement claims in the future.

EMPLOYEES

    As of December 31, 1996, the Company had a total of 240 full-time employees, of which 80 were in product development, 75 were in sales and marketing, 54 were in manufacturing and operations and 31 were in general and administrative functions. The Company also hires temporary employees as needed. None of the employees are represented by a labor union or subject to a collective bargaining agreement. The Company believes that its employee relations are good.

FACILITIES

    The Company's headquarters and principal manufacturing facilities are located in Melrose Park, Illinois, in a 39,000 square foot leased facility, of which approximately 24,000 square feet is used for manufacturing and storage. The facility is owned by a partnership which is controlled by officers and major shareholders of the Company. See "Certain Transactions." This facility is leased through April 2002. In addition, the Company leases a 22,000 square foot facility in Edmonton, Alberta. The Company also leases sales offices. As part of the acquisition of Cincinnati, the Company became the primary obligor of a 29,670 square foot facility in Cincinnati, Ohio. The Company is currently involved in negotiations for the sublease of this facility through the remainder of the original lease term, which expires in August 2000. The Company anticipates that it will be necessary in the near future to lease additional inventory storage space, and management believes suitable space is available to meet this need in the Melrose Park vicinity. With the exception of such additional inventory storage space, the Company believes that its facilities are adequate for its current needs.

LEGAL PROCEEDINGS

    The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the name, age as of December 31, 1996, and position of the executive officers and directors of the Company:

NAME                                  AGE                                    POSITION
--------------------------------  -----------  ---------------------------------------------------------------------
Nicholas T. Gihl(1).............          40   Chairman, Chief Executive Officer and President, Director
Dennis Marrano..................          47   Senior Vice President of Operations
Peter A. Nicholson..............          33   Senior Vice President and Chief Financial Officer, Treasurer,
                                                 Secretary
Kevin O'Connor..................          36   Senior Vice President of Sales
Neil R. Taylor..................          47   Senior Vice President of Software Development, Director
Frank Wood......................          49   Senior Vice President of Product Development and Marketing
Julius J. Sparacino(1)..........          59   Chairman Emeritus, Director
A.B. Siemer(1)(3)...............          59   Director
Edward T. Hurd(2)(3)............          58   Director Nominee(4)
Donald J. Kramer(2)(3)..........          64   Director Nominee(4)

--------------

(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

(4) Term will become effective upon the closing of this offering.

    Mr. Gihl co-founded the Company in 1982, along with Mr. Sparacino, and has served as President of the Company since April 1994. From the Company's founding in 1982 to March 1994, Mr. Gihl served as Executive Vice President. Mr. Gihl has served as a director of the Company since the Company's founding. Mr. Gihl became Chairman in December 1996. Prior to co-founding the Company, from October 1979 to November 1982, Mr. Gihl served in several design engineering and electronic development positions and as a Design Supervisor at Mark Controls, a manufacturer of energy management systems. Mr. Gihl is married to the daughter of Mr. Sparacino.

    Mr. Marrano joined the Company in April 1985 as Director of Manufacturing and has served in various positions with the Company since that time, most recently as the Senior Vice President of Operations since April 1996.

    Mr. Nicholson has served as Senior Vice President and Chief Financial Officer, Treasurer and Secretary of the Company since June 1996. From June 1995 to May 1996, Mr. Nicholson served as Vice President of Finance of Mama Tish's Italian Specialties, Inc., a manufacturer and marketer of frozen dessert products. From July 1985 to May 1995, Mr. Nicholson was employed by Arthur Andersen LLP, most recently as a manager in the audit and business advisory practice area. Mr. Nicholson is a Certified Public Accountant.

    Mr. O'Connor has served as the Company's Senior Vice President of Sales since February 1996. Mr. O'Connor served as the Company's Vice President of Sales and Marketing from March 1994 to February 1996 and as a regional sales manager from December 1992 to March 1994. From August 1983 to December 1992, Mr. O'Connor served as a Regional Sales Engineer for McNaughton-McKay Electric Company, a distributor of industrial automation products.

    Mr. Taylor has served as Senior Vice President of Software Development and a director of the Company since the consummation of the Taylor Transaction in September 1996. Mr. Taylor co-founded Taylor, a developer and marketer of industrial automation software products, in 1979. Mr. Taylor served as the Chairman of the Board of Taylor from inception to September 1996, and President of Taylor from inception to September 1991.

    Mr. Wood has served as Senior Vice President of Product Development and Marketing of the Company since February 1996. From September 1995 to February 1996, and May 1993 to July 1993, Mr. Wood served as a consultant in the industrial automation market. From August 1993 to September 1995, Mr. Wood served as Vice President of Sales and Marketing of Promise Systems Corp., a developer and marketer of software. From October 1988 to April 1993, Mr. Wood served as Vice President of Marketing for AEG Modicon, Inc., a developer, manufacturer and marketer of programmable logic controllers and other industrial automation products.

    Mr. Sparacino co-founded the Company in 1982 and has served as a director since that time. Mr. Sparacino served as the Chairman from 1982 to December 1996, when he became Chairman Emeritus. From 1982 to April 1994, Mr. Sparacino served as President of the Company.

    Mr. Siemer has served as a director of the Company since December 1993. Mr. Siemer has been the President of Desco Corporation, an industrial and manufacturing holding company, for over thirty years. Mr. Siemer was elected to the Board of Directors pursuant to the terms of a Shareholders Agreement which will expire upon the closing of this offering. See "Certain Transactions."

    Mr. Hurd will become a director effective upon the closing of this offering. From 1990 to February 1995, Mr. Hurd was President of Industrial Control, a division of Honeywell Inc., a worldwide supplier of automation and control products, systems and services, and served as Executive Vice President of Honeywell Inc. from February 1995 to April 1996. Mr. Hurd has been an independent consultant since April 1996. Mr. Hurd is also a director of Moore Products Co., a manufacturer of industrial products for the process control industry.

    Mr. Kramer will become a director effective upon the closing of this offering. From January 1990 to March 1996, Mr. Kramer was a Special Limited Partner of TA Associates, a venture capital investing firm, and was a general partner of TA Associates for the five years preceeding January 1990. Since March 1996, Mr. Kramer has been a private investor. Mr. Kramer is also a director of Robotic Vision Systems, Inc., a designer, manufacturer and installer of machine vision-based products, and Micro Component Technology, Inc., a supplier of semi-conductor handling equipment.

    Executive officers of the Company are appointed by the Board of Directors and serve, subject to their removal or resignation, until their successors have been duly elected and qualified.

EMPLOYMENT AGREEMENTS

    The Company entered into written employment agreements with Mr. Gihl on December 19, 1996, with Mr. Marrano as of September 30, 1996, with Mr. Nicholson effective June 1, 1996, with Mr. Taylor as of September 19, 1996 and with Mr. Wood effective February 9, 1996. The employment agreements for Messrs. Marrano and Wood provide for an initial term of one year, while the initial term under Mr. Gihl's employment agreement is approximately 54 weeks, Mr. Taylor's initial employment term under his employment agreement is three years and Mr. Nicholson's initial employment term under his employment agreement is nineteen months. After the expiration of the initial term, the employment agreements automatically renew for successive one year periods unless either party delivers written notice of its desire to terminate the agreement at least 90 days prior to the expiration of the term. The base salaries for Messrs. Gihl, Marrano, Nicholson, Taylor and Wood under their respective employment agreements is $200,000, $110,000, $110,000, $125,000 and $110,000, respectively. Mr. Gihl's employment agreement provides that he will be granted, immediately following the effectiveness of this offering, an option to purchase 50,000 shares of Common Stock at an exercise price equal to the initial public offering price per share in this offering.

    Each of the employment agreements contains a noncompetition covenant whereby the employee agrees that for a period lasting from the date of the agreement to one year after the termination of his employment with the Company, he will not engage in any business that competes with the Company anywhere in the United States. In addition, each employee has agreed to be bound by the terms of a confidentiality provision requiring the employee to hold the Company's confidential information in the strictest confidence for the longest period permitted by law.


    Under the terms of these agreements, the employee's employment with the Company may be terminated prior to the expiration of the term for "cause," as defined in the agreements. In the event of termination for cause or if the employee voluntarily terminates his employment, the Company's obligations under the agreement cease and the employee forfeits all his rights to receive any compensation or benefits, except for salary and benefits for services already performed as of the date of termination. In addition, if the Company terminates an employee's employment under certain circumstances the Company must pay the employee designated severance amounts. In particular, in the event the Company terminates Mr. Gihl's employment for any reason other than death, disability or cause, including the decision not to renew the term of his employment agreement, Mr. Gihl will be entitled to receive in one lump sum payment an amount equal to two years compensation, based upon his highest monthly salary during the twelve months immediately preceding the termination, plus two times the bonus paid Mr. Gihl for the most recent fiscal year. In addition, all of Mr. Gihl's unvested stock options shall vest and become immediately exerciseable and the Company shall continue his medical insurance benefits for a period of two years. Under the terms of Mr. Taylor's employment agreement, if Mr. Taylor's employment is terminated by the Company for any reason other than death, disability or cause, Mr. Taylor shall be entitled to receive his salary for the longer of the remainder of the employment term, or twelve months from the date of termination. In the event the Company terminates Mr. Wood's employment for any reason other than death, disability or cause, including the decision not to renew the term of his employment agreement, the Company shall pay Mr. Wood his base salary for a period of one year following such termination and will continue his medical insurance benefits during such period to the extent Mr. Wood is not entitled to receive similar benefits from a subsequent employer. In the event the Company terminates Mr. Marrano's employment for any reason other than cause, including the decision not to renew the term of his employment agreement, the Company shall pay Mr. Marrano an amount equal to $150,000 in one lump sum payment. Finally, if the Company terminates Mr. Nicholson's employment for any reason other than cause, death, disability or within one year after certain circumstances defined as a "change of control," but including upon the decision of the Company not to renew the term of Mr. Nicholson's employment, the Company shall pay Mr. Nicholson in one lump sum an amount equal to three times the greater of his monthly salary as of the date of termination or his highest monthly salary during the prior twelve month period and continue Mr. Nicholson's medical insurance benefits during such three month period to the extent Mr. Nicholson is not entitled to receive similar benefits from a subsequent employer. In addition, if the Company terminates Mr. Nicholson's employment within one year after a change of control (other than for cause), the Company is obligated to pay Mr. Nicholson in one lump sum an amount equal to six times the greater of his monthly salary as of the date of termination or his highest monthly salary during the prior twelve month period, and continue Mr. Nicholson's medical insurance benefits during such six month period to the extent Mr. Nicholson is not entitled to receive similar benefits from a subsequent employer. In the case of Messrs. Gihl, Marrano and Nicholson, the employee may also become entitled to severance under other designated circumstances involving his decision to terminate his employment with the Company.


    Under the terms of these agreements, the employees are entitled to bonus amounts based upon the Company meeting certain financial targets. Mr. Gihl's agreement provides for a minimum bonus of $5,000 per quarter, Mr. Nicholson's agreement provides for a minimum bonus of $25,000 for fiscal 1997, and Mr. Wood's agreement provides for a minimum bonus of $4,000 per quarter. Mr. Marrano's agreement provides for a special bonus of $7,500 payable for fiscal 1997 in addition to the formula bonus. Mr. Nicholson's agreement provides for a signing bonus of $50,000, payable on the earlier of the completion of an initial public offering by the Company or in installments of $13,333 on each anniversary of his employment agreement. In addition, Mr. Nicholson is entitled to a one-time $25,000 bonus upon the consummation of certain designated business transactions, which was earned upon the consummation of the Taylor Transaction and is payable upon the earlier of January 1, 1998 or the completion of an initial public offering.

STAGGERED BOARD OF DIRECTORS

    Pursuant to the Company's Articles of Incorporation, upon the closing of this offering the Board of Directors will be divided into three classes of directors serving staggered three-year terms. The terms of Class I directors (Messrs. Siemer and Taylor) expire in 1998; the terms of Class II directors (Messrs. Sparacino and Kramer) expire in 1999; and the terms of Class III directors (Messrs. Gihl and Hurd) expire in 2000. All directors of each class will hold their positions until the annual meeting of shareholders held during the year in which the terms of the directors in such class expire, or until their respective successors are elected and qualified.

COMPENSATION OF DIRECTORS

    Directors are not currently paid fees, but are reimbursed for travel expenses incurred in attending board meetings. Following completion of this offering, non-employee directors will be reimbursed for their out of pocket expenses incurred to attend each committee or board meeting, up to an amount not to exceed $10,000 per director per year. In addition, non-employee directors will participate in the 1996 Non-Employee Directors' Stock Option Plan. See "Stock Compensation Plans -- 1996 Non-Employee Directors' Stock Option Plan."

DIRECTOR COMMITTEES

    The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee.

    The Executive Committee is empowered to act with all authority granted to the Board of Directors between board meetings, except with respect to those matters required by Illinois law or by the Company's By-laws to be subject to the power and authority of the Board of Directors as a whole. Messrs. Gihl, Siemer and Sparacino are the current members of the Executive Committee.

    The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, to discuss and review the scope and the fees of the prospective annual audit and to review the results thereof with the Company's independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company and to review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Messrs. Hurd, Kramer and Siemer will serve on the Audit Committee beginning immediately after the closing of this offering.

    The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers, to review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and to administer the Company's various stock plans. Messrs. Hurd and Kramer will serve on the Compensation Committee beginning immediately after the closing of this offering.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of all compensation paid by the Company for fiscal 1996 to the Company's Chief Executive Officer and to the other executive officers of the Company whose total annual salary and bonus for such year exceeded $100,000 (together, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         ANNUAL COMPENSATION
                                                                        ----------------------      ALL OTHER
NAME AND PRINCIPAL POSITION(1)                                            SALARY       BONUS     COMPENSATION(3)
----------------------------------------------------------------------  -----------  ---------  -----------------
Nicholas T. Gihl
      Chairman, President and Chief Executive Officer.................  $   130,000  $      --      $   1,252

Julius J. Sparacino(2)
      Chairman Emeritus...............................................      110,000         --          1,111

Kevin O'Connor
      Senior Vice President of Sales..................................      101,250     32,375          1,081

Dennis Marrano
      Senior Vice President of Operations.............................      101,250     32,375          1,011

------------------

(1) Pursuant to the terms of their employment agreements with the Company, Mr. Nicholson, who has served as Senior Vice President and Chief Financial Officer, Treasurer and Secretary of the Company since June 1996, receives annual base salary of $110,000, Mr. Taylor, Senior Vice President of Software Development of the Company since September 1996, receives annual base salary of $125,000, and Mr. Wood, who has served as Senior Vice President of Product Development and Marketing of the Company since February 1996, receives annual base salary of $110,000.

(2) At March 31, 1996, Mr. Sparacino served as the Chairman of the Company.

(3) Other compensation for Mr. Gihl consisted of $1,029 of matching contributions under the Company's 401(k) plan and $223 in Company-sponsored life insurance. Other compensation for Mr. Sparacino consisted of $888 of matching contributions under the Company's 401(k) plan and $223 in Company-sponsored life insurance premiums. Other compensation for Mr. O'Connor consisted of $858 of matching contributions under the Company's 401(k) plan and $223 in Company-sponsored life insurance premiums. Other compensation for Mr. Marrano consisted of $788 of matching contributions under the Company's 401(k) plan and $223 in Company-sponsored life insurance premiums.

    The following table provides certain specified information concerning unexercised options held under the 1993 Stock Plan as of March 31, 1996 by the Named Executive Officers. No options were granted to or exercised by any Named Executive Officer in fiscal 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                               OPTIONS AT MARCH 31,1996(#)    AT MARCH 31, 1996($)(1)
                                               ---------------------------  ---------------------------
NAME                                           EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
---------------------------------------------  -----------  --------------  -----------  --------------
Nicholas T. Gihl.............................          --             --     $      --    $         --
Julius J. Sparacino..........................          --             --            --              --
Kevin O'Connor...............................      66,396         33,198       542,455         271,228
Dennis Marrano...............................      14,574         29,148       116,592         233,184

------------------

(1) There was no public trading market for the Common Stock on March 31, 1996. Accordingly, solely for purposes of this table, the values in these columns have been calculated on the basis of the assumed initial public offering price of $9.00 per share (rather than a determination of the fair market value of Common Stock on March 31, 1996), less the applicable option exercise price.

STOCK COMPENSATION PLANS


    1996 STOCK OPTION PLAN. The Company has adopted the 1996 Stock Option Plan (the "1996 Plan"), under which the Compensation Committee may grant options to purchase up to 550,000 shares of Common Stock to management, employees and advisors of the Company. The 1996 Plan provides for the grant of incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify as incentive stock options under Section 422 of the Code ("Non-Statutory Options"). To date, no options have been granted under the 1996 Plan. The Board of Directors has granted, effective immediately following the effectiveness of this offering, options to purchase an aggregate of 297,850 shares of Common Stock at an exercise price equal to the initial public offering price per share in this offering. Mr. Gihl will receive options to purchase 50,000 shares of Common Stock pursuant to this grant.


    1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. The Company has adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), under which 120,000 shares of Common Stock have been authorized for issuance. All non-employee directors will receive an option to purchase 12,000 shares of Common Stock under the Directors' Plan on the day after each annual meeting of the shareholders of the Company, provided that he or she then continues to serve as a member of the Board of Directors. All such grants will be Non-Statutory Options. The options granted under the Directors' Plan are exercisable beginning six months from the date of grant. No options have been granted under the Directors' Plan.

    1996 DISCOUNT STOCK PURCHASE PLAN. The Company has established the 1996 Discount Stock Purchase Plan (the "Purchase Plan") and reserved 250,000 shares of Common Stock for issuance thereunder. Pursuant to the Purchase Plan, eligible employees of the Company may be given an opportunity to purchase Common Stock of the Company through payroll deductions during purchase periods of six months or such shorter periods as may be determined by the Board, with the first offering period commencing on the first March 31 or September 30 occuring after the closing of this offering. Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the commencement of the purchase period, an agreement authorizing a payroll deduction of up to 10.0% of such employee's base compensation during the purchase period. The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lesser of (i) 85.0% of the fair market value of a share of Common Stock on the first day of the purchase period, or (ii) 85.0% of the fair market value of a share of Common Stock on the last day of that purchase period. Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan under the provisions of Section 423 of the Code. No shares have been issued under the Purchase Plan.


    1993 STOCK OPTION PLAN. In 1993, the Company adopted the 1993 Stock Option Plan, under which 375,000 shares of Common Stock have been reserved for issuance (the "1993 Stock Plan"). There are currently options to purchase 295,974 shares of Common Stock outstanding under the 1993 Stock Plan at a weighted average price per share of $2.85, of which 159,194 were exercisable as of February 9, 1997. The Company's Board of Directors has adopted a resolution that no future grants of options may be made under the 1993 Stock Plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has not had a Compensation Committee prior to this offering and the functions of the Compensation Committee have been performed by the Board of Directors as a whole. Immediately following the closing of the offering, the Compensation Committee will become effective and will be composed of Messrs. Hurd and Kramer. For information concerning certain transactions and relationships among the Company and the members of the Board of Directors, see "Recent Acquisitions -- Taylor Transaction" and "Certain Transactions."

                              RECENT ACQUISITIONS

TAYLOR TRANSACTION

    In September 1996, the Company completed a series of transactions resulting in its holding 61.0% of the Class A Shares of Taylor. In the first step of this transaction, the Company acquired all of the voting stock of Taylor in exchange for aggregate consideration of $7.4 million, the right to receive contingent consideration as described below and 767,112 Taylor Exchangeable Shares. Of the $7.4 million, $2.2 million was in the form of a promissory note from Taylor to Neil R. Taylor, the former majority shareholder of Taylor, and the remainder was paid in cash at the closing. The 767,112 Taylor Exchangeable Shares are convertible into 767,112 shares of Common Stock of the Company at any time at the election of the holders of such shares. Taylor's Articles of Organization provide that if the Company has not effected an initial public offering of any class of its capital stock prior to September 19, 1997, the holders of the Taylor Exchangeable Shares will have the right to sell their shares to Taylor or the Company for an aggregate amount equal to $6.0 million payable over three years. See "Description of Capital Stock -- Taylor Exchangeable Shares."

    The $2.2 million promissory note issued to Neil R. Taylor accrues interest on the principal sum outstanding from time to time at a rate of 12.5% per annum until March 19, 1997, and at a rate of 15.0% per annum thereafter. The Company has guaranteed repayment of all amounts due under this note. The Company is required to pay all amounts outstanding under such promissory note following the closing of a registered initial public offering of any class of stock of the Company. The note is secured by the assets of Taylor's labor scheduling software product line. Upon a default under this note by Taylor or the Company, Mr. Taylor would have the right to retain this product line in full satisfaction of amounts due under the note. The Company will use a portion of the net proceeds of this offering (or, if earlier, the sale of the labor scheduling software product line) to repay this note.

    Mr. Taylor and the former shareholders of Taylor also hold certain registration rights with respect to their shares of Common Stock issuable upon conversion of their Taylor Exchangeable Shares. See "Description of Capital Stock -- Registration Rights."

    Under the Taylor Transaction, the former shareholders of Taylor are also entitled to receive certain contingent consideration pursuant to an earn-out formula. Under such formula, if the actual consolidated revenues of Taylor ("Net Revenues") between October 1, 1996 and September 30, 1997 exceed $8.0 million, Taylor will pay the former shareholders an aggregate amount equal to $1.0 million, and to the extent that Net Revenues during such period exceed $9.2 million, Taylor will pay to the former shareholders an aggregate amount, not to exceed $3.0 million, equal to 50.0% of such excess. In addition, for the period between October 1, 1997 and September 30, 1998, if Net Revenues exceed $8.0 million, Taylor will pay to the former shareholders an aggregate amount equal to $1.0 million, and to the extent that Net Revenues during such period exceed $10.6 million, the Company will pay to the former shareholders an aggregate amount, not to exceed $3.0 million, equal to 50.0% of such excess. The Company has guaranteed the payment of all amounts of contingent consideration by Taylor to the former shareholders of Taylor.

    Digital Electronics originally loaned the Company an aggregate of $5.0 million in order to consummate the Taylor Transaction. Immediately thereafter, $4.0 million of the loan was converted into 3,900 Taylor Class A Shares, representing 39.0% of the aggregate amount of such shares. The remaining $1.0 million of indebtedness is represented by an unsecured promissory note from the Company payable to Digital Electronics, accruing interest at a rate of 5.0% per annum, maturing on the earlier of August 31, 1997 or the completion of an initial public offering of any class of capital stock of the Company. The Company will use a portion of the net proceeds of this offering to repay this note.

    Pursuant to an arrangement with Digital Electronics, the Company agreed that to the extent Taylor is required to make any payment of contingent consideration to the former shareholders of Taylor, the Company will transfer funds to Taylor in an amount equal to such contingent consideration. To the extent the Company funds a portion of a contingent payout, the Company is permitted to cause Taylor to issue additional Taylor Class A Shares to the Company in order to increase the Company's ownership interest in the outstanding Taylor Class A Shares by the following percentage: 2.0% multiplied by a fraction, the numerator of which is the entire contingent consideration payable to the shareholders and the denominator of which is $4.0 million. If the entire amount of contingent consideration is paid to the former

Taylor shareholders, Digital Electronics' ownership interest in Taylor will be decreased to 35.0% and the Company's interest will be increased to 65.0%.


    To provide additional financing for the Taylor Transaction, the Company borrowed $2.0 million from A.B. Siemer, a director and significant shareholder of the Company, pursuant to a promissory note dated as of September 19, 1996. The outstanding principal amount under this note is due and payable on the earlier of September 19, 1999, or ten days after the closing of an initial public offering of any class of capital stock of the Company. The unpaid principal balance of this note bears interest at a rate equal to 20.0% per annum, 13.0% of which is payable in cash and 7.0% of which is payable in shares of Common Stock of the Company, valued at $5.00 per share, with a minimum of 27,999 shares issuable even if the note is paid in the first year. The cash portion of accrued and unpaid interest is due and payable monthly after December 31, 1996, while the stock portion of accrued and unpaid interest is due and payable on the last day of each calendar year beginning on December 31, 1997. The Company will use a portion of the net proceeds of this offering to repay this note in full.


    The Taylor Transaction was accounted for under the purchase method of accounting. For a further discussion of the accounting treatment of the Taylor Transaction and certain accounting charges in connection therewith, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


    The foregoing is a summary of the material terms of the Taylor Transaction. Certain documents relating to the Taylor Transaction have been filed as exhibits to the Company's Registration Statement on Form S-1. See "Additional Information."


CINCINNATI TRANSACTION

    In January 1996, a wholly owned subsidiary of the Company merged with Cincinnati. As consideration for the transaction, the shareholders of Cincinnati received $499,990 in cash and the right to receive contingent consideration as described below. In addition, the majority shareholder of Cincinnati received 150,003 shares of the Company's Common Stock. Under the terms of this transaction, the former majority shareholder of Cincinnati has the right after January 29, 1998 to require the Company to purchase all, but not less than all, of the 150,003 shares issued to him for their then fair market value. This shareholder has agreed to waive this right effective upon the closing of this offering.

    As additional contingent consideration, the former shareholders of Cincinnati are entitled to the payment of certain contingent consideration. To the extent sales of Cincinnati products and certain similar products of the Company during calendar years 1996 and 1997 exceed Cincinnati's historical sales volume, the Company will pay the former Cincinnati shareholders an amount equal to 10.0% of the first $1.0 million of such excess, and 4.0% of any additional excess. All payments of such contingent consideration for calendar years 1996 and 1997 to the former majority shareholder, who will receive 53.6% of such payments, shall be paid in shares of Common Stock valued at their then fair market value. The remainder of this contingent consideration paid to the other former shareholders shall be paid in cash. No contingent consideration was earned with respect to 1996. To the extent net sales of the Company in calendar years 1998, 1999 and 2000 exceed certain base targets, the former majority shareholder of Cincinnati will receive 1.25% of such excess, 50.0% of which shall be paid in cash and 50.0% of which shall be paid in shares of Common Stock, valued at their then fair market value. The Company may, at its election, buy-out the payments of future contingent consideration due to the former majority shareholder for calendar years 1998, 1999 and 2000. The specified payments range from $2.0 million to $1.0 million depending on the timing of such a buy-out.


    Pursuant to a registration rights agreement entered into in connection with the Cincinnati Transaction, the Company granted certain piggy-back registration rights to the former majority shareholder with respect to the shares of Common Stock issued to him. See "Shares Eligible for Future Sale -- Registration Rights."


    The Cincinnati Transaction was accounted for under the purchase method of accounting. For a further discussion of the accounting treatment of the Cincinnati Transaction and certain accounting charges in connection therewith, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


    The foregoing is a summary of the material terms of the Cinncinnati Transaction. Certain documents relating to the Cincinnati Transaction have been filed as exhibits to the Company's Registration Statement on Form S-1. See "Additional Information."

                              CERTAIN TRANSACTIONS

    The Company is a party to a lease agreement, dated March 26, 1992, as amended in December, 1996, with J&N Partnership, an Illinois general partnership owned by Messrs. Sparacino and Gihl and Mr. Sparacino's sons and daughter (Mr. Gihl's spouse), pursuant to which the Company leases its principal 39,000 square foot office and manufacturing facility located in Melrose Park, Illinois. Annual rent under the lease is $144,000 plus property taxes, insurance and utilities, and the lease terminates in April 2002. The Company has also agreed pursuant to the terms of the lease agreement to pay all expenses relating to occupancy and maintenance of the leased premises.

    At December 31, 1996, the Company was indebted to Mr. Sparacino, the Company's co-founder and Chairman Emeritus, in the amount of $200,000, reflected by an unsecured promissory note bearing interest at a rate equal to 10.0% per annum. All principal and interest on this note is payable in December 1997.

    At December 31, 1996, Mr. Gihl, an executive officer and significant shareholder of the Company, was indebted to the Company in the amount of $188,000 pursuant to two promissory notes bearing interest at a rate per annum equal to 1.0% above the prime rate, maturing on December 16, 1998. Interest is being accrued quarterly under these notes, and all amounts outstanding under these notes are secured by a pledge of Mr. Gihl's shares of Common Stock.

    The Company purchases all of the flat panel display screens that are the principal hardware component incorporated in its graphics-based operator interface product line from Digital Electronics, which owns 380,001 shares of Common Stock, representing 7.8% of the outstanding Common Stock, and owns 39.0% of the Taylor Class A Shares. Keizo Wada, the President and Chairman of Digital Electronics, owns 18,000 shares of the Common Stock of the Company. Hardware purchases by the Company from Digital Electronics totaled $3.1 million, $6.2 million, $8.8 million and $8.1 million for fiscal 1994, 1995 and 1996 and the nine months ended December 31, 1996, respectively. Mr. Gihl is a member of the Board of Directors of Digital Electronics. See "Risk Factors -- Dependence Upon Digital Electronics Corporation."

    In December 1996, Taylor entered into a two-year consulting agreement with Digital Electronics whereby Digital Electronics has agreed to provide certain product development and marketing consulting services to Taylor in exchange for compensation of $200,000 per year. This agreement terminates in November 1998.

    For information regarding certain transactions between the Company, Taylor, Mr. Siemer and Digital Electronics in connection with the Taylor Transaction, see "Recent Acquisitions -- Taylor Transaction."

    Pursuant to a distribution agreement dated April 1, 1995, the Company has the exclusive right to market and distribute in North and South America all of Digital Electronics' hardware products. The distribution agreement expires on April 1, 2005.

    On July 22, 1994, Moritani America, Inc. ("Moritani America") and Digital Electronics each purchased 125,001 shares of Common Stock of the Company for a purchase price of $125,000 with a total of 250,002 shares of Common Stock being sold for an aggregate purchase price of $250,000. Moritani America (which, together with its parent, Moritani & Co., owns an aggregate of 291,501 shares of the Company's Common Stock) acts as the import broker of Digital Electronics' products on behalf of the Company. Under the terms of this transaction, Moritani America and Digital Electronics have the right to require the Company at any time to purchase all, but not less than all, of the shares purchased by each of them under this transaction for a price equal to the lesser of (i) the original purchase price, or (ii) the net book value per share as reflected on the Company's consolidated balance sheet for the fiscal quarter most recently completed. Moritani America and Digital Electronics have agreed to waive this right effective upon the closing of this offering.

    In November 1995, the Company purchased a 40.0% interest in ProFace, a joint venture among the Company, Digital Electronics and Moritani America. ProFace, an industrial automation products distributor located in the Netherlands, distributes the Company's and Digital Electronics' products in Europe. This investment is accounted for by the Company under the equity method. ProFace did not have significant operations during fiscal 1996. For the nine months ended December 31, 1996, the Company's share of net earnings of the joint venture was $79,000.

    Neil Taylor, a director of the Company and its Senior Vice President of Software Development, together with his wife, received a $2.2 million note, $3.7 million in cash, 575,334 Taylor Exchangeable Shares and the right to receive certain contingent consideration in connection with the Taylor Transaction. Prior to the Taylor Transaction, Neil Taylor and his wife loaned Taylor an aggregate of $230,000. These loans bear interest at the Canadian prime rate. The Company will repay this indebtedness with a portion of the proceeds of this offering. See "Recent Acquisitions -- Taylor Transaction."

    On December 16, 1993, the Company sold 1,204,653 shares of its Common Stock to Mr. Siemer for a purchase price of $1.0 million. The agreement relating to this purchase provides, among other things, that if the Company fails to effect an initial public offering of its Common Stock or sale of the Company prior to December 16, 1998, Mr. Siemer may require the Company to repurchase such 1,204,653 shares at their then fair market value. This right will terminate upon the effectiveness of this offering. In connection with this transaction, the Company entered into a shareholder agreement among the Company, Mr. Siemer and the Company's other shareholders, pursuant to which, among other things, the shareholders of the Company granted certain voting rights to Mr. Siemer. For so long as Mr. Siemer owns a majority of the shares purchased in the transaction, each of the shareholders agreed to vote all shares owned by them in favor of Mr. Siemer's nominee to the Board of Directors. In addition, the shareholders agreed to reciprocal rights of first refusal in the event of a proposed transfer of shares and to certain preemptive rights with respect to the issuances of new securities by the Company. The shareholder agreement and the rights granted to Mr. Siemer pursuant to his stock purchase agreement will automatically terminate upon the effectiveness of the registration statement filed in connection with this offering. Mr. Siemer also holds certain registration rights with respect to his shares of Common Stock. See "Description of Capital Stock -- Registration Rights."

    In July 1996, a company controlled by Mr. Siemer purchased from the Company certain inventory and manufacturing rights relating to a text-based operator interface product line for approximately $46,000. In addition, the Company and Mr. Siemer have agreed to purchase arrangements permitting the company controlled by Mr. Siemer to purchase designated Company products from time to time at a prescribed mark-up from the Company's cost.

    For information regarding other transactions between Mr. Siemer and the Company, see "Recent Acquisitions -- Taylor Transaction."

    The Company's Board of Directors has adopted a policy that any future transactions between the Company and its officers, directors, affiliates or controlling shareholders will be on terms which are considered to be no less favorable to the Company than those obtainable in arm's length transactions with unaffiliated third parties and must be approved by a majority of the disinterested directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of Common Stock as of December 31, 1996 (after giving effect to the Debenture Conversion and the PIK Issuance), and as adjusted to reflect the sale of the shares offered pursuant to this Prospectus, by (i) each Named Executive Officer, (ii) each director and director nominee of the Company, (iii) all executive officers and directors as a group, (iv) each person who is known by the Company to own beneficially more than 5.0% of the outstanding Common Stock and (v) each Selling Shareholder.

                                                      SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                         OWNED PRIOR TO                              OWNED AFTER
                                                          OFFERING(1)             NUMBER             OFFERING(2)
EXECUTIVE OFFICERS, DIRECTORS                        ----------------------      OF SHARES      ----------------------
AND DIRECTOR NOMINEES(3)                                NUMBER        PERCENT     OFFERED          NUMBER        PERCENT
---------------------------------------------------  ------------     -----     -----------     ------------     -----
Nicholas T. Gihl...................................   647,700(4)        12.4%           --           647,700        9.3%
Dennis Marrano.....................................    80,148(5)         1.5            --            80,148        1.1
Peter A. Nicholson.................................        --          --               --                --      --
Kevin O'Connor.....................................    99,594(6)         1.9            --            99,594        1.4
Neil R. Taylor.....................................   575,334(7)         9.9            --           575,334        7.6
Frank Wood.........................................    52,800(8)         1.0            --            52,800      *
Julius J. Sparacino................................  1,826,721(9)       34.9       515,000         1,311,721       18.9
A.B. Siemer........................................   966,652(10)       18.5            --           966,652       13.9
Edward T. Hurd.....................................        --          --               --                --      --
Donald J. Kramer...................................        --          --               --                --      --
All executive officers, directors and director
  nominees as a group (10 persons).................  4,248,949(11)      73.1       515,000         3,733,949       48.4


OTHER FIVE PERCENT SHAREHOLDERS
---------------------------------------------------
Digital Electronics Corporation....................   398,001(12)        7.6            --           398,001        5.7
  8-2-52 Nanko-Higashi
  Suminoe-ku, Osaka, 559 Japan

Moritani & Co., Ltd................................   291,501(13)        5.6            --           291,501        4.2
  1-4-22 Yaesu, Chuo-Ku
  Tokyo, 104 Japan

F. Quinn Stepan....................................   357,738(14)        6.8       240,000           117,738        1.7
  200 Linden Street
  Winnetka, Illinois 60093

The Al and Barbara Siemer Fund of the Columbus
  Foundation.......................................   266,000(15)        5.1       266,000                --       --
  1234 East Broad Street
  Columbus, Ohio 43205

OTHER SELLING SHAREHOLDERS
---------------------------------------------------
Dennis Radage......................................   191,778(16)        3.5        64,000           127,778        1.8
John Sheridan......................................   150,003(17)        2.9        15,000           135,003        1.9

--------------

 *  Less than 1%.

(1) Unless otherwise indicated in the footnotes to this table, the Company believes the individuals named in this table have sole voting and investment power with respect to all shares of Common Stock reflected in this table.

(2) Assumes no exercise of the Underwriters' over-allotment option.

(3) Unless otherwise indicated, address is c/o Total Control Products, Inc., 2001 North Janice Avenue, Melrose Park, Illinois 60160.

(4) Includes 575,700 shares held directly by Mr. Gihl, and 72,000 shares held directly by Mr. Gihl's spouse.

(5) Includes 44,148 shares owned by Mr. Marrano, and 36,000 shares issuable upon the exercise of options exercisable within 60 days after December 31, 1996.

(6) Represents 99,594 shares issuable upon the exercise of options, all of which are currently exercisable.

(7) Represents 513,966 shares issuable upon the conversion of Mr. Taylor's Taylor Exchangeable Shares, and 61,368 shares issuable upon the conversion of Taylor Exchangeable Shares owned by Mr. Taylor's spouse. Mr. Taylor disclaims beneficial ownership of the shares issuable upon the conversion of Taylor Exchangeable Shares owned by his spouse.

(8) Represents 52,800 shares issuable upon the exercise of options, all of which will become exercisable upon the closing of this offering.


(9) Does not include an aggregate of 360,000 shares owned by Mr. Sparacino's children, all of whom are adults who do not reside with Mr. Sparacino. Mr. Sparacino disclaims beneficial ownership of all such shares.


(10) Includes 938,653 shares owned by Mr. Siemer, and 27,999 shares issuable to Mr. Siemer upon the PIK Issuance. Does not include 266,000 shares contributed by Mr. Siemer in February 1997 to the Columbus Fund. See Note
    (15) below.

(11) Includes the shares identified in Notes (4) through (10) above.

(12) Includes 18,000 shares owned by Keizo Wada, the President of Digital Electronics Corporation.

(13) Includes 125,001 shares owned by Moritani America.

(14) Includes 18,372 shares owned by Mr. Stepan, and 339,366 shares issuable to Mr. Stepan upon the Debenture Conversion.

(15) Represents shares contributed by A.B. Siemer in February 1997.

(16) Mr. Radage served as the President of Taylor from September 1991 through September 1996.

(17) Mr. Sheridan is the former president (serving through January 1996) and majority shareholder of Cincinnati.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 22,500,000 shares of Common Stock, no par value per share, and 1,000,000 shares of Preferred Stock, no par value per share. Immediately prior to the closing of this offering, after giving effect to the Taylor Conversion, the PIK Issuance and the Debenture Conversion, there will be 6,003,576 shares of Common Stock issued and outstanding and held by 18 shareholders of record. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

COMMON STOCK

    The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. Such holders may not cumulate votes in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all the directors standing for election. The holders of Common Stock are entitled to receive such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of Common Stock, subject to any preferential dividend rights of any Preferred Stock then outstanding. See "Dividend Policy." The holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment of liabilities in the event of any liquidation, dissolution or winding up of the affairs of the Company, subject to the prior rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights. There are no conversion rights, redemption or sinking fund provisions or fixed dividend rights with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued in this offering, upon payment therefor, will be fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Company's Articles of Incorporation authorize the Board of Directors, without shareholder approval, to issue shares of Preferred Stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The Company may issue, without approval of the holders of Common Stock, shares of Preferred Stock which have voting, dividend or liquidation rights superior to the shares of Common Stock and which may adversely affect the rights of holders of shares of Common Stock. The issuance of shares of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of shares of Common Stock and could have the effect of discouraging, delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

TAYLOR EXCHANGEABLE SHARES

    As part of the Taylor Transaction, the Company caused Taylor to issue 767,112 shares of Class C Exchangeable Shares to the former shareholders of Taylor (the "Taylor Exchangeable Shares"). The Taylor Exchangeable Shares have no voting rights or any right to dividends or distributions or to share in the assets of Taylor upon its liquidation. Each Taylor Exchangeable Share is convertible at any time into one share of Common Stock of the Company.

CONVERTIBLE SUBORDINATED DEBENTURE

    In September 1987, the Company issued a 6.0% Convertible Subordinated Debenture to a shareholder of the Company in the principal amount of $300,000 (the "Convertible Debenture"). Interest is payable monthly on the outstanding principal amount of the Convertible Debenture at a rate of 6.0% per annum. At any time prior to December 1, 1997, the holder of the Convertible Debenture may convert all or part of the principal balance thereunder into Common Stock at a price of $0.74 per share. In June 1996, the shareholder converted $50,000 of the Convertible Debenture into 67,872 shares of Common Stock. The shareholder holding the Convertible Debenture has agreed that, upon the closing of this offering, the outstanding balance of the Convertible Debenture will be converted into 339,366 shares of Common Stock.

CERTAIN STATUTORY PROVISIONS

    The Company is subject to Section 7.85 of the Business Corporation Act of Illinois ("Section 7.85"). Section 7.85 prohibits a publicly held Illinois corporation from engaging in a "business combination" with an "interested shareholder," unless the proposed "business combination" receives (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors (the "Voting Shares") voting together as a single class, and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding Voting Shares held by disinterested shareholders voting together as a single class. For purposes of
Section 7.85, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an "interested shareholder" is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of the combined voting power of the outstanding Voting Shares.

CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company's Articles of Incorporation and By-laws contain a number of provisions related to corporate governance and to the rights of shareholders. In particular, the Company's By-laws provide that shareholders follow an advance notification procedure for certain shareholder nominations of candidates for the Board of Directors and for certain other shareholder business to be conducted at any meeting of the shareholders. The existence of these provisions in the Company's Articles of Incorporation and By-laws may have the effect of discouraging a change in control of the Company and limiting shareholder participation in certain transactions or circumstances by limiting shareholders' participation to annual and special meetings of shareholders and making such participation contingent upon adherence to certain prescribed procedures.

    In addition, the Company's Articles of Incorporation and By-laws provide that the number of directors of the Company will be fixed at six, and unless the Board of Directors otherwise determines, a majority of the directors then in office may fill any vacancies on the Board of Directors. Certain provisions of the Company's Articles of Incorporation and By-laws may impede changes in majority control of the Board of Directors. The Company's Articles of Incorporation provide that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, it would take two annual elections to replace a majority of the Company's Board of Directors. The Articles of Incorporation further provide that directors may be removed prior to the expiration of their terms only for cause, and that there are no cumulative voting rights in the election of directors. The By-laws of the Company provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

    As discussed above under "Preferred Stock," the Articles of Incorporation authorize the creation and issuance of one or more series of Preferred Stock. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of Preferred Stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understanding for the issuance of any Preferred Stock.

    The provisions of the Articles of Incorporation and the By-laws summarized above may tend to deter any potential unsolicited or hostile takeover attempt or other efforts to obtain control of the Company and thereby deprive some shareholders of opportunities to sell shares of the Company at higher than market prices.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company has adopted provisions in its Articles of Incorporation that, to the fullest extent provided under Illinois law, limit the liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties as directors or officers. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, nor does it limit liability for (i) any breach of an officer or director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a transaction from which an officer or director derives an improper personal benefit or (iv) an unlawful distribution to the Company's shareholders. The Company's By-laws provide that the Company shall indemnify its directors to the fullest extent permitted by Illinois law, including circumstances in which indemnification is otherwise discretionary to the Company under Illinois law and permit the Company in its discretion to similarly indemnify its officers, employees and agents.

    There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

REGISTRATION RIGHTS AGREEMENTS

    Following this offering, the holders of certain shares of Common Stock will have certain rights to cause the Company to register those shares under the Securities Act of 1933, as amended (the "Securities Act"). By separate agreements, these registration rights apply to the 966,652 shares held by A.B. Siemer, the 135,003 shares held by the former majority shareholder of Cincinnati, and the 671,112 shares issuable to the former shareholders of Taylor upon the conversion of Taylor Exchangeable Shares (collectively, the "Rights Holders"). All of such registration rights agreements provide that the Rights Holders' registration rights are subject to certain notice requirements and to the condition that, in the case of any piggyback registration rights, the underwriters of any offering have the right to limit the number of shares included in such registration. The Company has agreed to bear the expenses of these registrations under these registration rights agreements, except for underwriting discounts, selling commissions and underwriters' expense allowances, which are to be paid by the respective Rights Holders.

    Pursuant to his registration rights agreement with the Company, Mr. Siemer was granted registration rights with respect to the 966,652 shares held by him. At any time prior to June 1, 2003, Mr. Siemer, or the holders of 50.0% of the shares originally purchased by Mr. Siemer, as the case may be, have the right to require the Company to register all or part of such shares under the Securities Act, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is required to pay the cost for two demand registrations. In addition, Mr. Siemer's registration rights agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time, Mr. Siemer will be entitled to include all or a portion of such shares in such registration, subject to certain exceptions. See "Certain Transactions."

    In connection with the acquisition of Cincinnati, the Company granted certain piggyback registration rights to the former majority shareholder with respect to his 135,003 shares of Common Stock. In general, such registration rights agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time after January 29, 1998, the former majority shareholder will be entitled to include all or a portion of his shares in such registration, subject to certain exceptions. Such registration rights only apply in the case of a registration effective on or after January 29, 1998.

    Finally, as part of the Taylor Transaction, the Company granted certain registration rights to the holders of Taylor Exchangeable Shares, exercisable upon the conversion of such shares into shares of Common Stock of the Company. Such rights are exercisable commencing seven months after the effective date of an initial public offering of any class of the Company's securities, and expire five years thereafter. The former shareholders of Taylor are entitled to require the Company, on up to four occasions during such period, to register all or a portion of such shares under the Securities Act, provided that the amount of stock to be offered in such registrations must constitute over 2% of the Company's outstanding Common Stock and have a fair market value over $1.0 million. If the holding period for any Taylor Exchangeable Shares is determined by the Company to be not identified with the holding period under Rule 144(d) under the Securities Act for the shares issuable upon conversion of the Taylor Exchangeable Shares, then certain former shareholders of Taylor are entitled to an additional demand registration. The Company also granted to the former shareholders of Taylor certain piggyback registration rights pursuant to which, in the event the Company proposes to register any of its securities under the Securities Act at any time, except in the Company's initial public offering, such holders will be entitled to include all or a portion of their shares in such registration, subject to certain exceptions. Finally, registration rights for any of such shares subject to the registration rights agreement expire once the holder of such shares is permitted to transfer all of his shares in any three month period pursuant to Rule 144 under the Securities Act.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock will be Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding 7,653,576 shares of Common Stock. Of these shares, the 2,750,000 shares of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act except for any shares purchased by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act), which may generally only be sold in compliance with Rule 144.

    The remaining 4,903,576 shares (the "Restricted Shares") were issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. Restricted Shares generally may be sold in the public market only if registered under the Securities Act or sold in compliance with Rule 144.

    Of the Restricted Shares, 288,000 shares will be eligible for sale in the public market in reliance on Rule 144(k) immediately following the closing of this offering; all of these shares are subject to the lock-up agreements described below. An additional 3,192,224 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act beginning approximately 90 days after the date of this Prospectus; all of these shares are subject to the lock-up agreements described below.

    Each executive officer, director and director nominee and all of the current shareholders of the Company, who will, upon the closing of this offering, hold an aggregate of 6,003,576 shares of Common Stock, together with the holders of stock options to purchase an aggregate of 295,974 shares of Common Stock, have agreed that they will not, without the prior written consent of Adams, Harkness & Hill, Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock owned beneficially by them, other than as a bona fide gift or gifts to or in trust for a person or entity who or which agrees in writing to be bound by the foregoing restrictions, for a period of 180 days after the date of this Prospectus.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates of the Company, whose Restricted Shares have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate of the Company, may sell such securities in brokers' transactions or directly to market makers beginning approximately 90 days after the date of this Prospectus, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 76,540 shares, based on the number of shares to be outstanding after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to certain notice of sale requirements and the availability of current public information concerning the Company. After three years have elapsed from the later of the issuance of Restricted Shares by the Company or their acquisition from an affiliate of the Company, such shares may be sold without limitation, pursuant to Rule 144(k), by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

    Restricted Shares that have been issued in reliance on Rule 701 (such as shares of Common Stock issued under the Company's 1993 Stock Option Plan) may be resold by persons other than affiliates of the Company, beginning approximately 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and may be resold by affiliates of the Company under Rule 144 without compliance with its two-year holding period requirement.

    Rule 144A under the Securities Act would permit, subject to certain conditions, the sale by the current holders of Restricted Shares of all or a portion of their shares to certain "qualified institutional buyers," as defined in Rule 144A.

    Certain shareholders of the Company hold registration rights. See "Description of Capital Stock -- Registration Rights Agreements."


    At January 31, 1997, the Company had outstanding options for 295,974 shares of Common Stock, of which 159,194 will be exercisable as of February 9, 1997 (all of which are subject to lock-up agreements). In addition, the Company has granted, effective immediately following the effectiveness of this offering, options to purchase an aggregate of 297,850 shares of Common Stock at an exercise price equal to the initial public offering price per share in this offering. The Company intends to file Form S-8 registration statements under the Securities Act to register all shares of Common Stock issuable under its stock plans, which it has agreed not to file sooner than 180 days after the date of this Prospectus without the consent of Adams, Harkness & Hill, Inc. Those registration statements will become effective immediately upon filing. Shares issued pursuant to those registration statements will be eligible for resale in the public market, subject to the Rule 144 limitations applicable to affiliates of the Company.


    Prior to this offering there has been no public market for the Common Stock of the Company and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc. and A.G. Edwards & Sons, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Shareholders, the respective numbers of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                                                      NUMBER OF
                                                                                                      SHARES OF
UNDERWRITER                                                                                         COMMON STOCK
-------------------------------------------------------------------------------------------------  ---------------
Adams, Harkness & Hill, Inc......................................................................
A.G. Edwards & Sons, Inc.........................................................................

                                                                                                   ---------------
    Total........................................................................................       2,750,000
                                                                                                   ---------------
                                                                                                   ---------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 412,500 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,750,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 2,750,000 shares of Common Stock offered hereby.

    The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Adams, Harkness & Hill, Inc., except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock plans. The Company's officers, directors and certain other holders of Common Stock, including the Selling Shareholders, who will hold in the aggregate 4,903,576 shares of Common Stock following the offering, have agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock owned beneficially by them, other than as a bona fide gift or gifts to or in trust for a person or entity who or which agrees in writing to be bound by the foregoing restrictions, for a period of 180 days after the date of this Prospectus, without the prior written consent of Adams, Harkness & Hill, Inc.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Common Stock has been approved for quotation and trading on the Nasdaq National Market under the symbol "TCPS."

    The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by D'Ancona & Pflaum, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

    The Consolidated Financial Statements of the Company and its subsidiaries included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The Consolidated Financial Statements of Taylor and its subsidiaries included in this Prospectus and elsewhere in this Registration Statement have been audited by Price Waterhouse, Chartered Accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The Financial Statements of Cincinnati included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, electronic copies of the Registration Statement and all related exhibits and schedules may be accessed on the World Wide Web via the Commission's EDGAR database at its website (http://www.sec.gov/ edgarhp.htm). Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company intends to furnish its shareholders with annual reports containing audited financial statements and to furnish or make available quarterly reports for the first three fiscal quarters of each fiscal year containing certain unaudited interim financial information.

    QuickPanel and Smart Panel Plus are registered trademarks of Total Control Products, Inc. Grey-Line, QuickMarquee, QuickDesigner, Smart Panel, SmartTouch, SmartMarquee and SmartScreen are trademarks of Total Control Products, Inc. ProWorx, ProcessWindow, SecurWorx and Waltz are trademarks of Taylor Industrial Software Inc., a subsidiary of the Company. All other trademarks used herein are trademarks of their respective owners.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                    --------------
Total Control Products, Inc. and Subsidiaries:
    Report of Independent Public Accountants......................................................       F-3
    Consolidated Balance Sheets as of March 31, 1995 and 1996 and December 31, 1996 and Pro Forma
      December 31, 1996 (unaudited)...............................................................       F-4
    Consolidated Statements of Operations for the Years Ended March 31, 1994, 1995 and 1996 and
      the Nine Months Ended December 31, 1995 (unaudited) and December 31, 1996...................       F-6
    Consolidated Statements of Shareholders' Equity (Deficit) for the Years Ended March 31, 1994,
      1995 and 1996 and the Nine Months Ended December 31, 1996...................................       F-7
    Consolidated Statements of Cash Flows for the Years Ended March 31, 1994, 1995 and 1996 and
      the Nine Months Ended December 31, 1995 (unaudited) and December 31, 1996...................       F-8
    Notes to Consolidated Financial Statements....................................................       F-10
Taylor Industrial Software Inc.:
    Auditors' Report..............................................................................       F-30
    Consolidated Balance Sheets as of March 31, 1995 and 1996.....................................       F-31
    Consolidated Statements of Operations and Retained Earnings for the Years Ended March 31,
      1994, 1995 and 1996.........................................................................       F-32
    Consolidated Statements of Changes in Financial Position for the Years Ended March 31, 1994,
      1995 and 1996...............................................................................       F-33
    Notes to Consolidated Financial Statments.....................................................       F-34
    Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended September
      26, 1995 and 1996...........................................................................       F-44
    Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended September
      26, 1995 and 1996...........................................................................       F-45
    Notes to Unaudited Condensed Consolidated Financial Statements................................       F-46
Cincinnati Dynacomp, Inc.:
    Independent Auditors' Report..................................................................       F-47
    Statements of Operations for the Years Ended March 31, 1994 and 1995..........................       F-48
    Statements of Cash Flows for the Years Ended March 31, 1994 and 1995..........................       F-49
    Notes to Financial Statements.................................................................       F-50
    Unaudited Condensed Statements of Operations for the Ten Months Ended January 29, 1995 and
      1996........................................................................................       F-54
    Unaudited Condensed Statements of Cash Flows for the Ten Months Ended January 29, 1995 and
      1996........................................................................................       F-55
    Notes to Unaudited Condensed Financial Statements.............................................       F-56
Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements:
    Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements...................       F-57
    Unaudited Pro Forma As Adjusted Condensed Consolidated Statement of Operations for the Year
      Ended March 31, 1996........................................................................       F-58
    Unaudited Pro Forma As Adjusted Condensed Consolidated Statement of Operations for the Nine
      Months Ended December 31, 1996..............................................................       F-59
    Notes to Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements..........       F-60

                 (This page has been left blank intentionally.)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Total Control Products, Inc.:

    We have audited the accompanying consolidated balance sheets of Total Control Products, Inc. (an Illinois Corporation) and Subsidiaries as of March 31, 1995 and 1996 and December 31, 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 1996 and for the nine months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Total Control Products, Inc. and Subsidiaries as of March 31, 1995 and 1996 and December 31, 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996 and for the nine months ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             ARTHUR ANDERSEN LLP

Chicago, Illinois
January 29, 1997

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              MARCH 31,
                                                                     ---------------------------   DECEMBER 31,
                                                                         1995          1996            1996
                                                                     ------------  -------------  --------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents........................................  $     61,516  $      19,058   $    702,812
  Trade receivables, net of allowance of $38,000 and $40,000 March
    31, 1995 and 1996, respectively, and $115,000 at December 31,
    1996...........................................................     2,692,084      4,949,696      7,138,831
  Inventory........................................................     3,642,576      5,915,393      8,416,992
  Prepaid and deferred expenses:
    Taxes..........................................................        99,493        460,310      1,273,820
    Other..........................................................       189,328        326,052        857,820
                                                                     ------------  -------------  --------------
      Total current assets.........................................     6,684,997     11,670,509     18,390,275
                                                                     ------------  -------------  --------------
Property and equipment, net........................................       537,602      1,435,254      2,309,234
Other assets:
  Assets held for sale.............................................            --             --      4,885,780
  Goodwill, net....................................................            --      1,959,523      4,582,155
  Investment in foreign joint venture..............................            --        241,911        311,492
  Receivable from officer..........................................       163,434        177,926        188,188
  Other long-term assets...........................................       197,662        498,198        812,496
                                                                     ------------  -------------  --------------
      Total other assets...........................................       361,096      2,877,558     10,780,111
                                                                     ------------  -------------  --------------
                                                                     $  7,583,695  $  15,983,321   $ 31,479,620
                                                                     ------------  -------------  --------------
                                                                     ------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                                                               MARCH 31,                   DECEMBER 31,
                                                      ---------------------------  -----------------------------
                                                          1995          1996           1996
                                                      ------------  -------------  -------------    PRO FORMA
                                                                                                  1996 (NOTE 1)
                                                                                                  --------------
                                                                                                   (UNAUDITED)
                                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current maturities of long-term debt..............  $     10,345  $      95,110  $     580,183   $    330,183
  Notes payable:
    Bank............................................       750,000             --             --             --
    Related parties.................................            --        150,000      3,428,632      5,428,632
    Other...........................................            --        187,878        230,415        230,415
  Accounts payable..................................     1,519,226      2,674,886      4,503,139      4,503,139
  Accrued expenses:
    Income taxes....................................       297,470        119,893             --             --
    Commissions.....................................       220,370        314,000        508,587        508,587
    Payroll.........................................        66,973        185,476        918,112        918,112
    Other...........................................       230,782        552,451      1,381,781      1,241,781
  Deferred revenue..................................            --             --        969,709        969,709
                                                      ------------  -------------  -------------  --------------
      Total current liabilities.....................     3,095,166      4,279,694     12,520,558     14,130,558
                                                      ------------  -------------  -------------  --------------
Long-term liabilities:
  Notes payable to bank.............................            --      5,650,000      7,352,564      7,352,564
  Long-term debt, net of current maturities:
    Related parties.................................       200,000        200,000      2,000,000             --
    Other...........................................       300,000        351,343         61,379         61,379
  Other.............................................        80,000         97,947             --             --
                                                      ------------  -------------  -------------  --------------
      Total long-term liabilities...................       580,000      6,299,290      9,413,943      7,413,943
                                                      ------------  -------------  -------------  --------------
Commitments and contingencies (Note 6)
Minority interest in subsidiary.....................            --             --      1,522,033      1,522,033
Redeemable common stock:
  Common stock, no par value; 22,500,000 shares
    authorized; 1,454,655, 1,604,658, and 1,604,658
    shares outstanding at March 31, 1995 and 1996
    and December 31, 1996, respectively, at
    estimated redemption value......................     1,454,653      3,560,867     12,441,904             --
  Class C Exchangeable common stock of subsidiary,
    no par value; unlimited shares authorized;
    767,112 shares outstanding......................            --             --      4,830,000             --
Shareholders' equity (deficit):
  Common stock, no par value; 22,500,000 shares
    authorized; 3,167,421, 3,167,421, 3,264,441 and
    5,236,464 shares issued and outstanding at March
    31, 1995 and 1996 and December 31, 1996 actual
    and pro forma, respectively.....................       515,093        515,093        594,241     13,426,145
  Class C Exchangeable common stock of subsidiary,
    no par value; unlimited shares authorized;
    767,112 shares issued and outstanding at
    December 31, 1996 pro forma.....................            --             --             --      4,830,000
Retained earnings (deficit).........................     1,938,783      1,329,819     (9,830,550)    (9,830,550)
Foreign currency translation adjustment.............            --         (1,442)       (12,509)       (12,509)
                                                      ------------  -------------  -------------  --------------
      Total shareholders' equity (deficit)..........     2,453,876      1,843,470     (9,248,818)     8,413,086
                                                      ------------  -------------  -------------  --------------
                                                      $  7,583,695  $  15,983,321  $  31,479,620   $ 31,479,620
                                                      ------------  -------------  -------------  --------------
                                                      ------------  -------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            NINE MONTHS
                                                      YEAR ENDED MARCH 31,              ENDED DECEMBER 31,
                                              -------------------------------------  -------------------------
                                                 1994         1995         1996                       1996
                                              -----------  -----------  -----------      1995      -----------
                                                                                     ------------
                                                                                     (UNAUDITED)

Net sales...................................  $11,722,671  $17,062,669  $25,742,519   $17,644,742  $28,813,616
Cost of goods sold..........................    6,303,702    9,689,079   15,369,820   10,587,642    15,198,783
                                              -----------  -----------  -----------  ------------  -----------
      Gross profit..........................    5,418,969    7,373,590   10,372,699    7,057,100    13,614,833

Operating expenses:
  Sales and marketing.......................    2,903,536    3,486,465    4,988,962    3,397,869     6,183,674
  Research and development..................    1,188,162    1,516,604    1,951,515    1,366,855     2,591,167
  General and administrative................    1,167,075    1,237,740    1,601,607      997,320     2,911,847
  Change in estimated useful life of
    software development costs..............      465,852           --           --           --            --
  Charge for purchased research and
    development.............................           --           --           --           --     4,893,000
                                              -----------  -----------  -----------  ------------  -----------
      Income (loss) from operations.........     (305,656)   1,132,781    1,830,615    1,295,056    (2,964,855)
Other income (expense):
  Interest expense, net.....................      (95,726)     (69,816)    (189,864)     (78,989)     (435,683)
  Earnings in foreign joint venture.........           --           --           --           --        78,907
  Other income(expense), net................         (492)     (93,541)      21,489       19,489       (30,168)
                                              -----------  -----------  -----------  ------------  -----------
      Income (loss) before income taxes and
        minority interest...................     (401,874)     969,424    1,662,240    1,235,556    (3,351,799)
Provision for (benefit from) income taxes...     (155,000)     247,200      665,000      494,000       599,000
                                              -----------  -----------  -----------  ------------  -----------
Income (loss) before minority interest......     (246,874)     722,224      997,240      741,556    (3,950,799)

Minority interest in loss of subsidiary.....           --           --           --           --     1,851,467
                                              -----------  -----------  -----------  ------------  -----------
Net income (loss)...........................     (246,874)     722,224      997,240      741,556    (2,099,332)
Accretion to redemption value of common
  stock.....................................      (75,547)    (208,037)  (1,606,204)  (1,445,584)   (9,061,037)
                                              -----------  -----------  -----------  ------------  -----------
Net income (loss) available to common
  shareholders..............................  $  (322,421) $   514,187     (608,964)  $ (704,028)  (11,160,369)
                                              -----------  -----------               ------------
                                              -----------  -----------               ------------
Pro forma (Note 1)(unaudited):
  Accretion to redemption value eliminated
    as a result of the completion of initial
    public offering.........................                              1,606,204                  9,061,037
  Interest expense eliminated due to debt
    conversion, net of tax benefit..........                                  9,000                      6,750
                                                                        -----------                -----------
  Pro forma net income (loss)...............                            $ 1,006,240                $(2,092,582)
                                                                        -----------                -----------
                                                                        -----------                -----------
Net income (loss) per share available to
  shareholders..............................  $     (0.07) $      0.09  $     (0.11)  $    (0.12)  $     (1.97)
                                              -----------  -----------  -----------  ------------  -----------
                                              -----------  -----------  -----------  ------------  -----------
Weighted average number of common and common
  equivalent shares outstanding.............    4,342,828    5,971,596    5,632,502    5,632,502     5,679,242
                                              -----------  -----------  -----------  ------------  -----------
                                              -----------  -----------  -----------  ------------  -----------
Pro forma net income (loss) per share.......                            $      0.16                $     (0.35)
                                                                        -----------                -----------
                                                                        -----------                -----------
Pro forma weighted average number of common
  and common equivalent shares
  outstanding...............................                              6,107,227                  6,041,233
                                                                        -----------                -----------
                                                                        -----------                -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                  TOTAL CONTROL PRODUCTS INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                             PREFERRED STOCK,
                                            CUMULATIVE, NO PAR
                                           VALUE, 9%, SERIES A   COMMON STOCK, NO PAR
                                              VOTING, 40,000      VALUE, 22,500,000
                                            SHARES AUTHORIZED     SHARES AUTHORIZED                   FOREIGN         TOTAL
                                           --------------------  --------------------   RETAINED      CURRENCY    SHAREHOLDERS'
                                            SHARES                SHARES                EARNINGS    TRANSLATION       EQUITY
                                            ISSUED      COST      ISSUED      COST      (DEFICIT)    ADJUSTMENT     (DEFICIT)
                                           ---------  ---------  ---------  ---------  -----------  ------------  --------------
Balance, March 31, 1993..................     40,000  $   1,379  2,912,535  $ 713,524  $ 1,772,517   $       --    $  2,487,420
  Repurchase of common stock.............         --         --   (240,735)  (199,810)          --           --        (199,810)
  Issuance of common stock in exchange
    for preferred stock..................    (40,000)    (1,379)   495,621      1,379           --           --              --
  Accretion of redeemable common stock...         --         --         --         --      (75,547)          --         (75,547)
  Net loss for the year..................         --         --         --         --     (246,874)          --        (246,874)
  Dividends on preferred stock...........         --         --         --         --      (25,500)          --         (25,500)
                                           ---------  ---------  ---------  ---------  -----------  ------------  --------------
Balance, March 31, 1994..................         --         --  3,167,421    515,093    1,424,596           --       1,939,689
  Accretion of redeemable common stock...         --         --         --         --     (208,037)          --        (208,037)
  Net income for the year................         --         --         --         --      722,224           --         722,224
                                           ---------  ---------  ---------  ---------  -----------  ------------  --------------
Balance, March 31, 1995..................         --         --  3,167,421    515,093    1,938,783           --       2,453,876
  Accretion of redeemable common stock...         --         --         --         --   (1,606,204)          --      (1,606,204)
  Net income for the year................         --         --         --         --      997,240           --         997,240
  Foreign currency translation loss......         --         --         --         --           --       (1,442)         (1,442)
                                           ---------  ---------  ---------  ---------  -----------  ------------  --------------
Balance, March 31, 1996..................         --         --  3,167,421    515,093    1,329,819       (1,442)      1,843,470
  Accretion of redeemable common stock...         --         --         --         --   (9,061,037)          --      (9,061,037)
  Net loss for the period................         --         --         --         --   (2,099,332)          --      (2,099,332)
  Foreign currency translation loss......         --         --         --         --           --      (11,067)        (11,067)
  Issuance of common stock related to
    option exercise......................         --         --     29,148     29,148           --           --          29,148
  Issuance of common stock related to
    conversion of subordinated
    debentures...........................         --         --     67,872     50,000           --           --          50,000
                                           ---------  ---------  ---------  ---------  -----------  ------------  --------------
Balance, December 31, 1996...............         --  $      --  3,264,441  $ 594,241  $(9,830,550)  $  (12,509)   $ (9,248,818)
                                           ---------  ---------  ---------  ---------  -----------  ------------  --------------
                                           ---------  ---------  ---------  ---------  -----------  ------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      NINE MONTHS
                                                           YEAR ENDED MARCH 31,                   ENDED DECEMBER 31,
                                                -------------------------------------------  -----------------------------
                                                    1994           1995           1996                           1996
                                                ------------  --------------  -------------      1995       --------------
                                                                                             -------------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss) for the period............  $   (246,874) $      722,224  $     997,240  $     741,556  $   (2,099,332)
  Adjustments to reconcile net income (loss)
    to net cash (used in) provided by
    operating activities:
    Minority interest in loss of subsidiary...            --              --             --             --      (1,851,467)
    Charge for purchased research and
      development.............................            --              --             --             --       4,893,000
    Depreciation and amortization.............       735,703         282,978        288,585        257,600         631,041
    Earnings in foreign joint venture.........            --              --             --             --         (78,907)
    Provision (credit) for deferred income
      taxes...................................      (247,000)        (64,000)       (34,000)       (45,089)        493,204
    (Gain) loss on sale of property and
      equipment...............................        (9,004)          1,717        (11,515)            --              --
    Changes in operating assets and
      liabilities:
      Trade receivables.......................      (224,370)       (993,326)    (1,365,948)      (851,484)       (594,590)
      Inventory...............................      (681,125)     (1,026,260)      (195,952)    (1,326,330)     (2,910,828)
      Prepaid expenses and other assets.......        27,575         (54,831)       (78,717)      (139,054)       (872,352)
      Accounts payable, accrued expenses and
        other liabilities.....................       504,661       1,206,941        (10,628)     1,167,393       1,388,527
      Deferred revenue........................            --              --             --             --          24,375
                                                ------------  --------------  -------------  -------------  --------------
        Net cash (used in) provided by
          operating activities................      (140,434)         75,443       (410,935)      (195,408)       (977,329)
                                                ------------  --------------  -------------  -------------  --------------
Cash flows from investing activities:
  Cash paid for businesses acquired, net......            --              --       (792,350)            --      (5,725,788)
  Investment in foreign joint venture.........            --              --       (243,353)            --              --
  Purchases of property and equipment.........      (246,291)       (323,032)      (851,985)      (384,596)       (397,181)
  Purchases of other assets...................       (78,560)        (59,100)       (52,512)       (22,512)        (14,000)
  Proceeds from asset disposals...............        21,701          28,745         15,616             --          23,866
  (Increase) decrease in receivable from
    officer...................................        95,850          58,420        (14,492)       (11,004)        (10,262)
                                                ------------  --------------  -------------  -------------  --------------
        Net cash used in investing
          activities..........................      (207,300)       (294,967)    (1,939,076)      (418,112)     (6,123,365)
                                                ------------  --------------  -------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                                                                                                      NINE MONTHS
                                                           YEAR ENDED MARCH 31,                   ENDED DECEMBER 31,
                                                -------------------------------------------  -----------------------------
                                                    1994           1995           1996                           1996
                                                ------------  --------------  -------------      1995       --------------
                                                                                             -------------
                                                                                              (UNAUDITED)
Cash flows from financing activities:
  Net increase (decrease) in notes payable to
    bank......................................      (300,000)         50,000      2,336,073        800,000       1,414,753
  Proceeds from issuance of debt..............            --              --             --             --       3,000,000
  Payments of debt............................       (50,123)        (18,754)       (28,520)        (8,406)       (630,305)
  Proceeds from sale of common stock of
    subsidiary................................            --              --             --             --       4,000,000
  Proceeds from sale of common
    stock.....................................       924,453         246,616             --             --              --
  Repurchase of common stock..................      (199,810)             --             --             --              --
  Dividends paid on preferred stock...........       (12,000)        (85,500)            --             --              --
                                                ------------  --------------  -------------  -------------  --------------
    Net cash provided by financing
      activities..............................       362,520         192,362      2,307,553        791,594       7,784,448
                                                ------------  --------------  -------------  -------------  --------------
Increase (decrease) in cash and cash
  equivalents.................................        14,786         (27,162)       (42,458)       178,074         683,754
Cash and cash equivalents, beginning of
  period......................................        73,892          88,678         61,516         61,516          19,058
                                                ------------  --------------  -------------  -------------  --------------
Cash and cash equivalents, end of period......  $     88,678  $       61,516  $      19,058  $     239,590  $      702,812
                                                ------------  --------------  -------------  -------------  --------------
                                                ------------  --------------  -------------  -------------  --------------
Supplemental disclosure:
  Cash paid during the year for:
    Income taxes..............................  $     77,225  $      153,958  $     873,140  $     619,350  $      570,000
    Interest..................................  $    113,449  $       86,653  $     201,259  $      96,000  $      523,000
                                                ------------  --------------  -------------  -------------  --------------
                                                ------------  --------------  -------------  -------------  --------------
Noncash investing and financing activities:
  Issuance of common stock in exchange for
    preferred stock...........................  $      1,379  $           --  $          --  $          --  $           --
  Netting due to right of offset of principal
    shareholder receivable and preferred
    dividends payable.........................  $     18,833  $           --  $          --  $          --  $           --
  Issuance of common stock related to business
    acquired..................................  $         --  $           --  $     500,010  $          --  $           --
  Conversion of subordinated debentures into
    67,872 shares of common stock.............  $         --  $           --  $          --  $          --  $       50,000
  Issuance of 767,112 shares of Class C
    Exchangeable common stock of subsidiary
    and $2.2 million note in connection with
    the business acquired.....................  $         --  $           --  $          --  $          --  $    6,850,000
                                                ------------  --------------  -------------  -------------  --------------
                                                ------------  --------------  -------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    Total Control Products, Inc., an Illinois corporation, together with its wholly owned subsidiary, Tara Products, Inc., d/b/a Total Control - Cincinnati, an Illinois corporation, and its majority-owned subsidiary, Taylor Industrial Software Inc., an Alberta corporation ("Taylor"), (collectively the "Company"), designs, develops and markets products and technology for the control segment of the industrial automation marketplace.

    (B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Total Control Products, Inc. and its wholly owned subsidiary since its acquisition on January 29, 1996 and its majority-owned subsidiary since its acquisition on September 26, 1996. In connection with the Taylor transaction, the Company sold 39% of the Taylor Class A Shares to Digital Electronics Corporation ("Digital Electronics"), located in Osaka, Japan, which is the Company's largest supplier (see Note 11), for an aggregate purchase price of $4.0 million. As a result, a minority interest for 39% of the net income or loss of Taylor is recorded on the Company's statement of operations. The Company's ownership of Taylor Class A Common Shares may increase up to 4% based on the amount of contingent consideration paid by the Company in connection with the acquisition. All intercompany items and transactions have been eliminated in consolidation.

    Additionally, the Company accounts for its 40% ownership interest in a foreign joint venture on the equity method.

    (C) REVENUE RECOGNITION

    Net sales include revenues from operator interface products, software license fees, software maintenance and services. Revenue from product sales and software licenses are recognized upon shipment of the product to customers, provided that there are no significant obligations remaining and collectibility of the revenue is probable. The Company provides for estimated product returns upon shipment of the products. Revenue from software maintenance contracts is recognized ratably as it is earned over the term of the contract, generally one year. Unearned software maintenance revenue is included in deferred revenue. Service revenue is recognized as the service is provided. The Company recognizes revenue from software license fees, service and maintenance in accordance with the provisions of the American Institute of Certified Public Accountants, Statement of Position No. 91-1 (SOP 91-1), Software Revenue Recognition.

    (D) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include all highly liquid investments (with original maturities of three months or less), principally time deposits and other short term securities which are stated at cost, which approximates fair value.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (E) TRADE RECEIVABLES

    The following summarizes trade receivables allowance activity for fiscal 1994, 1995 and 1996 and the nine month period ended December 31, 1996:

                                                                                      AMOUNT
                                                                                    ----------
March 31, 1993....................................................................  $    9,152
  Increase to operating expense...................................................      47,602
  Charge to allowance.............................................................     (26,754)
                                                                                    ----------
March 31, 1994....................................................................      30,000
  Increase to operating expense...................................................      70,312
  Charge to allowance.............................................................     (62,312)
                                                                                    ----------
March 31, 1995....................................................................      38,000
  Increase to operating expense...................................................      58,842
  Charge to allowance.............................................................     (56,842)
                                                                                    ----------
March 31, 1996....................................................................      40,000
  Reserve related to acquired entity..............................................      41,000
  Increase to operating expense...................................................      34,000
                                                                                    ----------
December 31, 1996.................................................................  $  115,000
                                                                                    ----------
                                                                                    ----------

    (F) INVENTORY

    Inventory is stated at the lower of first-in, first-out cost or market. Inventory at March 31, 1995 and 1996 and December 31, 1996 consisted of the following:

                                                                    MARCH 31,
                                                           ----------------------------   DECEMBER 31,
                                                               1995           1996            1996
                                                           -------------  -------------  --------------
Raw materials............................................  $   1,506,917  $   2,071,150   $  2,870,354
Work in process and finished goods.......................      2,135,659      3,844,243      5,546,638
                                                           -------------  -------------  --------------
    Inventory............................................  $   3,642,576  $   5,915,393   $  8,416,992
                                                           -------------  -------------  --------------
                                                           -------------  -------------  --------------

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (G) PROPERTY AND EQUIPMENT

    Property and equipment are as follows:

                                                                    MARCH 31,
                                                           ----------------------------   DECEMBER 31,
                                                               1995           1996            1996
                                                           -------------  -------------  --------------
Machinery and equipment..................................  $   1,271,053  $   2,245,366   $  2,629,076
Furniture and fixtures...................................         35,885         82,861        287,640
Leasehold improvements...................................             --         52,619        136,908
                                                           -------------  -------------  --------------
                                                               1,306,938      2,380,846      3,053,624
Less-- Accumulated depreciation and amortization.........       (769,336)      (945,592)      (744,390)
                                                           -------------  -------------  --------------
     Property and equipment, net.........................  $     537,602  $   1,435,254   $  2,309,234
                                                           -------------  -------------  --------------
                                                           -------------  -------------  --------------

    Expenditures for maintenance and repairs are expensed as incurred. Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

ASSET DESCRIPTION                                                                    USEFUL LIFE
----------------------------------------------------------------------------  --------------------------
Machinery and equipment.....................................................          3-10 Years
Furniture and fixtures......................................................          5-10 Years
Leasehold improvements......................................................   Shorter of asset life or
                                                                                    life of lease

    (H) INTANGIBLE ASSETS

    Intangible assets relating to acquired businesses consist primarily of the cost of purchased businesses in excess of market value of net assets acquired ("goodwill"). Such goodwill is being amortized on a straight-line basis over a period ranging from seven to fifteen years. The accumulated amortization of intangible assets amounted to approximately $23,000 and $215,000 as of March 31, 1996 and December 31, 1996, respectively.

    The Company reviews goodwill for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. To date, no such events or changes in circumstances have occurred. If such events or changes in circumstances occur, the Company will recognize an impairment loss if the undiscounted future cash flows expected to be generated by the acquired business are less than the carrying value of the related goodwill. The impairment loss in such instances would adjust the goodwill to its fair value.

    (I) FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

    The Company follows the translation principles established by Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". The net assets of the Company's majority-owned subsidiary and the Company's investment in its foreign joint venture are translated at the exchange rate in effect at the end of the periods presented. The revenues and expenses of the Company's

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) majority-owned subsidiary and the Company's ownership percentage of the foreign joint venture's net income are translated at the average rates in effect during the period. The Company's foreign joint venture had no significant activity for the year ended March 31, 1996. Included in other income is the Company's 40% share of the earnings of the foreign joint venture for the nine months ended December 31, 1996 of approximately $79,000. See Note 6 for a discussion of the Company's policy regarding certain foreign currency hedging transactions.

    (J) RESEARCH AND DEVELOPMENT

    The Company records its software development costs in accordance with SFAS No. 86. Accordingly, these costs are expensed until the technological feasibility of the software has been established. Thereafter, all significant software development costs are capitalized until the product is available for general release to customers. Subsequently, these costs are reported at the lower of unamortized cost or net realizable value. As a result of market and other business conditions, the time between establishment of technological feasibility and general release has not been significant since April 1, 1993. Accordingly, the Company has not capitalized any software development costs during this time. During fiscal 1994, because of technological, industry and business changes, the Company shortened its estimate of the useful life of software development costs that were capitalized at March 31, 1993. As a result, the Company amortized the remaining net book value of these software development costs during fiscal 1994, which resulted in an amortization expense of approximately $466,000.

    (K) INCOME TAXES

    The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities under the provisions of the enacted tax laws.

    (L) MANAGEMENT'S USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the period. Actual results could differ from those estimates.

    (M) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Effective April 1, 1995, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS No. 115 did not have a material impact on the Company's financial statements.

    The carrying value for current assets and current liabilities reasonably approximates fair value due to the short maturity of these items. Since the Company's long-term debt is not publicly quoted, fair value

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) estimates are based on each obligation's characteristics, including remaining maturities, interest rate, credit rating, collateral, amortization schedule and liquidity. The carrying amount for long-term debt other than the convertible subordinated debentures approximates fair value. Recent company transactions provide an indication that the fair value of the convertible subordinated debentures is approximately $3.0 million.

    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company has cash investment policies that limit cash investments to short-term low risk investments. With respect to trade receivables, the Company grants unsecured credit to its customers. In doing so, the Company performs ongoing credit evaluations of its customers' financial condition. A substantial portion of accounts receivable is from customers located throughout the United States. One customer accounted for approximately 14%, 14% and 10% of the Company's net sales for fiscal 1994, 1995 and 1996, respectively, and approximately 10% and 9% of the Company's net sales for the nine months ended December 31, 1995 and 1996, respectively. Additionally, the Company establishes accounts receivable allowances based upon factors relating to the credit risk of specific customers, historical trends and other information.

    (N) ACCRETION TO REDEMPTION VALUE OF COMMON STOCK

    Accretion to redemption value of redeemable common stock represents the change in the redemption value of outstanding common stock in each period. The redemption values for certain common shares are based on (i) fair market values of the class of stock or (ii) fixed amounts (See Note 7).

    (O) STOCK SPLITS

    In December 1996, the Company's Board of Directors declared a three-for-one split of the Company's Common Stock, which has been retroactively reflected in the accompanying consolidated financial statements. In December 1996, Taylor's Board of Directors declared a three-for-one split of Taylor's Class C Exchangeable Common Stock, which has been retroactively reflected in the accompanying consolidated financial statements.

    (P) NET INCOME (LOSS) PER SHARE AVAILABLE TO SHAREHOLDERS AND PRO FORMA AND SUPPLEMENTAL PRO FORMA NET INCOME (LOSS) PER SHARE

    Net income (loss) per share available to shareholders is based on the weighted average number of shares of common stock and common stock equivalents outstanding, as adjusted for the stock split described above for all periods presented. Common stock equivalents represent options, convertible stock and convertible debt using the treasury stock method for all periods presented. Any common stock options and convertible stock issued from one year prior to the initial public filing with a price below the estimated initial public offering price have been included as outstanding shares for all periods presented reduced by the number of shares which could be purchased with proceeds from the exercise of the options.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Pro forma net income (loss) per share is computed based upon pro forma net income (loss) as described below and the weighted average number of shares adjusted for the conversion of $250,000 of convertible debentures into 339,366 shares of Common Stock and the dilutive effect of any common stock equivalents, as appropriate.

    Supplemental pro forma net income (loss) per share for fiscal 1996 and the nine months ended December 31, 1996 of $0.18 and $(0.26), respectively, is computed based upon (i) pro forma net income adjusted for the reduction in interest expense, net of tax benefit of approximately $117,000 and $260,000 for fiscal 1996 and the nine months ended December 31, 1996, respectively, resulting from the application of the net proceeds of the contemplated offering to reduce indebtedness of the Company and (ii) the pro forma weighted average number of shares of Common Stock outstanding adjusted to reflect the sale by the Company of approximately 292,000 and 1,040,000 shares of Common Stock in the offering resulting in net proceeds sufficient to pay such indebtedness for fiscal 1996 and the nine months ended December 31, 1996, respectively.

    (Q) INTERIM FINANCIAL DATA

    In management's opinion, the unaudited interim financial statements for the nine months ended December 31, 1995 are presented on a basis consistent with the audited financial statements, and all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the operating results have been reflected. The results of operations for interim periods are not necessarily indicative of operations for the full fiscal year.

    (R) PRO FORMA BALANCE SHEET AND STATEMENTS OF OPERATIONS

    Pursuant to the rules and regulations of the Securities and Exchange Commission, the accompanying unaudited pro forma consolidated statements of operations for the year ended March 31, 1996 and the nine months ended December 31, 1996 reflect the change in net income available to common shareholders resulting from the following events which will occur upon completion of the offering contemplated by this prospectus: (i) the automatic termination of the redemption provision of redeemable common stock; (ii) the conversion of $250,000 of subordinated debentures into 339,366 shares of the Company's Common Stock; and (iii) the issuance of 27,999 shares of Common Stock required upon the retirement of the $2.0 million shareholder note payable which will be repaid with a portion of the proceeds of the offering. Additionally, the accompanying pro forma balance sheet as of December 31, 1996 reflects the change in capitalization attributable to the above pro forma adjustments as if the offering had closed on December 31, 1996 (excluding the effects of the offering proceeds), and including the reclassification from long-term to short-term of a $2.0 million note payable, which becomes due 10 days after the completion of the offering. See Notes 5 and 7.

    (S) DEFERRED OFFERING COSTS

    As of December 31, 1996, the Company had incurred approximately $265,000 in costs related to the Company's proposed initial public offering. These costs have been capitalized and are included in other

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long-term assets in the accompanying consolidated balance sheet at December 31, 1996. Upon completion of the Company's proposed initial public offering, the deferred offering costs will be reclassified to Common Stock as a reduction to the proceeds from the offering.

2. ACQUISITIONS

    On January 29, 1996, Total Control Products, Inc. acquired 100% of the outstanding stock of Cincinnati Dynacomp, Inc. ("Cincinnati"), a manufacturer and distributor of text based operator interface products, for $499,990 and 150,003 shares of the Company's Common Stock (which was assigned a fair value of $500,010) and merged Cincinnati into its wholly owned subsidiary. Additionally, the former shareholders of Cincinnati are entitled to contingent cash and Common Stock consideration. To the extent calendar year 1996 and 1997 sales of Cincinnati and certain similar Company products exceed its historical sales volume, the contingent consideration is equal to 10% for the first $1.0 million of such excess and 4% of any further excess. There was no contingent consideration earned for calendar 1996. All payments of such contingent consideration for calendar year 1997 to the former majority shareholder, who will receive 53% of such consideration, shall be paid in shares of Common Stock valued at their then fair market value, and the remainder to be paid to the other former shareholders shall be paid in cash. To the extent calendar year 1998, 1999 and 2000 sales of the Company exceed approximately $32.0 million in any of those years, the former majority shareholder of Cincinnati receives 1.25% of such excess of which 50% shall be paid in cash and 50% shall be paid in shares of the Company valued at their then fair market value, with the agreement providing the Company a buy-out option related to this contingent consideration ranging from $1.0 million to $2.0 million depending on the timing of such prepayment. All contingent consideration is due 90 days after the end of the respective calendar years on which such consideration was based.

    This acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. This treatment resulted in approximately $1.98 million of cost in excess of net assets acquired at the date of acquisition. In December 1996, goodwill increased by approximately $300,000 primarily as a result of the Company revising its estimate of the costs to exit the Cincinnati facility in connection with the Company's integration plan established at the acquisition date. Such excess (which will increase for any future contingent consideration paid) is being amortized on a straight-line basis over 15 years. Cincinnati's results of operations have been included in the consolidated results of operations since the date of acquisition.

    In fiscal 1996, the Company made an investment in a foreign joint venture, which distributes industrial automation tools, including the Company's products. The Company owns 40% of this joint venture, which is located in the Netherlands and sells products throughout Europe, with the remaining 60% owned by the Company's largest vendor (see Notes 7 and 11) and the distributor of this vendor's product (see Note 7). This investment is accounted for under the equity method.

    On September 19, 1996, the Company entered into an agreement to acquire a controlling interest in Taylor, a developer and marketer of industrial automation software products located in Edmonton, Alberta. The transaction was consummated on September 26, 1996 and the results of operations have

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

2. ACQUISITIONS (CONTINUED)
been included since that date. In exchange for 100% of the outstanding voting shares of common stock of Taylor, the Company paid $7,389,817, which included $2.2 million in the form of a note payable to the former principal shareholder, and 767,112 shares of Class C Exchangeable common stock of Taylor (convertible into 767,112 shares of the Company's Common Stock; see Note 7 for a description of the features of the stock). In addition, the agreement provides for the payment of a contingent cash consideration based on future revenues of Taylor. To the extent the revenues of Taylor exceed $8.0 million in any of the two 12 month periods following the acquisition, the Taylor shareholders will receive $1.0 million due 90 days after that respective 12 month period. Additionally, the Taylor shareholders will receive cash consideration in the amount of 50% of the revenue of Taylor in excess of $9.2 million and $10.6 million for the first and second 12 month period after the acquisition, respectively, with the total consideration capped at $3.0 million for any 12 month period related to this provision. As further discussed in Note 7, the 767,112 shares of Taylor Class C Exchangeable common stock may be redeemed at the holders' option for $6.0 million (payable over a 3 year period) to the extent Total Control Products, Inc. has not completed an initial public offering of its Common Stock within 12 months from the date of acquisition. The $4.65 million value assigned to the 767,112 shares of Class C Exchangeable common stock was based on management's estimate of fair value, primarily based on the present value of the potential redemption of the security as well as recent securities transactions. The Company also incurred approximately $600,000 in direct expenses related to the acquisition. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values.

    In connection with the transaction, the Company sold 39% of the Class A voting shares of Taylor for $4.0 million to Digital Electronics. To the extent the contingent consideration described above is earned, the Company is required to contribute as equity into Taylor a portion of the earnout payment and receive additional equity interest in Taylor up to a maximum of 4% based on a formula outlined in a letter of understanding between the Company and Digital. The $4.0 million investment in Taylor by Digital was greater than 39% of the equity of the subsidiary, and this difference of approximately $600,000 was charged against goodwill to properly reflect the Company's cost of the Taylor acquisition.

    In connection with the acquisition of Taylor, the Company engaged a broker to commence the sale of one of the developed software product lines acquired. The purchase price value assigned to these assets held for sale of approximately $4.7 million is based on management's estimate of the expected gross proceeds to be received using similar market multiples of recent sales of comparable product lines less estimated applicable tax and direct costs of the disposal. The net expenses in excess of revenue, (including the interest expense on related debt expected to be retired from the proceeds from the sale of the $2.2 million note payable described above and a $2.0 million subordinated note payable (described in Notes 4 and 5)) of approximately $24,000 incurred by the Company since the acquisition has not been reflected in the statement of operations of the Company, but rather has been included in the asset held for sale. It is management's belief that the sale of this product line will be completed by June 30, 1997. The holder of the $2.2 million shareholder note payable issued in connection with the acquisition has the right to prohibit the sale of this product line if the net proceeds to the Company would be less than the principal outstanding under the note.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

2. ACQUISITIONS (CONTINUED)
    Purchased research and development expense and other related acquisition expenses relating to the acquisition of Taylor totaled $4.9 million and was charged to expense as of the acquisition date in September, 1996. Of this expense, approximately $4.7 million of the purchase price was allocated to incomplete research and development that had not yet reached technological feasibility and did not have a future alternative use, and was charged to expense as of the acquisition date. The amount allocated to the purchased incomplete research and development projects represents the estimated fair value related to those projects determined by an independent appraisal. Proven valuation procedures and techniques were utilized in determining the fair market value of each intangible asset. The purchased research and development projects were individually identified and were valued based on estimates of discounted future income. Consideration was given to the stage of development, the time and resources required for completion, as well as the market potential and associated risks. To bring these projects to technological feasibility, high-risk developmental and testing issues needed to be resolved, which required substantial additional effort and testing.

    The remaining excess purchase price over the estimated fair value of identified net assets (which will increase for any future contingent consideration) of approximately $2.5 million was assigned to goodwill and is being amortized over 7 years. These estimates are preliminary and may be changed based on actual results.

    The following unaudited pro forma results of operations data for fiscal 1995 and 1996 and the nine months ended December 31, 1996, assume the Cincinnati acquisition occurred as of April 1, 1994 and the Taylor acquisition occurred as of April 1, 1995 (in thousands except per share amounts):

                                                 YEAR ENDED MARCH 31,
                                                 --------------------   NINE MONTHS ENDED
                                                   1995       1996      DECEMBER 31, 1996
                                                 ---------  ---------  --------------------
                                                            (U N A U D I T E D)
Net sales......................................  $  27,616  $  39,553       $   31,851
Net income (loss)..............................        584        325              616
Net income (loss) available to common
 shareholders..................................        376     (1,281)          (8,445)
Net income (loss) per common share.............  $    0.06  $   (0.23)      $    (1.49)
                                                 ---------  ---------         --------
                                                 ---------  ---------         --------

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

3. INCOME TAXES

    The components of the provision for (benefit from) income taxes for fiscal 1994, 1995 and 1996 and the nine months ended December 31, 1995 and 1996 are as follows:

                                                                                               NINE MONTHS
                                                         YEAR ENDED MARCH 31,              ENDED DECEMBER 31,
                                                --------------------------------------  -------------------------
                                                    1994         1995         1996                       1996
                                                ------------  -----------  -----------      1995      -----------
                                                                                        ------------
                                                                                        (UNAUDITED)
CURRENT:
  U.S. Federal................................  $     78,000  $   252,000  $   556,000   $  434,579   $    86,088
  State.......................................        14,000       59,200      143,000      104,510        19,708
                                                ------------  -----------  -----------  ------------  -----------
  Total current...............................        92,000      311,200      699,000      539,089       105,796
                                                ------------  -----------  -----------  ------------  -----------
DEFERRED:
  U.S. Federal................................      (215,000)     (52,000)     (28,000)     (36,418)      320,011
  State.......................................       (32,000)     (12,000)      (6,000)      (8,671)       76,193
  Foreign.....................................            --           --           --           --        97,000
                                                ------------  -----------  -----------  ------------  -----------
  Total deferred..............................      (247,000)     (64,000)     (34,000)     (45,089)      493,204
                                                ------------  -----------  -----------  ------------  -----------
  Total provision.............................  $   (155,000) $   247,200  $   665,000   $  494,000   $   599,000
                                                ------------  -----------  -----------  ------------  -----------
                                                ------------  -----------  -----------  ------------  -----------

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

3. INCOME TAXES (CONTINUED)
    The provision for (benefit from) income taxes differs from the amounts which would result by applying the applicable Federal income tax rate before income taxes for fiscal 1994, 1995 and 1996 and the nine months ended December 31, 1995 and 1996 as follows:

                                                                                   NINE MONTHS
                                           YEAR ENDED MARCH 31,                 ENDED DECEMBER 31,
                                  ---------------------------------------  ----------------------------
                                      1994          1995         1996                         1996
                                  ------------  ------------  -----------      1995      --------------
                                                                           ------------
                                                                           (UNAUDITED)
Provision for (benefit from)
 income taxes computed at
 Federal statutory rate.........  $   (136,637) $    329,604  $   565,162   $  419,919   $   (1,139,723)
State income taxes, net of
 Federal tax benefit............       (19,893)       48,471       83,112       61,753         (167,606)
Impact of differences in foreign
 statutory rates................            --            --           --           --            4,734
Permanent differences:
  Charge for purchased research
    and development.............            --            --           --           --        1,833,000
  Nondeductible goodwill
    amortization................            --            --           --           --           74,378
  Nontaxable earnings in foreign
    joint venture...............            --            --           --           --          (30,774)
  Other.........................         1,530        11,925       16,726       12,328           24,991
Utilization of research and
 development tax credits........            --      (142,800)          --           --               --
                                  ------------  ------------  -----------  ------------  --------------
                                  $   (155,000) $    247,200  $   665,000   $  494,000   $      599,000
                                  ------------  ------------  -----------  ------------  --------------
                                  ------------  ------------  -----------  ------------  --------------

    In conjunction with the Company's acquisition of Cincinnati, the Company acquired net deferred tax assets of $795,000. A portion of the acquired deferred tax assets relates to net operating loss carry forwards ("NOLs") of approximately $430,000, which begin to expire in 2006. These NOLs will be limited to approximately $56,000 per year, and, at such level, it is management's opinion that these NOLs will not expire without being fully utilized.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

3. INCOME TAXES (CONTINUED)
    Components of the net deferred income tax assets which are included in current deferred tax assets and other long term assets on the accompanying consolidated balance sheets, at March 31, 1995 and 1996 and December 31, 1996 are as follows:

                                                                                 MARCH 31,
                                                                          ------------------------   DECEMBER 31,
                                                                             1995         1996           1996
                                                                          -----------  -----------  --------------
Cumulative temporary differences:
  Net operating loss carry forward from acquired entities...............  $        --  $   180,000   $    376,579
  Accrued expenses......................................................       21,740       18,639        424,861
  Alternative minimum tax credit carryforward...........................       39,169           --             --
  Inventory, primarily reserves.........................................       55,030      314,309        285,706
  Allowances for accounts receivable....................................       19,646      127,642        123,538
  Deferred compensation.................................................       31,200       35,418         22,914
Depreciation............................................................       (3,862)      18,394       (116,103)
Basis difference in intangibles.........................................           --       99,863          5,525
Tax credits.............................................................           --           --        104,240
Other temporary differences.............................................        2,625         (265)        14,672
                                                                          -----------  -----------  --------------
    Total deferred income tax asset.....................................  $   165,548  $   794,000   $  1,241,932
                                                                          -----------  -----------  --------------
                                                                          -----------  -----------  --------------

    Generally, undistributed earnings of foreign subsidiaries will not be subject to U.S. tax until distributed as dividends. Since the earnings have been or are intended to be indefinitely reinvested in foreign operations, no provision has been made for any U.S. taxes on the Company's portion of undistributed earnings. Furthermore, any taxes paid to foreign governments on those earnings may be used, in whole or in part, as credits against the U.S. tax on any dividends distributed from such earnings. The Company's share of undistributed earnings of its foreign joint venture recorded as of December 31, 1996 is approximately $79,000. There were no undistributed earnings from the Company's foreign subsidiary.

    Because management believes that the deferred tax asset will be fully realized based on current estimates of future taxable income, future reversals of existing taxable temporary differences or available tax planning strategies, no valuation allowance has been recorded against the deferred tax asset.

4. NOTES PAYABLE

    (A) BANK

    At March 31, 1996, the Company had a revolving line-of-credit agreement with a bank which allowed borrowings up to $5.5 million ($850,000 was available at March 31, 1996), which was due on July 31, 1997, was secured by virtually all of the Company's assets and was personally guaranteed by certain shareholders, limited to $2.0 million. The note carried interest at the bank's prime lending rate (8.25% at March 31, 1996, which was also the average borrowing rate on all short term borrowings as of March 31, 1996). Additionally, the Company had a term loan with the bank for $1.0 million due September 30, 1996.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

4. NOTES PAYABLE (CONTINUED)
    In July 1996, the Company entered into a new revolving line-of-credit agreement with a bank which allows borrowings up to $9.0 million (approximately $1.9 million was available at December 31, 1996) based on 85% of eligible accounts receivable and 50% of eligible inventory up to a maximum of $4.5 million as specified in the agreement. This revolving credit line expires on July 17, 1998. Interest is at LIBOR plus 2% or prime (8.25% at December 31,
1996), at the Company's option, and is due monthly. The Company retired the previously outstanding bank loans discussed above with the proceeds from this new bank agreement.

    All amounts outstanding under this agreement are secured by inventory, receivables and all other general assets of the Company. Among other things, the agreement requires compliance with specific financial covenants related to tangible net worth, debt to tangible net worth ratio and cash flow coverage. As of December 31, 1996, the Company was in compliance with these covenants.

    Additionally, in November 1996, the Company entered into a line-of-credit agreement with a bank allowing for borrowing up to $1.0 million ($200,000 available at December 31, 1996) based on 80% of eligible accounts receivables of its majority-owned subsidiary. This revolving credit line expires November 25, 1998 and bears interest at prime (8.25% at December 31, 1996) and is due monthly. All amounts under this line are secured by the general assets of the Company's majority-owned subsidiary. The Company retired the previously outstanding bank line-of-credit with the proceeds from this line, which was due on demand.

    (B) NOTES PAYABLE TO RELATED PARTIES

    In August 1996, the Company entered into a $1.0 million note payable with a shareholder, Digital Electronics Corporation, which is due August 1997 or 10 days after the completion of an initial public offering of the Company's Common Stock. Interest is at 5% per annum and is due quarterly.

    Additionally, in connection with the acquisition of its majority-owned subsidiary, Taylor, the Company entered into a $2.2 million note payable with the former principal shareholder of Taylor. Scheduled principal payments are $200,000 due March 1, 1997; $200,000 due October 1, 1997; $400,000 due each
March 1, 1998, 1999, 2000 and 2001; and $200,000 due September 1, 2001. The note may be called earlier at the holder's option upon any of the following events:
(i) delivery of a 120-day notice after March 19, 1997; (ii) 10 days after the completion of an initial public offering; (iii) the sale of a majority of the common stock or substantially all of the assets of the Company; or (iv) upon the sale of Taylor's labor scheduling software product line currently held for sale by the Company. Interest is at 12.5% for the first six months and 15% thereafter and is due monthly. This note is subordinated to the bank notes payable. This shareholder also has a $230,000 note payable from Taylor, due on demand after March 31, 1997. The note is secured by the intellectual property rights in the software product line held for sale and provides for the holder to restrict the sale of this product line to the extent that the sale proceeds are less than the outstanding principal balance.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

4. NOTES PAYABLE (CONTINUED)
    (C) OTHER

    The Company has a $230,000 note payable to a Canadian governmental agency, which bears interest at the Canadian prime rate (4.25% at December 31, 1996) plus 3%. Scheduled monthly principal and interest payments of approximately $16,000 are due through August 1, 1997, with the remaining due at September 1, 1997. This loan is guaranteed by the Company's Chief Executive Officer and the former principal shareholder of Taylor.

5. LONG-TERM DEBT

    Long-term debt at March 31, 1995 and 1996 and December 31, 1996, consists of the following:

    (A) RELATED PARTIES

                                                                       MARCH 31,
                                                                ------------------------   DECEMBER 31,
                                                                   1995         1996           1996
                                                                -----------  -----------  --------------
Note payable to shareholder, due earlier of (1) September 1999 or (2) 10 days after the completion of an initial public
  offering of the Company's Common Stock, subordinate to bank
  notes payable...............................................  $        --  $        --   $  2,000,000
Note payable to principal shareholder, 10%, subordinate to
  convertible debentures, due December 1997...................      200,000      200,000        200,000
                                                                -----------  -----------  --------------
                                                                    200,000      200,000      2,200,000
Less current maturities.......................................           --           --        200,000
                                                                -----------  -----------  --------------
Long-term debt................................................  $   200,000  $   200,000   $  2,000,000
                                                                -----------  -----------  --------------
                                                                -----------  -----------  --------------

    The $2.0 million shareholder note payable bears interest at 20.0%, of which 13.0% is due in cash, due monthly after December 1996, and 7.0% is payable in Common Stock based on a value of $5.00 per share (27,999 shares annually). If the note is retired within the first year of issuance, the shareholder is entitled to the full 27,999 shares.

    As discussed in Note 2, as it is management's intent to retire this note payable with a portion of the anticipated proceeds from the asset held for sale, expected interest expense from this note payable (including the deferred financing cost related to the share issuance) during the estimated period the asset will be held for sale, was offset against the anticipated proceeds in deriving the carrying value of the asset held for sale.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

5. LONG-TERM DEBT (CONTINUED)
    (B) OTHER

                                                                       MARCH 31,
                                                                ------------------------   DECEMBER 31,
                                                                   1995         1996           1996
                                                                -----------  -----------  --------------
Convertible subordinated debentures payable to an individual,
  6%, convertible, at holders' option, into Common Stock at
  $0.74 per share, due December 1997..........................  $   300,000  $   300,000   $    250,000
Capital lease obligations, interest at 10% to 12%, principal and interest due in various monthly installments through
  September 1997 secured by the related equipment.............           --      146,453         78,313
Other, 8.5%...................................................       10,345           --        113,249
                                                                -----------  -----------  --------------
    Total long-term debt......................................      310,345      446,453        441,562
Less current maturities.......................................       10,345       95,110        380,183
                                                                -----------  -----------  --------------
    Long-term debt............................................  $   300,000  $   351,343   $     61,379
                                                                -----------  -----------  --------------
                                                                -----------  -----------  --------------

    Total debt at December 31, 1996 matures on a fiscal year basis as follows:

FISCAL YEAR                                                               AMOUNT
---------------------------------------------------------------------  -------------
1997.................................................................  $      40,658
1998.................................................................        553,194
1999.................................................................         47,710
2000.................................................................      2,000,000
                                                                       -------------
                                                                       $   2,641,562
                                                                       -------------
                                                                       -------------

6. COMMITMENTS AND CONTINGENCIES

    The Company has an operating lease with a partnership owned by the principal shareholder and a shareholder/officer. Monthly rental payments of $12,000 plus property taxes, insurance and utilities are due through April 1997. In December 1996, the lease was renewed through April 2002, on similar terms.

    The Company leases various other office space and office equipment under operating leases that expire in various years through 2000. Subsequent to March 31, 1996, the Company entered into an additional office lease which requires monthly rental payments of $1,969 through October 1999. Rent expense for fiscal 1994, 1995 and 1996 was approximately $187,000, $164,000 and $243,000, respectively; and $138,000 and $425,000 for the nine months ended December 31, 1995 and 1996, respectively. Included in the table below on a net basis is sublease income of approximately $54,000 for fiscal 1997 and 1998 and $27,000 for fiscal 1999 for two office locations that were leased by Cincinnati.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Minimum future lease payments under noncancelable operating leases as of December 31, 1996 on a fiscal year basis are as follows:

FISCAL YEAR                                                               AMOUNT
---------------------------------------------------------------------  -------------
1997.................................................................  $     199,907
1998.................................................................        773,857
1999.................................................................        744,680
2000.................................................................        334,482
2001.................................................................        192,117
                                                                       -------------
                                                                       $   2,245,043
                                                                       -------------
                                                                       -------------

    Certain officers and employees of the Company have employment contracts through 2000.

    Under the terms of various agreements, the Company is obliged to pay royalties on product sales at rates from 3.0% to 17.0%. The Company has made certain advance payments in respect of future royalties. Prepaid royalties are amortized to earnings based on actual sales realized over the term of the applicable royalty agreement.

    To manage its foreign currency risk related to its purchases of inventory from a Japanese vendor (see Note 11), the Company hedges firm inventory purchase commitments by entering into forward contracts to purchase Japanese Yen. This hedging minimizes the impact of foreign exchange rate movements on the Company's operating results. Gains and losses on the hedge positions are deferred and included as a component of the transaction when it is completed. At January 29, 1997, the Company had outstanding forward contracts for the purchase of Japanese Yen through April 15, 1997 of approximately $3.2 million to hedge equivalent outstanding commitments transacted in Yen.

    Following this offering, the holders of certain shares of Common Stock will have certain rights to cause the Company to register those shares under the Securities Act of 1933, as amended (the "Securities Act"). By separate agreements, these registration rights apply to holders of 1,382,655 shares of Common Stock of the Company, and the 767,112 shares issuable to the former shareholders of Taylor upon the conversion of Taylor Class C Exchangeable common stock (collectively, the "Rights Holders"). All of such registration rights agreements provide that the Rights Holders' registration rights are subject to certain notice requirements and to the condition that, in the case of any piggyback registration rights, the underwriters of any offering have the right to limit the number of shares included in such registration. The Company has agreed to bear the expenses of all registrations under these registration rights agreements, except for underwriting discounts, selling commissions and underwriters' expense allowances, which are to be paid by the respective Rights Holders.

    The Company is not involved in any material legal proceedings.

7. REDEEMABLE COMMON STOCK ISSUANCES

    During December 1993, the Company sold 1,204,653 shares of Common Stock for $1.0 million. Included in the terms of the agreement related to this sale are certain covenants, including a requirement

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

7. REDEEMABLE COMMON STOCK ISSUANCES (CONTINUED) that the Company use its best efforts to effect a sale to an unrelated third party of all or substantially all of its assets or complete an initial public offering of its stock by December 16, 1998. The shareholder has the right to put the shares to the Company at fair market value, as defined in the agreement, for a two-year period in the event the Company is in violation of any of these covenants. The Company was in compliance with these covenants at December 31, 1996. This put right automatically terminates upon the closing of a qualified initial public offering.

    In connection with the acquisition of Cincinnati (see Note 2), the Company issued 150,003 shares of Common Stock. Between January 29, 1998 and January 28, 2000, the shareholder has the right to put the shares to the Company at fair value as defined in this agreement. This redemption right terminates upon the closing of an initial public offering.

    Although management has not obtained an appraisal of the fair market value of the Company, certain equity transactions have occurred upon which management has based its estimate of the potential redemption value of the aforementioned shares. The estimated redemption values per share for the above referenced shares were $0.83/share, $1.00/share and $2.33/share at March 31, 1994, 1995 and 1996, respectively, and $9.00/share at December 31, 1996.

    During July 1994, the Company sold an aggregate of 250,002 shares of Common Stock to Digital Electronics (see Note 11) and to a distributor of Digital Electronics products in exchange for $250,000. The shareholders have the right to put the shares at any time to the Company at the lesser of (a) the original purchase price or (b) the net book value per share (on a fully diluted basis) as reflected on the consolidated balance sheet of the Company for the fiscal quarter most recently completed. Redeemable common stock of $250,000 which would otherwise be classified as current liabilities has been classified as long-term because the Company intends to refinance such borrowings on a long-term basis with its committed long-term borrowing facilities which it has available. The shareholders have agreed to terminate this right upon the closing of an initial public offering. These shares are reflected at a redemption value of $250,000 on the accompanying balance sheets.

    In connection with the acquisition of Taylor, a portion of the consideration exchanged by the Company was 767,112 shares of Class C Exchangeable common stock of Taylor to the former holders of the voting common stock of Taylor. This common stock is convertible at the holders' option into 767,112 shares of the Company's Common Stock. This Class C Exchangeable common stock has no rights in the assets or earnings of Taylor, has no voting rights and does not have the right to the dividends of the Taylor Class A common stock outstanding. As a result, this stock is not considered minority interest in Taylor; rather the stock is treated as a redeemable stock of the Company. The Class C common shareholders have the right to put the shares to the Company for $6.0 million for a period of 10 days in the event the Company has not completed an initial public offering of the Company's Common Stock by September 19, 1997.

    The $6.0 million redemption amount is due quarterly over three years, with interest at prime and is subordinated to the bank notes payable. This redeemable stock has been recorded at $4.65 million, the present value of the redemption price based on an approximate 15% discount rate and is being accreted to its redemption value over the life of the security using the effective interest rate method.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

8. STOCK OPTION PLANS

    The Company has four fixed option plans which reserve shares of common stock for issuance to management, employees, directors and advisors of the Company. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, no compensation cost has been recognized for the stock option plans. Consistent with the provisions of SFAS No. 123, had compensation cost for the Company's four stock option plans been determined based on the fair value at the grant date for awards during fiscal 1996 and the nine months ended December 31, 1996, the Company's net loss and net loss per share available to shareholders would have been reduced to the pro forma amounts indicated below:

                                                                 FISCAL YEAR ENDED   NINE MONTHS ENDED
                                                                  MARCH 31, 1996     DECEMBER 31, 1996
                                                                 -----------------  --------------------
Net loss available to shareholders--as reported................    $    (608,964)     $    (11,160,369)
Net loss available to shareholders--pro forma..................         (726,156)          (11,392,918)
Net loss per share--as reported................................            (0.11)                (1.97)
Net loss per share--pro forma..................................            (0.13)                (2.01)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants during fiscal 1996 and the nine months ended December 31, 1996: dividend yield of 0%; expected volatility of 60%; risk-free interest rate of 6%; and expected lives of 3 years.

    (A) 1993 STOCK OPTION PLAN

    The Company's 1993 Stock Option Plan (the "1993 Plan") provides for the grant of common stock options.

    Under the 1993 Plan, incentive stock options ("ISOs") may be granted to any officer or employee of the Company. Nonqualified stock options may be granted to any officer, employee, consultant, director or other agent of the Company. In the case of ISOs, the exercise price paid shall be at least 100% (110% in certain cases) of the fair market value of the Common Stock on the date of grant. Options become exerciseable generally over three years or as determined by the Board. Certain acceleration provisions exist related to a change in control of the Company or an initial public offering of the Company's Common Stock.

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

8. STOCK OPTION PLANS (CONTINUED)
    The following summarizes option activity:

                                                                              SHARES    EXERCISE PRICES
                                                                             ---------  ---------------
Outstanding at March 31, 1993..............................................         --  $     --
  Granted..................................................................     99,594             0.83
                                                                             ---------  ---------------
Outstanding at March 31, 1994..............................................     99,594             0.83
  Granted..................................................................     43,722             1.00
                                                                             ---------  ---------------
Outstanding at March 31, 1995..............................................    143,316      0.83 - 1.00
  Granted..................................................................     70,800      2.00 - 3.33
                                                                             ---------  ---------------
Outstanding at March 31, 1996..............................................    214,116      0.83 - 3.33
  Granted..................................................................    111,006      3.33 - 6.66
  Exercised................................................................    (29,148)            1.00
                                                                             ---------  ---------------
Outstanding at December 31, 1996...........................................    295,974  $  0.83 - $6.66
                                                                             ---------  ---------------
                                                                             ---------  ---------------

    Subject to certain exceptions defined under the 1993 Plan related to an employee's death, disability or termination, options expire ten years from the date of grant. At March 31, 1996 and December 31, 1996, options to purchase 80,970 shares and 135,594 shares were exerciseable, respectively. In December 1996, the Board determined that no additional options will be granted under this plan.

    (B) 1996 STOCK OPTION PLAN

    In December 1996, the Company adopted the 1996 Stock Option Plan under which options may be granted to purchase up to 550,000 shares of Common Stock to management, employees and advisors of the Company. This Plan provides for the grant of ISOs and non-qualified stock options. No options have been granted under this Plan.

    (C) 1996 NON-EMPLOYEES DIRECTORS' STOCK OPTION PLAN

    In December 1996, the Company adopted the 1996 Non-Employees Directors' Stock Option Plan under which 120,000 shares of Common Stock have been authorized for issuance. All non-employee directors will receive a stock option to purchase 12,000 shares of Common Stock on the day after each annual meeting of shareholders of the Company, provided they are then serving as a director of the Company. All grants will be non-qualified stock options. Options granted under this Plan are exerciseable six months after the date of grant. No options have been granted under this Plan.

    (D) 1996 DISCOUNT STOCK PURCHASE PLAN

    In December 1996, the Company adopted the 1996 Discount Stock Purchase Plan, under which 250,000 shares of Common Stock have been reserved for issuance. Eligible employees of the Company may purchase Common Stock of the Company beginning on the first March 31 or September 30 following the closing of this offering. Eligible employees participate in this Plan by authorizing payroll deductions of up to 10% of their base compensation. The purchase price per share is the lesser of (i) 85%

                 TOTAL CONTROL PRODUCTS, INC. AND SUBSIDIARIES

                   (AMOUNTS RELATED TO THE NINE MONTHS ENDED

                        DECEMBER 31, 1995 ARE UNAUDITED)

8. STOCK OPTION PLANS (CONTINUED)
of the fair market value of a share of Common Stock on the date of the commencement of the applicable offering period, or (ii) 85% of the fair market value of a share of Common Stock on the date of the end of such period. No shares have been issued under this plan.

9. SHAREHOLDERS' AGREEMENT

    Total Control Products, Inc. and its shareholders are party to a shareholders' agreement whereby all of the Company's common shareholders have certain preemptive rights. Purchases of shares shall be on terms comparable to the terms of purchase for the remaining authorized shares. This agreement will terminate upon the closing of an initial public offering.

10. BENEFIT PLANS

    The Company has a 401(k) plan covering all employees of Total Control Products, Inc. Employees must complete one month of service to participate. Employee contributions are supplemented by Company contributions as defined in the plan agreement. Company contributions to the plan totaled approximately $19,000, $17,000 and $29,000 for fiscal 1994, 1995 and 1996, respectively; and
approximately $5,500 and $69,000 for the nine months ended December 31, 1995 and 1996, respectively. Additionally, the Company can make discretionary profit-sharing contributions. The Company did not make a discretionary profit-sharing contribution in fiscal 1994, 1995 or 1996; nor the nine months ended December 31, 1995 or 1996.

    The Canadian employees of the Company's subsidiary, Taylor, may contribute on a pre-tax basis to a benefit plan, which does not provide for employer sponsored contributions.

11. SIGNIFICANT VENDOR

    A significant portion of the Company's purchases are made from a related party, Digital Electronics. During fiscal 1994, 1995 and 1996, and the nine months ended December 31, 1995 and 1996, approximately 54%, 65%, 67%, 72% and 57%, respectively, of the Company's total raw material purchases were made from this vendor. The raw material component of cost of sales for fiscal 1994, 1995 and 1996 and the nine months ended December 31, 1995 and 1996 was approximately 85%, 89%, 89%, 91% and 84%, respectively.

12. IPO REGISTRATION

    In December 1996, the Company's Board of Directors authorized an amendment to the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock to 22,500,000.

    Additionally, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell Common Stock to the public.

13. RECLASSIFICATIONS

    Certain balances in the accompanying consolidated financial statements have been reclassified to conform to current year presentation.

                                AUDITORS' REPORT

To the Directors of
Taylor Industrial Software Inc.

    We have audited the consolidated balance sheets of Taylor Industrial Software Inc. as at March 31, 1995 and 1996 and the consolidated statements of operations and retained earnings and changes in financial position for each of the three years in the period ended March 31, 1996. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at March 31, 1995 and 1996 and the results of its operations and the changes in its financial position for each of the three years in the period ended March 31, 1996 in accordance with Canadian generally accepted accounting principles.

PRICE WATERHOUSE
Chartered Accountants
Edmonton, Canada

July 30, 1996, except for Notes 11 and 12 which are as of September 26, 1996

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                          CONSOLIDATED BALANCE SHEETS
              (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

                                                                                               MARCH 31,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
                                                                                       (RESTATED)     (RESTATED)
                                                      ASSETS
Current assets:
  Cash..............................................................................  $      20,469  $      68,867
  Accounts receivable (Note 6)......................................................      2,409,672      2,348,291
  Inventory.........................................................................        121,417        125,148
  Prepaid expenses..................................................................        187,332        224,713
  Refundable investment tax credits (Note 2)........................................        420,402        385,664
                                                                                      -------------  -------------
                                                                                          3,159,292      3,152,683
Capital assets (Note 3).............................................................      1,318,176        958,816
Prepaid royalties (Note 9)..........................................................        238,000        231,700
Deferred income taxes...............................................................             --         74,000
                                                                                      -------------  -------------
                                                                                      $   4,715,468  $   4,417,199
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                                   LIABILITIES
Current liabilities:
  Bank advances.....................................................................  $     116,563  $     203,093
  Operating bank loans (Note 4).....................................................             --        249,050
  Accounts payable and accrued liabilities..........................................        582,909        592,025
  Bonus payable.....................................................................        229,084        102,667
  Income taxes payable..............................................................         16,967          3,436
  Deferred revenue..................................................................      1,281,123      1,306,999
  Current portion of long-term debt.................................................         42,422        251,767
                                                                                      -------------  -------------
                                                                                          2,269,068      2,709,037
Long-term debt (Note 5).............................................................        879,802        628,035
Shareholder advances (Note 6).......................................................        313,195        313,195
Deferred income taxes...............................................................         74,000             --

                                               SHAREHOLDERS' EQUITY
Share capital (Note 10).............................................................            200            200
Retained earnings...................................................................      1,179,203        766,732
                                                                                      -------------  -------------
                                                                                          1,179,403        766,932
                                                                                      -------------  -------------
                                                                                      $   4,715,468  $   4,417,199
                                                                                      -------------  -------------
                                                                                      -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
              (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

                                                                                YEAR ENDED MARCH 31,
                                                                    ---------------------------------------------
                                                                        1994            1995            1996
                                                                    -------------  --------------  --------------
                                                                     (RESTATED)      (RESTATED)      (RESTATED)
Software licences and other revenue...............................  $   8,523,708  $   10,071,355  $   10,364,600
Cost of revenue...................................................        743,504         805,385         703,032
                                                                    -------------  --------------  --------------
Gross margin......................................................      7,780,204       9,265,970       9,661,568
Expenses:
  Selling and marketing...........................................      2,637,865       3,424,084       3,984,638
  General and administrative......................................      2,381,147       2,887,330       2,592,445
  Research and development (Note 7)...............................      2,568,258       3,077,857       3,404,856
                                                                    -------------  --------------  --------------
                                                                        7,587,270       9,389,271       9,981,939
                                                                    -------------  --------------  --------------
Income (loss) from operations.....................................        192,934        (123,301)       (320,371)
Other income (expenses):
  Interest income.................................................          8,823          30,881          31,856
  Interest expense................................................        (35,234)        (34,494)        (88,776)
  Gain (loss) on foreign exchange.................................        115,326         (11,941)       (132,034)
  Gain (loss) on sale of capital assets...........................             --           1,217         (12,906)
                                                                    -------------  --------------  --------------
                                                                           88,915         (14,337)       (201,860)
                                                                    -------------  --------------  --------------
Income (loss) before income taxes.................................        281,849        (137,638)       (522,231)
Provision for (recovery of) income taxes:
  Current.........................................................         51,851          32,190          38,240
  Deferred........................................................         51,000         (34,000)       (148,000)
                                                                    -------------  --------------  --------------
                                                                          102,851          (1,810)       (109,760)
                                                                    -------------  --------------  --------------
Net income (loss) for the year....................................        178,998        (135,828)       (412,471)
Retained earnings at beginning of year:
  As previously reported..........................................      1,568,499       1,597,448       1,479,956
  Decrease in revenue due to change in accounting policy, net of
    related income taxes (Note 12)................................       (224,454)       (282,417)       (300,753)
                                                                    -------------  --------------  --------------
  As restated.....................................................      1,344,045       1,315,031       1,179,203
Dividends (Note 10)...............................................       (208,012)             --              --
                                                                    -------------  --------------  --------------
Retained earnings at end of year..................................  $   1,315,031  $    1,179,203  $      766,732
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
              (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

                                                                                    YEAR ENDED MARCH 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
                                                                           (RESTATED)    (RESTATED)    (RESTATED)
Cash was provided by (used for) operations:
  Net income (loss) for the year........................................  $    178,998  $   (135,828) $   (412,471)
  Add (deduct) non-cash items:
    Amortization of capital assets......................................       476,239       599,595       651,527
    Loss (gain) on sale of capital assets...............................            --        (1,217)       12,906
    Deferred income taxes...............................................        51,000       (34,000)     (148,000)
                                                                          ------------  ------------  ------------
                                                                               706,237       428,550       103,962
      Net change in non-cash working capital items (Note 13)............      (353,644)      509,728       (43,649)
                                                                          ------------  ------------  ------------
Total from operations...................................................       352,593       938,278        60,313
Investing activities:
  Capital assets purchased..............................................      (646,202)     (656,444)     (312,073)
  Proceeds from sale of capital assets..................................            --         4,022         7,000
  Advance payment on future royalties (Note 9)..........................            --      (210,400)           --
                                                                          ------------  ------------  ------------
                                                                              (646,202)     (862,822)     (305,073)
Financing activities:
  Loan repayments, Norsoft Inc..........................................      (120,000)      (30,000)           --
  Loan proceeds -- Western Economic Diversification.....................       561,528        10,212            --
  Loan repayments -- Western Economic Diversification...................            --            --       (42,422)
  Shareholder advances..................................................        16,582        19,803            --
  Dividends (Note 10)...................................................      (208,012)           --            --
                                                                          ------------  ------------  ------------
                                                                               250,098            15       (42,422)
                                                                          ------------  ------------  ------------
Increase (decrease) in cash for the year................................       (43,511)       75,471      (287,182)
Cash at beginning of year...............................................      (128,054)     (171,565)      (96,094)
                                                                          ------------  ------------  ------------
Cash at end of year.....................................................  $   (171,565) $    (96,094) $   (383,276)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

     Cash is defined as cash net of bank advances and operating bank loans. The accompanying notes are an integral part of these consolidated financial statements.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
              (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION

    These financial statements have been prepared in Canadian dollars (the company's functional currency) and in accordance with the accounting principles generally accepted in Canada. These principles conform, in all material respects, with accounting principles generally accepted in the United States, except as disclosed in Note 13.

    The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary companies, Taylor Industrial Software (USA) Inc. and Taylor Industrial Software (UK) Limited. All significant intercompany transactions have been eliminated.

    (B) USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

    (C) REVENUE RECOGNITION

    The company develops, licences and maintains productivity-enhancing management and control software for manufacturing industries. Licence revenue also includes revenue from the sale of certain software manufactured by third parties. The company also provides training, consulting and post-contract customer support for its products.

    Licence revenue is recognized on shipment of the product. Revenues from training and consulting are recognized at the time the service is performed. Revenue from post-contract customer support is recognized ratably over the period of the post-contract arrangement.

    (D) RESEARCH AND DEVELOPMENT

    All research and development costs are expensed as incurred.

    (E) INVENTORY

    Inventory is recorded at the lower of average cost and net realizable value.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (F) CAPITAL ASSETS

    Capital assets are recorded at cost, net of investment tax credits, and are amortized over the estimated useful lives of the capital assets using the following rates and bases:

Office furniture and equipment         20% declining balance
Automotive equipment                   30% declining balance
Computer equipment                     33% straight-line
Computer software                      33% straight-line
Development equipment                  25% to 33% straight-line
Technology software                    25% straight-line
Leasehold improvements                 10% straight-line

    Development equipment consists primarily of industrial and computer equipment which is used in the software development process. Technology software consists primarily of licences for the use of third party software which has alternative uses.

    (G) INCOME TAXES

    The company records items for income tax purposes in amounts which differ from that reflected in the financial statements. The tax effect of these differences are reflected in the financial statements as deferred income taxes.

    (H) INVESTMENT TAX CREDITS

    The company is entitled to scientific research and experimental development ("SRED") investment tax credits granted by the Canadian federal government. SRED tax credits are received on qualified Canadian SRED expenditures (100% refundable) and capital purchases (40% refundable, 60% non-refundable). As a Canadian Controlled Private Corporation ("CCPC"), SRED tax credits are earned at the rate of 35% on the first $2 million of qualified expenditures and 20% on amounts in excess of $2 million. SRED tax credits reduce federal income taxes currently payable and, to the extent these credits exceed income taxes currently payable, may be received in cash from the federal government, subject to various limitations which reduce the refundable amount relating to capital SRED expenditures to 40%. The remaining 60% non-refundable portion of capital SRED expenditures can be carried forward and applied to reduce federal taxes payable in future years (NOTE 8).

    The entitlement to SRED tax credits will change if the company loses its CCPC status. CCPC status is lost when a company is public as defined in the Income Tax Act (Canada), or is controlled by non-Canadian residents or a public corporation. For federal tax purposes, non-CCPC corporations are entitled to SRED tax credits at a rate of 20% of qualified expenditures, with no refundable component available.

    As a result of the purchase of the company on September 26, 1996 by Total Control Products, Inc., a U.S. company (SEE NOTE 11), any subsequent SRED tax credits will be earned at a rate of 20% of qualified expenditures, with no refundable component available. This change in status has no effect on investment tax credits earned for fiscal periods prior to September 26, 1996.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SRED tax credits are accounted for as a reduction of the related expenditures. The refundable portion of SRED tax credits is recorded in the year in which they are earned. The non-refundable portion of SRED tax credits is recorded at such time as the company has reasonable assurance that the credits will be realized.

    (I) TRANSLATION OF FOREIGN CURRENCIES

    The company's foreign operations' financial statements are translated from the foreign entity currency using the method for integrated foreign operations; monetary items are translated at the rates prevailing at the balance sheet date and non-monetary items are translated at historic rates. Revenues and expenses are translated at weighted-average rates throughout the year except for amortization which is translated at the same rates as the related capital asset. Foreign exchange gains and losses are included in income.

2. REFUNDABLE SRED INVESTMENT TAX CREDITS

    The company has recorded anticipated refunds of federal SRED investment tax credits in the amount of $385,664 resulting from scientific research and experimental development activities. This amount consists of 1996 credits totaling $95,091, 1995 credits totaling $220,355 and the unpaid balance of 1994 credits totaling $70,218.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

3. CAPITAL ASSETS

                                                                          MARCH 31, 1995
                                                            -------------------------------------------
                                                                            ACCUMULATED     NET BOOK
                                                                COST       AMORTIZATION       VALUE
                                                            -------------  -------------  -------------
Office furniture and equipment............................  $     666,407   $   297,112   $     369,295
Automotive equipment......................................          7,000         1,050           5,950
Computer equipment........................................        834,002       628,625         205,377
Computer software.........................................        110,399        78,650          31,749
Development equipment.....................................      1,227,350     1,058,610         168,740
Technology software.......................................        930,222       495,959         434,263
Leasehold improvements....................................        248,929       146,127         102,802
                                                            -------------  -------------  -------------
                                                            $   4,024,309   $ 2,706,133   $   1,318,176
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------


                                                                          MARCH 31, 1996
                                                            -------------------------------------------
                                                                            ACCUMULATED     NET BOOK
                                                                COST       AMORTIZATION       VALUE
                                                            -------------  -------------  -------------
Office furniture and equipment............................  $     707,910   $   358,615   $     349,295
Automotive equipment......................................             --            --              --
Computer equipment........................................        986,350       805,905         180,445
Computer software.........................................        121,937        98,106          23,831
Development equipment.....................................      1,293,653     1,163,545         130,108
Technology software.......................................        930,222       728,515         201,707
Leasehold improvements....................................        248,929       175,499          73,430
                                                            -------------  -------------  -------------
                                                            $   4,289,001   $ 3,330,185   $     958,816
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

4. OPERATING BANK LOANS

    The company has two operating bank loans with a Canadian chartered bank.

    The Canadian dollar operating bank loan bears interest at bank prime rate plus 0.5% and can be drawn to a maximum amount of $750,000.

    The U.S. dollar operating bank loan bears interest at the bank's U.S. dollar base rate plus 0.5% and can be drawn to a maximum amount of U.S. $200,000.

    The operating loans are secured by a general assignment of book debts, a general security agreement, a postponement agreement in the amount of $200,000, and personal guarantees of the shareholders in the total amount of $330,000.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

5. LONG-TERM DEBT

                                                                                      MARCH 31,
                                                                              --------------------------
                                                                                 1995          1996
                                                                              -----------  -------------
Loan payable to Western Economic Diversification, repayable in four equal semi-annual instalments of $21,211, beginning April 30, 1995. Interest on unpaid instalments will be charged at 3% above the bank rate, starting 30
  days after any due date...................................................  $    84,844  $      42,422
Loan payable to Western Economic Diversification, repayable in 30 equal monthly instalments of $20,259, beginning April 1, 1996, and one instalment of $20,265 on October 1, 1999. 75% of any investment tax credits received subsequent to March 31, 1996, to a maximum of $209,345, are to be applied to the loan balance within 15 days of receipt. Interest at 3% above the bank rate, starting 30 days after due date, on unpaid
  amounts will be charged...................................................      837,380        837,380
                                                                              -----------  -------------
                                                                                  922,224        879,802
Less current portion........................................................       42,422        251,767
                                                                              -----------  -------------
                                                                              $   879,802  $     628,035
                                                                              -----------  -------------
                                                                              -----------  -------------

    Principal repayments are as follows:

1997.....................................................  $ 251,767
1998.....................................................    243,108
1999.....................................................    243,108
2000.....................................................    141,819

6. SHAREHOLDER ADVANCES

    Shareholder advances in the amount of $313,195 (1995 - $313,195) are unsecured, are due on demand after March 31, 1997, and bear interest at bank prime rate on March 31 of the preceding year. Interest in the amount of $30,537 (1995 - $36,414) was expensed during the year.

    Loans to a shareholder in the amount of $34,800 (1995 - $45,000), included in accounts receivable, are unsecured and have no fixed terms of repayment. An amount of $20,000 bears interest at bank prime rate plus 1%. Interest in the amount of $1,950 (1995 - $1,250) was earned during the year.

7. RESEARCH AND DEVELOPMENT COSTS

    Research and development costs expensed in the year are made up as follows:

                                                                              MARCH 31,
                                                             -------------------------------------------
                                                                 1994           1995           1996
                                                             -------------  -------------  -------------
Research and development expenditures......................  $   2,781,949  $   3,323,942  $   3,526,187
Less SRED investment tax credits...........................        213,691        246,085        121,331
                                                             -------------  -------------  -------------
                                                             $   2,568,258  $   3,077,857  $   3,404,856
                                                             -------------  -------------  -------------
                                                             -------------  -------------  -------------

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

8. NON-REFUNDABLE SRED INVESTMENT TAX CREDITS CARRIED FORWARD

    The company has non-refundable SRED investment tax credits carried forward amounting to $88,507 which can be used to reduce future federal Part I tax payable. The benefit of these investment tax credits has not been recorded in these financial statements. If not utilized, the SRED investment tax credits will expire as follows:

1999......................................................  $  21,529
2000......................................................     35,358
2001......................................................         --
2002......................................................     17,131
2003......................................................      7,504
2004......................................................      6,985
                                                            ---------
                                                            $  88,507
                                                            ---------
                                                            ---------

9. COMMITMENTS

    The company is obliged to make minimum payments for the use of its business offices and office equipment for various terms up to May 2000. The payments required during the next five fiscal years are as follows:

1997.....................................................  $ 259,216
1998.....................................................    248,169
1999.....................................................    222,423
2000.....................................................    112,735
2001.....................................................      8,336

    Rental expense on operating leases was $287,723 in 1994, $430,929 in 1995 and $447,163 in 1996.

    Under the terms of various agreements, the company is obliged to pay royalties on software sales at rates from 5% to 17%. The company has made certain advance payments in respect of future royalties. Prepaid royalties are amortized to earnings based on actual sales realized over the term of the applicable royalty agreement.

10. SHARE CAPITAL

                                                                                               MARCH 31,
                                                                                          --------------------
                                                                                            1995       1996
                                                                                          ---------  ---------
Authorized
  Unlimited number of Class "A" common voting shares....................................         --         --
  Unlimited number of "First Preferred" non-voting redeemable and retractable shares....         --         --

Issued
  100 Class "A" shares..................................................................  $     100  $     100
  154,800 "First Preferred" shares......................................................        100        100
                                                                                          ---------  ---------
                                                                                          $     200  $     200
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

10. SHARE CAPITAL (CONTINUED)
    The "First Preferred" shares are redeemable and retractable at $11.03 per share. The "First Preferred" shares are entitled to an annual cumulative dividend at the rate of 4/5 of the bank prime lending rate on April 1 of each year.

    Cumulative undeclared dividends in the amount of $218,624 (1995 - $85,400) have not been recorded. The dividends will be recorded when declared.

11. SUBSEQUENT EVENTS

    As at April 30, 1996, the company amended its issued and outstanding Class "A" common shares from 100 to 1,000,000.

    In addition, on April 30, 1996 the company established an employee share option plan whereby eligible employees are entitled to acquire common shares of the company under certain conditions and obligations specified within the plan at "market value". Market value is set by the Board in June of each year or at such other time as the Board deems appropriate. As at September 26, 1996, options to acquire 20,002 shares had been granted to certain employees.

    Effective September 26, 1996, the company repurchased all of the outstanding share options for an amount of $275,155. On this date, all of the issued and outstanding Class "A" common shares and "First Preferred" shares were purchased by Total Control Products, Inc., a U.S. company. Under the terms of the stock purchase agreement, the former shareholders of the company are entitled to receive certain contingent compensation pursuant to an earn-out formula. Under such formula, if the actual consolidated revenues of the company ("Net Revenues") between November 1, 1996 and September 30, 1997 exceed $8.0 million, the company will pay the former shareholders an aggregate amount equal to $1.0 million, and to the extent that Net Revenues during such period exceed $9.2 million, the company will pay to the former shareholders an aggregate amount, not to exceed $3.0 million, equal to 50% of such excess. In addition, for the period between November 1, 1997 and September 30, 1998, if Net Revenues exceed $8.0 million, the company will pay to the former shareholders an aggregate amount equal to $1.0 million and to the extent that Net Revenues during such period exceed $10.6 million, the Company will pay to the former shareholders an amount, not to exceed $3.0 million, equal to 50.0% of such excess.

    As a result of the purchase by Total Control Products, Inc., the company ceased to be a Canadian Controlled Private Corporation ("CCPC") on September 26, 1996. Because of this, from September 26, 1996 forward, the company's effective income tax rate will increase to 43.5% from 20%, investment tax credits on qualifying Canadian SRED expenditures will be reduced from 35% to 20% and there will be no refundable portion of investment tax credits. In addition, the repayment terms on the loans from Western Economic Diversification have been accelerated such that the loans will be repaid by March 31, 1997.

    In connection with the purchase of the company by Total Control Products, Inc., the company entered into a two-year consulting agreement with Digital Electronics Corporation whereby Digital Electronics Corporation has agreed to provide certain product development and marketing consulting services to the company in exchange for compensation of U.S. $200,000 per year. This agreement terminates in November 1998.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

12. CHANGE IN ACCOUNTING POLICY

    On September 26, 1996, the company retroactively changed its revenue recognition policy to recognize the customer support portion of new licence revenue ratably over the period of the post-contract arrangement. Previously, revenue was recognized on shipment of the licence and the costs associated with providing the post-contract customer support were accrued. Revenue was reduced by $95,728 in 1994, and $31,336 in 1995 and was increased by $13,532 in 1996 to reflect this change. This change in policy, net of related income taxes, had the effect of reducing opening retained earnings in 1994 by $224,454, decreasing net income in 1994 by $57,963 and in 1995 by $18,336, and increasing net income in 1996 by $8,148. The March 31, 1994, 1995 and 1996 opening retained earnings and the financial statements for each of these periods have been restated to reflect this change.

13. UNITED STATES ACCOUNTING PRINCIPLES

    The financial statements of the company have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). These principles conform, in all material respects, with accounting principles generally accepted in the United States ("U.S. GAAP"), except for the items discussed in the tables below. Under Canadian GAAP, the change in accounting policy referred to in note 12 was a change from one acceptable method of accounting for post-contract services to a more preferable method. The previous accounting method used for Canadian GAAP would not have been in accordance with U.S. GAAP. Financial statements for periods prior to the change prepared in accordance with U.S. GAAP would have required a restatement. As the financial statements prepared in accordance with Canadian GAAP were retroactively restated due to the change in accounting principles under Canadian GAAP, this difference would not have an effect on net income or shareholders' equity for the periods presented.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                               1994            1995            1996
                                                          --------------  --------------  --------------
Retained earnings at end of year reported under Canadian
 GAAP...................................................  $    1,315,031  $    1,179,203  $      766,732
Excess of redemption cost of redeemable retractable
 "First Preferred" shares over carrying value, recorded
 under U.S. GAAP(1).....................................      (1,707,900)     (1,707,900)     (1,707,900)
Cumulative undeclared dividends, recorded under U.S.
 GAAP(2)................................................              --         (85,400)       (218,624)
                                                          --------------  --------------  --------------
Deficit at end of year reported under U.S. GAAP.........  $     (392,869) $     (614,097) $   (1,159,792)
                                                          --------------  --------------  --------------
                                                          --------------  --------------  --------------

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

13. UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED)
                          CONSOLIDATED BALANCE SHEETS

                                                                                                 1996
                                                                    1995              ---------------------------
                                                        ----------------------------   CANADIAN
                                                        CANADIAN GAAP    U.S. GAAP       GAAP        U.S. GAAP
                                                        -------------  -------------  -----------  --------------
Dividends payable(2)..................................  $          --  $      85,400  $        --  $      218,624
Redeemable retractable "First Preferred" shares(1)....             --      1,708,000           --       1,708,000
Share capital(1)......................................            200            100          200             100
Retained earnings (deficit)(1,2)......................  $   1,179,203  $    (614,097) $   766,732  $   (1,159,792)
                                                        -------------  -------------  -----------  --------------
                                                        -------------  -------------  -----------  --------------

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                                                                                    YEAR ENDED MARCH 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Cash from operations reported under Canadian GAAP.......................  $    352,593  $    938,278  $     60,313
Advance payment on future royalties reclassified from investing
 activities(3)..........................................................            --      (210,400)           --
                                                                          ------------  ------------  ------------
Cash from operations under U.S. GAAP....................................       352,593       727,878        60,313
Cash from investing activities reported under Canadian GAAP.............      (646,202)     (862,822)     (305,073)
Advance payment on future royalties reclassified to operations(3).......            --       210,400            --
                                                                          ------------  ------------  ------------
Cash from investing activities under U.S. GAAP..........................      (646,202)     (652,422)     (305,073)
Cash from financing activities reported under Canadian GAAP.............       250,098            15       (42,422)
Increase (decrease) in operating bank loans and bank advances(4)........       193,511      (205,002)      335,580
                                                                          ------------  ------------  ------------
Cash from financing activities under U.S. GAAP..........................       443,609      (204,987)      293,158
                                                                          ------------  ------------  ------------
Increase (decrease) in cash for the year under U.S. GAAP................       150,000      (129,531)       48,398
Cash at beginning of year under U.S. GAAP...............................            --       150,000        20,469
                                                                          ------------  ------------  ------------
Cash at end of year under U.S. GAAP.....................................  $    150,000  $     20,469  $     68,867
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

--------------

(1) Under Canadian GAAP, the redeemable retractable "First Preferred" shares are included in shareholders' equity. Under U.S. GAAP, these shares are classified as mandatorily redeemable shares outside of shareholders' equity and are reported at full redemption amount. For years commencing on or after January 1, 1996, Canadian GAAP would require the Company to present these shares as liabilities measured at the redemption amount.

(2) Under Canadian GAAP, cumulative dividends on the redeemable retractable "First Preferred" shares are not recorded until declared. Under U.S. GAAP, cumulative dividends on mandatorily redeemable shares are accrued, even if not declared, when they are payable at a future date.

(3) Under Canadian GAAP, cash outflows related to non-current assets may be classified as investing activities. Under U.S. GAAP, cash outflows related to investing activities are limited to disbursements

                        TAYLOR INDUSTRIAL SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
        (STATED IN CANADIAN DOLLARS, UNLESS OTHERWISE NOTED) (CONTINUED)

13. UNITED STATES ACCOUNTING PRINCIPLES (CONTINUED) for loans, payments to acquire debt instruments or equity instruments of other enterprises, or payments to acquire capital assets. Cash outflows not meeting these criteria are classified as operating activities.

(4) Under Canadian GAAP, the statement of changes in financial position may be based on cash net of bank advances and operating bank loans. Under U.S. GAAP, the statement of cash flows is to be based on cash only, with increases and decreases in bank advances and operating bank loans being shown as financing activities.

    The net change in non-cash working capital items is made up as follows:

                                                                          YEAR ENDED MARCH 31,
                                                                ----------------------------------------
                                                                    1994          1995          1996
                                                                ------------  ------------  ------------
Decrease (increase) in:
  Accounts receivable.........................................  $   (628,399) $    128,104  $     61,381
  Inventory...................................................       (18,812)      (16,062)       (3,731)
  Prepaid expenses............................................       (30,607)        5,985       (37,381)
  Refundable investment tax credits...........................        17,063        17,222        34,738
  Prepaid royalties...........................................       255,745            --         6,300
Increase (decrease) in:
  Accounts payable and accrued liabilities....................       151,966        (3,382)        9,116
  Bonus payable...............................................       (31,136)       59,970      (126,417)
  Income taxes payable........................................         8,041        (2,653)      (13,531)
  Deferred revenue............................................       (77,505)      320,544        25,876
                                                                ------------  ------------  ------------
Net change in non-cash working capital items..................  $   (353,644) $    509,728  $    (43,649)
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

    Other information related to cash payments during the year follows:

                                                                          YEAR ENDED MARCH 31,
                                                                ----------------------------------------
                                                                    1994          1995          1996
                                                                ------------  ------------  ------------
Income taxes..................................................  $     18,954  $      9,114  $     25,531
Interest......................................................        18,626        14,689        55,239
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

                                  * * * * * *

                        TAYLOR INDUSTRIAL SOFTWARE INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (STATED IN CANADIAN DOLLARS)

                                                                                               SIX MONTHS
                                                                                          ENDED SEPTEMBER 26,
                                                                                      ----------------------------
                                                                                          1995           1996
                                                                                      -------------  -------------
                                                                                              (UNAUDITED)
Net sales...........................................................................  $   4,568,390  $   4,791,072
Cost of sales.......................................................................        383,007        427,522
                                                                                      -------------  -------------
Gross profit........................................................................      4,185,383      4,363,550
Research and development, selling, general, and adminstrative expenses..............      4,847,992      5,303,261
                                                                                      -------------  -------------
Income from operations..............................................................       (662,609)      (939,711)
Interest expense, net...............................................................        (17,971)       (39,517)
                                                                                      -------------  -------------
Net income (loss) before taxes......................................................       (680,580)      (979,228)
                                                                                      -------------  -------------
Provision for (recovery of) income taxes
  Current...........................................................................         19,000             --
  Deferred..........................................................................       (156,000)      (130,000)
                                                                                      -------------  -------------
                                                                                           (137,000)      (130,000)
                                                                                      -------------  -------------
Net loss for the period.............................................................  $    (543,580) $    (849,228)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The accompanying notes are an integral part of these condensed financial statements.

                        TAYLOR INDUSTRIAL SOFTWARE INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (STATED IN CANADIAN DOLLARS)

                                                                                                SIX MONTHS
                                                                                           ENDED SEPTEMBER 26,
                                                                                        --------------------------
                                                                                            1995          1996
                                                                                        ------------  ------------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss for the period.............................................................  $   (543,580) $   (849,227)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Deferred income taxes.............................................................      (156,000)     (130,000)
    Loss (gain) on sale of capital assets.............................................           500        (3,029)
    Depreciation and amortization.....................................................       318,079       277,246
    Change in non-cash working capital items:
      Accounts receivable.............................................................       773,628       655,990
      Inventories.....................................................................       (57,077)     (142,014)
      Prepaid expenses and other......................................................         8,039        (5,849)
      Accounts payable and accrued liabilities........................................      (546,320)      434,657
      Deferred revenue................................................................      (237,816)      (20,830)
                                                                                        ------------  ------------
        Net cash provided by (used in) operating activities...........................      (440,547)      216,944
                                                                                        ------------  ------------
Cash flows from investing activities:
  Purchase of capital assets..........................................................      (290,052)      (88,515)
  Proceeds from sale of capital assets................................................            --         3,029
                                                                                        ------------  ------------
        Net cash used in investing activities.........................................      (290,052)      (85,486)
                                                                                        ------------  ------------
Cash flows from financing activities:
  Repayment of long-term debt.........................................................       (21,211)     (109,210)
                                                                                        ------------  ------------
        Net cash used in financing activities.........................................       (21,211)     (109,210)
                                                                                        ------------  ------------
Net change in cash....................................................................      (751,810)       22,248
Cash, beginning of period.............................................................       (96,094)     (383,276)
                                                                                        ------------  ------------
Cash, end of period...................................................................  $   (847,904) $   (361,028)
                                                                                        ------------  ------------
                                                                                        ------------  ------------

     Cash is defined as cash net of bank advances and operating bank loans.

    The accompanying notes are an integral part of these condensed financial statements.

                        TAYLOR INDUSTRIAL SOFTWARE INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 26, 1996

                          (STATED IN CANADIAN DOLLARS)

NOTE 1. BASIS OF PRESENTATION

    As noted in the audited financial statements of Taylor Industrial Software Inc. ("Taylor") presented elsewhere in this Prospectus, the historical financial statements of Taylor, including the accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in Canada. These principles conform, in all material respects, with the accounting principles generally accepted in the United States, except for the items indicated in Note 13 of the audited financial statements of Taylor included elsewhere in this Prospectus and as indicated below:

                                                                                      SIX MONTHS
                                                                                 ENDED SEPTEMBER 26,
                                                                              --------------------------
                                                                                  1995          1996
                                                                              ------------  ------------
Cash used in financing activities reported under Canadian GAAP..............  $    (21,211) $   (109,210)
Increase (decrease) in operating bank loans and bank
  advances(1)...............................................................       553,912       (60,563)
                                                                              ------------  ------------
Cash provided by (used in) financing activities under U.S. GAAP.............       532,701      (169,773)
                                                                              ------------  ------------
Decrease in cash for the period under U.S. GAAP.............................      (197,898)      (38,315)
Cash at beginning of the period under U.S. GAAP.............................        20,469        68,867
                                                                              ------------  ------------
Cash at end of the period under U.S. GAAP...................................  $   (177,429) $     30,552
                                                                              ------------  ------------
                                                                              ------------  ------------

--------------

(1) Under Canadian GAAP, the statement of changes in financial position may be based on cash net of bank advances and operating bank loans. Under U.S. GAAP, the statement of cash flows is to be based on cash only, with increases and decreases in bank advances and operating loans being shown as financing activities.

    The functional currency of Taylor is the Canadian dollar. As such, these balances have not been translated into U.S. dollars.

    Additionally, the accompanying unaudited condensed statements have been prepared in accordance with generally accepted accounting practices for interim periods. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

INDEPENDENT AUDITORS' REPORT

Stockholders and Directors
Cincinnati Dynacomp, Inc.
Milford, Ohio

    We have audited the accompanying statements of operations and cash flows of Cincinnati Dynacomp, Inc. for the years ended March 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Cincinnati Dynacomp, Inc. for the years ended March 31, 1994 and 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio

August 28, 1995

                           CINCINNATI DYNACOMP, INC.

                            STATEMENTS OF OPERATIONS

                                                                                         YEAR ENDED MARCH 31,
                                                                                     -----------------------------
                                                                                         1994            1995
                                                                                     -------------  --------------
Net sales..........................................................................  $   9,732,883  $   10,553,408
Cost of sales......................................................................      7,640,097       8,364,526
                                                                                     -------------  --------------
Gross profit.......................................................................      2,092,786       2,188,882
Selling, general and administrative expenses.......................................      1,907,717       1,898,873
                                                                                     -------------  --------------
Income from operations.............................................................        185,069         290,009
Other income (expense):
    Interest expense...............................................................       (249,084)       (359,793)
    Other income, net..............................................................         59,631          76,416
                                                                                     -------------  --------------
Net income (loss) before income taxes..............................................         (4,384)          6,632
Provision for income taxes.........................................................             --              --
                                                                                     -------------  --------------
Net income (loss)..................................................................  $      (4,384) $        6,632
                                                                                     -------------  --------------
                                                                                     -------------  --------------

   The accompanying notes are an integral part of these financial statements.

                           CINCINNATI DYNACOMP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           YEAR ENDED MARCH 31,
                                                                                         ------------------------
                                                                                            1994         1995
                                                                                         -----------  -----------
Cash flows from operating activities:
Net income (loss)......................................................................  $    (4,384) $     6,632
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Depreciation and amortization......................................................      291,267      393,865
    Gain on sale of assets.............................................................       (2,097)        (287)
    Change in deferred income..........................................................      (43,447)          --
    Change in assets and liabilities, net of effects of merger (Note 1):
      Accounts receivable..............................................................       78,310      382,321
      Inventories......................................................................     (101,178)    (139,439)
      Prepaid expenses and other.......................................................       40,580       13,666
      Accounts payable.................................................................      (66,884)    (285,379)
      Accrued liabilities..............................................................     (237,829)     (86,472)
                                                                                         -----------  -----------
        Net cash provided by (used in) operating activities............................      (45,662)     284,907
                                                                                         -----------  -----------
Cash flows from investing activities:
    Additions to capitalized software, development costs, and other assets.............      (22,286)    (133,574)
    Purchase of property and equipment.................................................      (81,905)     (78,561)
    Proceeds from sale of assets.......................................................       11,845        3,050
                                                                                         -----------  -----------
        Net cash used in investing activities..........................................      (92,346)    (209,085)
                                                                                         -----------  -----------
Cash flows from financing activities:
    Net borrowings (payments) under line-of-credit agreements..........................       98,426     (423,657)
    Net borrowings from stockholders...................................................       19,808           --
    Proceeds from long-term debt.......................................................      150,000      500,835
    Payment on long-term debt..........................................................     (130,226)    (153,000)
                                                                                         -----------  -----------
        Net cash provided by (used in) financing activities............................      138,008      (75,822)
                                                                                         -----------  -----------
Net change in cash.....................................................................           --           --
Cash, beginning of year................................................................          300          300
                                                                                         -----------  -----------
Cash, end of year......................................................................  $       300  $       300
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Supplemental disclosure of cash flow information:
    Cash paid during the year for interest.............................................  $   263,300  $   351,200
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Supplemental noncash investing and financing information:
    Purchase of equipment by issuing notes payable.....................................  $    50,820  $    48,479
    Capital contribution through reduction of stockholder notes........................       62,707           --
    Purchase of the stock of Dynacomp by assuming net liabilities and issuing a $75,000
      note payable.....................................................................  $   270,463  $        --
                                                                                         -----------  -----------
                                                                                         -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                           CINCINNATI DYNACOMP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) GENERAL

    Cincinnati Dynacomp, Inc. (the "Corporation"), an Ohio corporation, develops, manufactures and markets industrial automation tools. Its products consist primarily of operator interfaces for programmable logic controllers.

    (B) PROPERTY AND EQUIPMENT

    Expenditures for repairs, maintenance and minor renewals are expensed as incurred. Property and equipment are reported at cost and depreciated primarily using the straight-line method over their estimated useful lives as follows:

Machinery and equipment..................................................    5 years
Furniture and fixtures...................................................    5 years
Exhibits and demonstrators...............................................  3-5 years
Computer equipment.......................................................  3-4 years

    Leasehold improvements are depreciated over the life of the underlying asset or the term of the lease, whichever is shorter.

    (C) CAPITALIZED SOFTWARE COSTS

    Software development costs incurred internally to create computer software products are charged to research and development expense until technological feasibility has been established for the product. Thereafter, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. Capitalized costs are amortized based on current and projected future revenue for each product with an annual minimum amount equal to straight-line amortization over three years. Amortization expense was $182,953 and $107,066 in 1994 and 1995, respectively.

    (D) DEVELOPMENT COSTS

    Development costs are capitalized costs relating to tailoring a product for a specific customer. These costs are amortized over the actual units sold based on the number of units expected to be sold.

    (E) GOODWILL

    The excess of the acquisition cost over the net assets of the Dynacomp merger discussed below is being amortized using the straight-line method over 15 years. Amortization expense related to goodwill was $3,656 and $21,221, for the years ended March 31, 1994 and 1995, respectively.

    (F) INCOME TAXES

    The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 109 effective April 1, 1993. Previously, the Corporation accounted for income taxes using the deferred method set forth in Accounting Principles Board Opinion No. 11. The cumulative effect resulting from the adoption of SFAS No. 109 was the recognition of a net deferred tax asset totaling $235,000 at April 1, 1993. However, because of recent losses and considering the amount of the taxable income which would be generated in future years, the Corporation provided a valuation allowance of $235,000 offsetting the effect of adopting SFAS No. 109 on the financial statements at April 1, 1993.

                           CINCINNATI DYNACOMP, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (G) REVENUE RECOGNITION

    Revenues are recognized when the product is shipped.

    (H) RESEARCH AND DEVELOPMENT EXPENSES

    Engineering research and development expenses related to present and future products are charged to expense as incurred. Total expenditures on research and development were $117,406 and $181,946 in 1994 and 1995, respectively, and are included in selling, general and administrative expenses.

    (I) PROFIT-SHARING PLAN

    The Corporation has a noncontributory profit-sharing plan covering substantially all employees. Contributions to the profit-sharing plan are made at the discretion of the Board of Directors. No contributions were declared in 1994 or 1995.

    (J) CONCENTRATION OF CREDIT RISK

    The Corporation designs and manufactures several lines of electronic equipment and related software products for a variety of industries which are located throughout the United States and overseas. The Corporation performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

    (K) MERGER

    Cincinnati Electrosystems, Inc. ("CEI") entered into a merger agreement with Logan Blake Industrial Corporation (d/b/a Dynacomp) that provided for Dynacomp to be merged into CEI which was renamed Cincinnati Dynacomp, Inc. The former stockholders of Dynacomp were to receive shares of the Corporation in the merger.

    The operations were merged effective November 1, 1993 and are included in the accompanying financial statement from that date. However, prior to the shares in the Corporation being issued, the CEI stockholders asserted that the financial condition of Dynacomp was not as represented prior to the merger and refused to issue shares to the Dynacomp stockholders without an adjustment. One of the Dynacomp stockholders agreed not to take any shares and, in August 1994, the other settled for a $75,000 payment and forgiveness of a $20,000 obligation to the Corporation in lieu of receiving shares of the Corporation. The accompanying financial statements reflect the effects of the August 1994 settlement.

    The merger has been accounted for as a purchase. Financial information necessary to disclose pro forma results of operations for the years ended March 31, 1993 and 1994 is not available.

2. NOTE PAYABLE AND LONG-TERM DEBT

    The Corporation's line-of-credit agreement contains various financial covenants including minimum net worth and working capital requirements, and current asset to current liability and total liability to net worth requirements and dividend payment restrictions. The Corporation obtained waivers dated August 22, 1995 from the lender for covenants with which it did not comply at March 31, 1995. The

                           CINCINNATI DYNACOMP, INC.

2. NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED) average interest rates during the years ended March 31, 1994 and 1995 were 9.0% and 11.5%, respectively.

    The Corporation also obtained waivers dated August 22, 1995 from the lender for long term debt covenants with which it did not comply at March 31, 1995. Aggregate maturities of long-term debt at March 31, 1995 are:

1996.....................................................................  $ 237,337
1997.....................................................................    638,261
1998.....................................................................     30,000
1999.....................................................................     15,000
                                                                           ---------
Total....................................................................  $ 920,598
                                                                           ---------
                                                                           ---------

3. LEASED PROPERTY

    The Corporation leases office and plant facilities under a lease which commenced February 15, 1993 with monthly installments of $4,417 from February 1993 through July 1993, $17,668 from August 1993 through March 1994, and $19,780 from April 1994 through July 2000. Lease expense is recorded based on the average monthly lease payment computed over the life of the lease.

    The Corporation also leases machinery and equipment under operating leases which expire at various dates through 1995. Total lease expense under all operating leases was $265,353 and $307,888 in 1994 and 1995, respectively.

    Future minimum lease payments under operating leases having initial or remaining noncancelable lease terms as of March 31, 1995 totaled $1,515,677 and are payable as follows: $321,016 in 1996, $307,116 in 1997, $289,460 in 1998,
$261,360 in 1999, $237,825 in 2000 and $98,900 thereafter.

4. COMMON STOCK

    The Corporation and its stockholders have entered into a stock purchase agreement which provides for the purchase, by the stockholders or the Corporation, of any shares of common stock which become available in the event any stockholder dies, or terminates his employment with the Corporation. The agreement requires the Corporation to purchase all shares owned by a stockholder who dies, and any shares not purchased by remaining stockholders in the event a stockholder terminates employment with the Corporation.

    If the Corporation redeems the shares, the purchase price is to be paid by a promissory note payable in annual installments bearing interest at the prime rate; the total of such payments cannot exceed 5% of stockholders' equity each year.

                           CINCINNATI DYNACOMP, INC.

5. INCOME TAXES

    The Corporation's income tax provision (benefit) at March 31, 1994 and 1995 consists of the following:

                                                                                     YEAR ENDED MARCH 31,
                                                                                     --------------------
                                                                                       1994       1995
                                                                                     ---------  ---------
Current............................................................................  $      --  $      --
Deferred...........................................................................         --      3,700
                                                                                     ---------  ---------
Total..............................................................................         --      3,700
Change in valuation allowance......................................................         --     (3,700)
                                                                                     ---------  ---------
Total..............................................................................  $      --  $      --
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The provision for income taxes differs from the amounts which would result by applying the applicable Federal income tax rate before income taxes for the fiscal years ended March 31, 1994 and 1995 as follows:

                                                                                    YEAR ENDED MARCH 31,
                                                                                    --------------------
                                                                                      1994       1995
                                                                                    ---------  ---------
Provision computed at Federal statutory rate......................................  $  (1,491) $   2,255
State income taxes, net of Federal tax benefit....................................       (217)       328
Other.............................................................................      1,708     (2,583)
                                                                                    ---------  ---------
Provision for income taxes........................................................  $      --  $      --
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    At March 31, 1995, the Corporation had net operating loss carryforwards totaling $463,000 which may be carried forward for 15 years to offset future taxable income. These carryovers will expire in fiscal years 2006 and 2008. In addition, the Corporation had tax credits totaling $98,400 which may be carried forward for 15 years to offset future tax liabilities, subject to certain restrictions contained in the Internal Revenue Code. Such carryforwards expire in fiscal years 2001 through 2009.

                                  * * * * * *

                            CINCINNATI DYNACOMP INC.

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

                                                                                                    TEN MONTHS
                                                                                                ENDED JANUARY 29,
                                                                                               --------------------
                                                                                                 1995       1996
                                                                                               ---------  ---------
                                                                                                   (UNAUDITED)
                                                                                                  (IN THOUSANDS)
Net sales....................................................................................  $   8,931  $   7,324
Cost of sales................................................................................      7,062      5,842
                                                                                               ---------  ---------
Gross profit.................................................................................      1,869      1,482
Selling, general, and administrative expenses................................................      1,629      1,439
                                                                                               ---------  ---------
Income from operations.......................................................................        240         43
Other income (expense):
  Interest expense...........................................................................       (295)      (312)
  Other income, net..........................................................................          4        (11)
                                                                                               ---------  ---------
Loss before income taxes.....................................................................        (51)      (280)
Income tax provision.........................................................................         --         --
                                                                                               ---------  ---------
Net loss.....................................................................................  $     (51) $    (280)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The accompanying notes are an integral part of these condensed financial statements.

                            CINCINNATI DYNACOMP INC.

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                     TEN MONTHS
                                                                                                 ENDED JANUARY 29,
                                                                                                --------------------
                                                                                                  1995       1996
                                                                                                ---------  ---------
                                                                                                    (UNAUDITED)

                                                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net loss....................................................................................  $     (51) $    (280)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.............................................................        248        262
    Change in assets and liabilities:
      Accounts receivable.....................................................................        417        609
      Inventory...............................................................................       (215)      (147)
      Prepaid expenses and other..............................................................         33        (11)
      Accounts payable........................................................................         88         21
      Accrued liabilities.....................................................................        (79)        22
                                                                                                ---------  ---------
        Net cash provided by operating activities.............................................        441        476
                                                                                                ---------  ---------

Cash flows from investing activities:
  Additions to capiltalized software, development costs, and other assets.....................       (115)      (143)
  Purchase of property and equipment..........................................................        (67)       (62)
                                                                                                ---------  ---------
        Net cash used in investing activities.................................................       (182)      (205)
                                                                                                ---------  ---------

Cash flows from financing activities:
  Net borrowings (payments) under line-of-credit agreements...................................       (149)       183
  Return of capital paid to shareholders......................................................         --        (30)
  Proceeds from long-term debt................................................................         25        150
  Payment on long-term debt...................................................................       (135)      (574)
                                                                                                ---------  ---------
        Net cash used in financing activities.................................................       (259)      (271)
                                                                                                ---------  ---------

Net change in cash............................................................................         --         --
Cash, beginning of period.....................................................................         --         --
                                                                                                ---------  ---------
Cash, end of period...........................................................................  $      --  $      --
                                                                                                ---------  ---------
                                                                                                ---------  ---------

    The accompanying notes are an integral part of these condensed financial statements.

                            CINCINNATI DYNACOMP INC.

               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The accompanying unaudited condensed statements have been prepared in accordance with generally accepted accounting practices for interim periods. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

    In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's consolidated results of operations and cash flows for all periods presented.

                        UNAUDITED PRO FORMA AS ADJUSTED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma As Adjusted Condensed Consolidated Statements of Operations are based on the historical Consolidated Financial Statements of Total Control Products, Inc. ("Total Control") included elsewhere in this Prospectus, adjusted to give effect to (i) the acquisition by Total Control of Cincinnati Dynacomp, Inc. ("Cincinnati") and the acquisition by Total Control of a controlling interest in Taylor Industrial Software Inc. ("Taylor") and (ii) the sale by Total Control of 1,650,000 shares of Common Stock in the offering to which this Prospectus relates and the application of the estimated net proceeds therefrom to repay certain indebtedness as set forth under "Use of Proceeds" and (a) the elimination upon the closing of the offering of certain redemption rights of Common Stock and (b) the automatic conversion of convertible debentures into shares of Common Stock upon completion of the offering. The Unaudited Pro Forma As Adjusted Condensed Consolidated Financial Statements assume these events occurred on April 1, 1995.

    The Unaudited Pro Forma As Adjusted Condensed Consolidated Statement of Operations for the year ended March 31, 1996 reflects the audited statement of operations of Total Control and Taylor for the year ended March 31, 1996, and the unaudited statement of operations of Cincinnati for the ten months ended January 29, 1996 (the date of its acquisition), on a historical basis. The Unaudited Pro Forma As Adjusted Condensed Consolidated Statement of Operations for the nine months ended December 31, 1996 reflects the unaudited income statement of Total Control for the nine months ended December 31, 1996, and the unaudited income statements of Taylor for the six months ended September 26, 1996 (the date of its acquisition), on a historical basis.

    The historical statements of operations of Taylor located elsewhere in this Prospectus were prepared in accordance with accounting principles generally accepted in Canada. These principles conform, in all material respects, with accounting principles generally accepted in the United States, except for those items disclosed in the notes to the financial statements of Taylor, none of which impacted the historical statements of operations.

    For the purpose of the preparation of the Unaudited Pro Forma As Adjusted Condensed Consolidated Statements of Operations only, the historical statements of operations for Taylor described above were translated from Canadian dollars (Taylor's functional currency) to U.S. dollars at the approximate average exchange rate for the respective periods.

    The pro forma financial information is a presentation of historical results with accounting and other adjustments. The pro forma financial information does not reflect the effects of any of the anticipated changes to be made by the Company in the operations from the historical operations.

    The pro forma statements presented are provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had the transactions been consummated on the date assumed and do not project the Company's results of operations for any future period.

    The Unaudited Pro Forma As Adjusted Condensed Consolidated Statements and accompanying notes should be read in conjunction with the financial statements and the financial information pertaining to Total Control, Cincinnati and Taylor included elsewhere in this Prospectus.

        UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT
                OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL
                                     -----------------------------------
                                                  CINCINNATI
                                                   (THROUGH
                                        TOTAL      JAN. 29,                 PRO FORMA      PRO FORMA       OFFERING
                                       CONTROL       1996)      TAYLOR     ADJUSTMENTS     COMBINED     ADJUSTMENTS(G)
                                     -----------  -----------  ---------  --------------  -----------  -----------------
Net sales..........................   $  25,743    $   7,324   $   7,615   $  (1,129)(a)  $   39,553   $        --
Cost of goods sold.................      15,370        5,842         517         (11     (a)     21,718          --
                                     -----------  -----------  ---------     -------      -----------      -------
Gross profit.......................      10,373        1,482       7,098      (1,118    )     17,835            --
Operating expenses:
  Sales and marketing..............       4,989          720       2,927        (543       ,b)      8,093          --
  Research and development.........       1,952           80       2,502        (289       ,b)      4,245          --
  General and administrative.......       1,601          639       1,904         296(a,b)      4,440            --
                                     -----------  -----------  ---------     -------      -----------      -------
Income (loss) from operations......       1,831           43        (235)       (582    )      1,057            --
Interest expense and other, net....        (169 )       (323 )      (147)        (56     (d)       (695 )         623
                                     -----------  -----------  ---------     -------      -----------      -------
Income (loss) before income taxes
  and minority interest............       1,662         (280 )      (382)       (638    )        362           623
Provision for (benefit from) income
  taxes............................         665           --         (80)       (288     (e)        297         251
                                     -----------  -----------  ---------     -------      -----------      -------
Income (loss) before minority
  interest.........................         997         (280 )      (302)       (350    )         65           372
Minority interest in (income) loss
  of subsidiary....................          --           --          --         260(f)          260           (15     )
                                     -----------  -----------  ---------     -------      -----------      -------
Net income (loss)..................         997         (280 )      (302)        (90    )        325           357
Accretion to redemption value of
  common stock.....................      (1,606 )         --          --          --          (1,606 )       1,606
                                     -----------  -----------  ---------     -------      -----------      -------
Net income (loss) available to
  common shareholders..............  $     (609 ) $     (280 ) $    (302) $      (90    ) $   (1,281 ) $     1,963
                                     -----------  -----------  ---------     -------      -----------      -------
                                     -----------  -----------  ---------     -------      -----------      -------
Net income (loss) per share
  available to shareholders........  $    (0.11 )                                         $    (0.23 )
                                     -----------                                          -----------
                                     -----------                                          -----------
Weighted average number of common
  shares outstanding...............       5,633                                                5,633         2,186(h)
                                     -----------                                          -----------      -------
                                     -----------                                          -----------      -------


                                       PRO FORMA
                                      AS ADJUSTED
                                     -------------
Net sales..........................  $    39,553
Cost of goods sold.................       21,718
                                     -------------
Gross profit.......................       17,835
Operating expenses:
  Sales and marketing..............        8,093
  Research and development.........        4,245
  General and administrative.......        4,440
                                     -------------
Income (loss) from operations......        1,057
Interest expense and other, net....          (72  )
                                     -------------
Income (loss) before income taxes
  and minority interest............          985
Provision for (benefit from) income
  taxes............................          548
                                     -------------
Income (loss) before minority
  interest.........................          437
Minority interest in (income) loss
  of subsidiary....................          245
                                     -------------
Net income (loss)..................          682
Accretion to redemption value of
  common stock.....................           --
                                     -------------
Net income (loss) available to
  common shareholders..............  $       682
                                     -------------
                                     -------------
Net income (loss) per share
  available to shareholders........  $      0.09
                                     -------------
                                     -------------
Weighted average number of common
  shares outstanding...............        7,819
                                     -------------
                                     -------------

           See accompanying notes to unaudited pro forma as adjusted condensed consolidated statement of operations.

        UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT
           OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              HISTORICAL
                                        ----------------------
                                                     TAYLOR
                                                    (THROUGH
                                          TOTAL     SEPT. 26,      PRO FORMA       PRO FORMA      OFFERING       PRO FORMA
                                         CONTROL      1996)       ADJUSTMENTS      COMBINED    ADJUSTMENTS(G)   AS ADJUSTED
                                        ---------  -----------  ----------------  -----------  ---------------  ------------
                                                                $
Net sales.............................  $  28,814   $   3,545         (508)(a)    $   31,851          $--       $    31,851
Cost of goods sold....................     15,199         317           (6       (a)     15,510         --           15,510
                                        ---------  -----------     -------        -----------  ---------------  ------------
Gross profit..........................     13,615       3,228         (502      )     16,341           --            16,341
Operating expenses:
  Sales and marketing.................      6,184       1,667         (435           ,c)      7,416         --        7,416
  Research and development............      2,591         893         (209           ,c)      3,275         --        3,275
  General and administrative..........      2,912       1,362           29(a,b,c)      4,303           --             4,303
  Charge for purchased research and
    development.......................      4,893          --       (4,893       (c)         --         --               --
                                        ---------  -----------     -------        -----------  ---------------  ------------
Income (loss) from operations.........     (2,965)       (694 )      5,006             1,347           --             1,347
Interest expense and other, net.......       (387)        (30 )         --(d)           (417 )        465                48
                                        ---------  -----------     -------        -----------  ---------------  ------------
Income (loss) before income taxes and
  minority interest...................     (3,352)       (724 )      5,006               930          465             1,395
Provision for (benefit from) income
  taxes...............................        599         (96 )          7(e)            510          186               696
                                        ---------  -----------     -------        -----------  ---------------  ------------
Income (loss) before minority
  interest............................     (3,951)       (628 )      4,999               420          279               699
Minority interest in (income) loss of
  subsidiary..........................      1,852          --       (1,656       (f)        196         (6     )         190
                                        ---------  -----------     -------        -----------  ---------------  ------------
Net income (loss) for the period......     (2,099)       (628 )      3,343               616          273               889
Accretion to redemption value of
  common stock........................     (9,061)         --           --            (9,061 )      9,061                --
                                        ---------  -----------     -------        -----------  ---------------  ------------
Net income (loss) available to common
  shareholders........................  $ (11,160) $     (628 ) $    3,343        $   (8,445 )     $9,334       $       889
                                        ---------  -----------     -------        -----------  ---------------  ------------
                                        ---------  -----------     -------        -----------  ---------------  ------------
Net income (loss) per share available
  to shareholders.....................  $   (1.97)                                $    (1.49 )                  $      0.11
                                        ---------                                 -----------                   ------------
                                        ---------                                 -----------                   ------------
Weighted average number of common
  shares outstanding..................      5,679                                      5,679        2,118(h)          7,797
                                        ---------                                 -----------  ---------------  ------------
                                        ---------                                 -----------  ---------------  ------------

           See accompanying notes to unaudited pro forma as adjusted condensed consolidated statement of operations.

                                    NOTES TO
                        UNAUDITED PRO FORMA AS ADJUSTED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following notes identify the pro forma adjustments made to the historical amounts in the pro forma unaudited condensed consolidated financial statements:

        (a) Represents the elimination of the revenues and related expenses of Taylor's labor scheduling software product line, which is currently being held for sale by the Company, including operating expenses of $973,000 and $608,000 for the year ended March 31, 1996 and the nine months ended December 31, 1996, respectively.

        (b) Represents an increase in depreciation and amortization expense based on the useful lives assigned in connection with the acquisition for
    (i) the net decrease in depreciation expense of $14,000 related to the net decrease in the depreciable basis of certain assets for the year ended March 31, 1996 and an increase in depreciation expense of $16,000 for the increase in the depreciable basis of certain assets for the nine months ended December 31, 1996, and (ii) an increase in amortization expense for the year ended March 31, 1996 and the nine months ended December 31, 1996 of approximately $451,000 and $179,000, respectively, related to the amortization of goodwill related to the acquisitions of Cincinnati and Taylor. These pro forma adjustments do not give effect to the impact on goodwill amortization, if any, related to any future contingent earnout payments for these acquisitions as none has been earned to date.

        (c) Represents (i) the elimination of the non-recurring charge for purchased research and development of $4,893,000 recorded by the Company in the Total Control statement of operations for the nine months ended December 31, 1996, which was directly attributable to the Taylor acquisition and (ii) a decrease in operating expenses to eliminate $202,000 of compensation expense related to the purchase by Taylor of outstanding employee stock option arrangements, which is included in the results of Taylor for the six months ended September 26, 1996 results of Taylor, in connection with the terms of the acquisition of Taylor. Except for $193,000, these non-recurring items were recorded on the Taylor subsidiary financial statements, and accordingly, 39% of this amount has been included in the pro forma adjustment made to minority interest described in Note (f) below.

        (d) Represents an increase in interest expense associated with the debt incurred to finance the acquisition of Cincinnati for the year ended March 31, 1996. Additionally, interest expense on debt incurred in connection with the acquisition of Taylor for the year ended March 31, 1996 and the nine months ended December 31, 1996 of approximately $700,000 and $350,000, respectively, was offset by a corresponding adjustment in the same amount to reflect the anticipated repayment of the acquisition debt with the proceeds anticipated to be received from the sale of Taylor's labor scheduling software product line.

        (e) Represents the income tax effects of the pro forma adjustments at an assumed effective income tax rate of 40% for the pro forma adjustments, except for pro forma adjustments related to Taylor, for which an effective rate of 43% was assumed. The amortization expense and compensation expense described above in Note (b) (ii) and Note (c) (ii) were not tax effected. Additionally, the tax benefit of $112,000 for the loss incurred by Cincinnati for the ten months ended January 29, 1996 was recorded. Finally, adjustments of $93,000 and $110,000 were recorded to increase the tax benefit recorded in the Taylor statements of operations for the year ended March 31, 1996 and the nine months ended December 31, 1996, respectively, as a result of the change in tax rate from 20% to 43% applied to the taxable income of Taylor due to the change in ownership.

                                    NOTES TO
                        UNAUDITED PRO FORMA AS ADJUSTED
            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (f) Represents the minority interest of 39% in the pro forma loss of Taylor Industrial Software Inc.

        (g) Represents the impact of the offering. Interest expense is decreased as a result of applying the net proceeds of the offering to repay certain indebtedness as described under "Use of Proceeds." Provision for income taxes is increased for the decrease in interest expense using the effective tax rates as described in Note (e). Minority interest is increased by the 39% share of the decrease in the pro forma loss of Taylor resulting from these adjustments. In addition, accretion to redemption value of common stock is eliminated to reflect the automatic termination of the redemption rights upon the closing of the offering.

        (h) Represents the increase in weighted average shares outstanding for
    (i) the issuance of 1,650,000 shares of common stock to be sold by the Company in the offering contemplated by this Prospectus, (ii) the issuance of 407,239 shares and 339,366 shares of Common Stock issuable for the year ended March 31, 1996 and the nine months ended December 31, 1996, respectively, upon the automatic conversion of convertible debentures upon the closing of the offering and, in the case of the year ended March 31, 1996, the conversion of a portion of the debenture in June 1996 and (iii) the dilutive effect of outstanding common stock options of 129,273 shares calculated using the treasury stock method.

[Graphic omitted: Company logo and depiction of world map illustrating locations of sales offices maintained by the Company's distributors under the caption "Global Sales and Support Offices" and over the caption "The Company's products are sold in more than twenty five countries, primarily through an international network of independent distributors having approximately two hundred sales locations."]

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         13
Dividend Policy................................         13
Capitalization.................................         14
Dilution.......................................         15
Selected Consolidated Financial Data...........         16
Management's Discussion and Analysis Of
  Financial Condition and Results of
  Operations...................................         19
Business.......................................         28
Management.....................................         37
Recent Acquisitions............................         43
Certain Transactions...........................         45
Principal and Selling Shareholders.............         47
Description of Capital Stock...................         49
Shares Eligible for Future Sale................         53
Underwriting...................................         55
Legal Matters..................................         56
Experts........................................         56
Additional Information.........................         56
Index to Financial Statements..................        F-1

                             ---------------------

    UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               -----------------

                                   PROSPECTUS
                               -----------------

                          Adams, Harkness & Hill, Inc.

                           A.G. Edwards & Sons, Inc.

                                           , 1997

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the Nasdaq National Market filing fee and the NASD filing fee.


                                TO BE PAID BY
                                THE REGISTRANT
------------------------------------------------------------------------------
SEC registration fee..........................................................   $      9,583
NASD filing fee...............................................................          3,663
Nasdaq National Market........................................................         35,561
Blue Sky fees and expenses....................................................         10,000
Printing and engraving expenses...............................................        100,000
Legal fees and expenses.......................................................        250,000
Accounting fees and expenses..................................................        275,000
Transfer agent and registrar fees.............................................          5,000
Miscellaneous.................................................................         11,193
                                                                                --------------
Total.........................................................................   $    700,000
                                                                                --------------
                                                                                --------------



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Company has adopted provisions in its Articles of Incorporation that, to the fullest extent provided under Illinois law, limit the liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties as directors or officers. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, nor does it limit liability for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a transaction from which a director derives an improper personal benefit or (iv) an unlawful distribution to the Company's shareholders. The Company's By-laws provide that the Company shall indemnify its directors to the fullest extent permitted by Illinois law, including circumstances in which indemnification is otherwise discretionary to the Company under Illinois law, and permit the Company in its discretion to similarly indemnify its officers, employees and agents.

    The form of Underwriting Agreement filed as Exhibit 1.1 provides for the indemnification of the Company, its controlling persons, its directors and its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since April 1, 1993, the Company has issued and sold the following unregistered securities (as adjusted for the three-for-one stock split):

    1. On December 16, 1993, the Company entered into an Agreement for the Purchase and Sale of Stock with A.B. Siemer pursuant to which Mr. Siemer purchased 1,204,653 shares of Common Stock for a total consideration of $1.0 million.

    2. On December 16, 1993, the Company exercised its option to redeem the 40,000 shares of outstanding Preferred Stock owned by Mr. Julius J. Sparacino. Mr. Sparacino received 495,621 shares of Common Stock in exchange for the 40,000 shares of Preferred Stock.

    3. On July 22, 1994, the Company entered into an Agreement for the Purchase and Sale of Stock with Moritani America, Inc., pursuant to which Moritani America, Inc. purchased 125,001 shares of Common Stock for total consideration of $125,000.

    4. On July 22, 1994, the Company entered into an Agreement for the Purchase and Sale of Stock with Digital Electronics Corporation, pursuant to which Digital Electronics Corporation purchased 125,001 shares of Common Stock for total consideration of $125,000.


    5. On January 29, 1996, Tara Products, Inc., a wholly owned subsidiary of the Company, entered into a merger agreement with Cincinnati, pursuant to which John Sheridan was issued 150,003 shares of Common Stock.


    6. On June 24, 1996, F. Quinn Stepan converted $50,000 of that certain 6% Convertible Subordinated Debenture for 67,872 shares of Common Stock at a price of $0.74 per share.

    7. On September 19, 1996, the Company caused Taylor to issue 767,112 Class C Exchangeable Shares which are convertible into 767,112 shares of Common Stock.

    8. On December 30, 1996, Dennis Marrano exercised an incentive stock option to purchase 29,148 shares of Common Stock at a price of $1.00 per share.

    There were no underwriters employed in connection with any of the transactions set forth in Item 15.

    The Company has issued stock options to purchase an aggregate of 325,122 shares of its Common Stock to Company officers, employees and directors pursuant to the 1993 Stock Plan.

    The issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


EXHIBIT
  NO.   DESCRIPTION
------- -------------------------------------------------------------------------
 *1.1   Form of Underwriting Agreement

 *3.1   Restated and Amended Articles of Incorporation of the Registrant

  3.2   Revised and Restated By-laws of the Registrant

 *4.1   Articles of Incorporation and By-laws of the Company (included in
          Exhibits 3.1 and 3.2)

 *4.2   Form of Stock Certificate

  5.1   Opinion of D'Ancona & Pflaum

 10.1   1996 Employee Stock Option Plan, as amended

*10.2   1996 Non-Employee Director Stock Option Plan

EXHIBIT
  NO.   DESCRIPTION
------- -------------------------------------------------------------------------
 10.3   1996 Employee Discount Stock Purchase Plan, as amended

*10.4   1993 Employee Stock Option Plan, as amended

*10.5   Employment Agreement by and between the Company and Nicholas Gihl

*10.6   Employment Agreement by and between the Company and Neil R. Taylor

*10.7   Employment Agreement by and between the Company and Frank Wood

*10.8   Employment Agreement by and between the Company and Peter Nicholson

*10.9   Employment Agreement by and between the Company and Dennis Marrano

*10.10  Employment Agreement by and between Tara Products, Inc. and John
          Sheridan, as amended

*10.11  Loan and Security Agreement by and between the Company and American
          National Bank

*10.12  Promissory Note between American National Bank and Trust Company of
          Chicago and Taylor Industrial Software Inc.

*10.13  Basic Agreement by and between the Company and Digital Electronics
          Corporation

*10.14  Development Agreement by and between the Company and Digital Electronics
          Corporation

*10.15  Consulting Agreement by and between Taylor Industrial Software Inc. and
          Digital Electronics Corporation

*10.16 Stock Purchase Agreement by and among the Company and the stockholders of Taylor Industrial Software Inc.

*10.17  Exchange Agreement by and among the Company, Taylor Industrial Software
          Inc., Neil R. Taylor, Dennis Radage and Merle Taylor, as amended

*10.18  Support Agreement by and between the Company and Taylor Industrial
          Software Inc.

*10.19  $2,000,000 Promissory Note of the Company payable to A.B. Siemer

*10.20  Merger Agreement by and among Tara Products, Inc., the Company,
          Cincinnati Dynacomp, Inc. and each of the stockholders of Cincinnati
          Dynacomp, Inc.

*10.21  Registration Rights Agreement by and between the Company and A.B. Siemer.

*10.22  Registration Rights Agreement by and among the Company, Neil R. Taylor,
          Dennis Radage and Merle Taylor.

*10.23  Registration Rights Agreement by and between the Company and John
          Sheridan

*10.24  $200,000 Promissory Note of the Company payable to Julius J. Sparacino

*10.25  $111,486.36 Promissory Note of Nicholas Gihl payable to the Company

*10.26  $35,767.25 Promissory Note of Nicholas Gihl payable to the Company

*10.27  Lease Agreement, by and between First National Bank of La Grange, as
          Trustee u/t/a #3081 and the Company, as extended

*10.28  Agreement by and between the Company and Digital Electronics Corporation

*11.1   Statement regarding computation of per share earnings

*21.1   Subsidiaries of the Registrant

 23.1   Consent of Arthur Andersen LLP

EXHIBIT
  NO.   DESCRIPTION
------- -------------------------------------------------------------------------
 23.2   Consent of Deloitte & Touche LLP

 23.3   Consent of Price Waterhouse, Chartered Accountants

 23.4   Consent of D'Ancona & Pflaum (included in Exhibit 5.1)

*23.5   Consent of Edward Hurd

*23.6   Consent of Donald Kramer

*24.1   Powers of Attorney


--------------


*   Previously filed.


    All schedules are omitted since the required information is not present, or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see response to Item 14 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Chicago and the State of Illinois on the 21st day of February, 1997.


                                TOTAL CONTROL PRODUCTS, INC.
                                AN ILLINOIS CORPORATION

                                By:             /s/ NICHOLAS T. GIHL
                                     -----------------------------------------
                                                  Nicholas T. Gihl
                                                     President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman, President, Chief
     /s/ NICHOLAS T. GIHL         Executive Officer and
------------------------------    Director (principal        February 21, 1997
       Nicholas T. Gihl           executive officer)

                                Senior Vice President and
     /s/ PETER NICHOLSON          Chief Financial Officer
------------------------------    (principal financial and   February 21, 1997
       Peter Nicholson            accounting officer)

              *
------------------------------  Director                     February 21, 1997
         Neil Taylor

              *
------------------------------  Chairman Emeritus and        February 21, 1997
     Julius J. Sparacino          Director

              *
------------------------------  Director                     February 21, 1997
         A.B. Siemer



*By:                  /s/ PETER NICHOLSON
           ----------------------------------------
                        Peter Nicholson
                      As Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.   DESCRIPTION
------- -------------------------------------------------------------------------
 *1.1   Form of Underwriting Agreement

 *3.1   Restated and Amended Articles of Incorporation of the Registrant

  3.2   Revised and Restated By-laws of the Registrant

 *4.1   Articles of Incorporation and By-laws of the Company (included in
          Exhibits 3.1 and 3.2)

 *4.2   Form of Stock Certificate

  5.1   Opinion of D'Ancona & Pflaum

 10.1   1996 Employee Stock Option Plan, as amended

*10.2   1996 Non-Employee Director Stock Option Plan

 10.3   1996 Employee Discount Stock Purchase Plan, as amended

*10.4   1993 Employee Stock Option Plan, as amended

*10.5   Employment Agreement by and between the Company and Nicholas Gihl

*10.6   Employment Agreement by and between the Company and Neil R. Taylor

*10.7   Employment Agreement by and between the Company and Frank Wood

*10.8   Employment Agreement by and between the Company and Peter Nicholson

*10.9   Employment Agreement by and between the Company and Dennis Marrano

*10.10  Employment Agreement by and between Tara Products, Inc. and John
          Sheridan, as amended

*10.11  Loan and Security Agreement by and between the Company and American
          National Bank

*10.12  Promissory Note between American National Bank and Trust Company of
          Chicago and Taylor Industrial Software Inc.

*10.13  Basic Agreement by and between the Company and Digital Electronics
          Corporation

*10.14  Development Agreement by and between the Company and Digital Electronics
          Corporation

*10.15  Consulting Agreement by and between Taylor Industrial Software Inc. and
          Digital Electronics Corporation

*10.16 Stock Purchase Agreement by and among the Company and the stockholders of Taylor Industrial Software Inc.

*10.17  Exchange Agreement by and among the Company, Taylor Industrial Software
          Inc., Neil R. Taylor, Dennis Radage and Merle Taylor, as amended

*10.18  Support Agreement by and between the Company and Taylor Industrial
          Software Inc.

*10.19  $2,000,000 Promissory Note of the Company payable to A.B. Siemer

*10.20  Merger Agreement by and among Tara Products, Inc., the Company,
          Cincinnati Dynacomp, Inc. and each of the stockholders of Cincinnati
          Dynacomp, Inc.

*10.21  Registration Rights Agreement by and between the Company and A.B. Siemer.

*10.22  Registration Rights Agreement by and among the Company, Neil R. Taylor,
          Dennis Radage and Merle Taylor.

*10.23  Registration Rights Agreement by and between the Company and John
          Sheridan

*10.24  $200,000 Promissory Note of the Company payable to Julius J. Sparacino

EXHIBIT
  NO.   DESCRIPTION
------- -------------------------------------------------------------------------
*10.25  $111,486.36 Promissory Note of Nicholas Gihl payable to the Company

*10.26  $35,767.25 Promissory Note of Nicholas Gihl payable to the Company

*10.27  Lease Agreement, by and between First National Bank of La Grange, as
          Trustee u/t/a #3081 and the Company, as extended

*10.28  Agreement by and between the Company and Digital Electronics Corporation

*11.1   Statement regarding computation of per share earnings

*21.1   Subsidiaries of the Registrant

 23.1   Consent of Arthur Andersen LLP

 23.2   Consent of Deloitte & Touche LLP

 23.3   Consent of Price Waterhouse, Chartered Accountants

 23.4   Consent of D'Ancona & Pflaum (included in Exhibit 5.1)

*23.5   Consent of Edward Hurd

*23.6   Consent of Donald Kramer

*24.1   Powers of Attorney


--------------


*   Previously filed.